MANAGEMENT'S DISCUSSION AND ANALYSIS

This Management's Discussion and Analysis (MD&A) dated October 27, 2021 is provided to enable readers to assess the results of operations, liquidity, and capital resources of AltaGas Ltd. ("AltaGas", the "Company" or the "Corporation") as at and for the three and nine months ended September 30, 2021. This MD&A should be read in conjunction with the accompanying unaudited condensed interim Consolidated Financial Statements and notes thereto of AltaGas as at and for the three and nine months ended September 30, 2021 and the audited Consolidated Financial Statements and MD&A as at and for the year ended December 31, 2020.

The Consolidated Financial Statements and comparative information have been prepared in accordance with United States (U.S.) generally accepted accounting principles (U.S. GAAP) and in Canadian dollars, unless otherwise indicated. Throughout this MD&A, references to GAAP refer to U.S. GAAP and dollars refer to Canadian dollars, unless otherwise indicated.

Abbreviations, acronyms, and capitalized terms used in this MD&A without express definition shall have the same meanings given to those terms in the MD&A as at and for the year ended December 31, 2020 or the Annual Information Form for the year ended December 31, 2020.

This MD&A contains forward-looking information (forward-looking statements). Words such as “expect”, “anticipate”, “will”, “continues”, “estimate”, “growth”, “plans”, "may" and similar expressions suggesting future events or future performance, as they relate to the Corporation or any affiliate of the Corporation, are intended to identify forward-looking statements. In particular, this MD&A contains forward-looking statements with respect to, among other things, business objectives, expected growth, results of operations, performance, business projects and opportunities, and financial results. Specifically, such forward-looking statements included in this document include, but are not limited to, statements with respect to the following: expected spending and first year energy savings goal under the SEMCO EWR Plan; expected annual consolidated normalized EBITDA of approximately $1.475 to $1.525 billion and expected 2021 normalized earnings per share of approximately $1.65 to $1.80 per share, expectation that Utilities will contribute 52 percent of 2021 normalized EBITDA; growth levels and drivers expected in the Utilities and Midstream segments; expectation for normalized EBITDA to be lower in the Corporate/Other segment in 2021; expectation that growth will offset lost EBITDA from a full year impact of asset sales completed in 2020 and impact of WGL's commodity business in 2021; expectation that impact of COVID-19 will be less pronounced than in 2020; estimate that an average of approximately 9,800 Bbls/d of natural gas liquids (NGL) will be exposed to frac spreads prior to hedging activities; expectation for an active hedging program in 2021; plan to underpin a growing portion of annual capacity at RIPET by tolling arrangements over the next several years; estimated impact of changes in commodity prices, exchange rates, and weather on normalized annual EBITDA; expected net capital expenditures of $850 million in 2021; anticipated segment allocation of capital expenditures in 2021; expectation that growth capital will be funded through internally-generated cash flow and normal course borrowings on existing committed credit facilities; expected cost, completion, and in-service dates for growth capital projects; anticipated timing of applications, hearings, and decisions of rate cases before Utilities regulators; status and impact of COVID-19 regulatory orders in the Utilities segment; potential risks and impacts associated with the COVID-19 pandemic; payment of dividends; future changes in accounting policies and adoption of new accounting standards.

These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events, and achievements to differ materially from those expressed or implied by such statements. Such statements reflect AltaGas’ current expectations, estimates, and projections based on certain material factors and assumptions at the time the statement was made. Material assumptions include: anticipated timing of asset sale closings, effective tax rates, the U.S./Canadian dollar exchange rate, the impact of the COVID-19 pandemic, financing initiatives, propane price differentials, degree day variance from normal, pension discount rate, the performance of the businesses underlying each sector, impacts of the hedging program, commodity prices, weather, frac spread, access to capital, timing and receipt of regulatory approvals, planned and

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unplanned plant outages, timing of in-service dates of new projects and acquisition and divestiture activities, operational expenses, returns on investments, and dividend levels.

AltaGas’ forward-looking statements are subject to certain risks and uncertainties which could cause results or events to differ from current expectations, including, without limitation: risk related to COVID -19; health and safety risks; risks related to the integration of Petrogas; operating risks; regulatory risks; cyber security, information, and control systems; litigation risk; climate-related risks, including carbon pricing; changes in law; political uncertainty and civil unrest; infrastructure risks; service interruptions; decommissioning, abandonment and reclamation costs; reputation risk; weather data; Indigenous land and rights claims; crown duty to consult with Indigenous peoples; capital market and liquidity risks; general economic conditions; internal credit risk; foreign exchange risk; debt financing, refinancing, and debt service risk; interest rates; technical systems and processes incidents; dependence on certain partners; growth strategy risk; construction and development; transportation of petroleum products; impact of competition in AltaGas' businesses; counterparty credit risk; market risk; composition risk; collateral; rep agreements; delays in U.S. Federal Government budget appropriations; market value of common shares and other securities; variability of dividends; potential sales of additional shares; volume throughput; natural gas supply risk; risk management costs and limitations; underinsured and uninsured losses; commitments associated with regulatory approvals for the acquisition of WGL; securities class action suits and derivative suits; electricity and resource adequacy prices; cost of providing retirement plan benefits; labor relations; key personnel; failure of service providers; compliance with Section 404(a) of Sarbanes-Oxley Act; and the other factors discussed under the heading "Risk Factors" in the Corporation’s Annual Information Form for the year ended December 31, 2020 and set out in AltaGas’ other continuous disclosure documents.

Many factors could cause AltaGas' or any particular business segment's actual results, performance, or achievements to vary from those described in this MD&A, including, without limitation, those listed above and the assumptions upon which they are based proving incorrect. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may vary materially from those described in this MD&A as intended, planned, anticipated, believed, sought, proposed, estimated, forecasted, expected, projected, or targeted, and such forward-looking statements included in this MD&A should not be unduly relied upon. The impact of any one assumption, risk, uncertainty, or other factor on a particular forward-looking statement cannot be determined with certainty because they are interdependent and AltaGas’ future decisions and actions will depend on Management’s (Management) assessment of all information at the relevant time. Such statements speak only as of the date of this MD&A. AltaGas does not intend, and does not assume any obligation, to update these forward-looking statements except as required by law. The forward-looking statements contained in this MD&A are expressly qualified by these cautionary statements.

Financial outlook information contained in this MD&A about prospective financial performance, financial position, or cash flows is based on assumptions about future events, including economic conditions and proposed courses of action, based on AltaGas Management's assessment of the relevant information currently available. Readers are cautioned that such financial outlook information contained in this MD&A should not be used for purposes other than for which it is disclosed herein.

Additional information relating to AltaGas, including its quarterly and annual MD&A and Consolidated Financial Statements, Annual Information Form, and press releases are available through AltaGas' website at www.altagas.ca or through SEDAR at www.sedar.com.

AltaGas Business Overview and Organization

AltaGas is a leading North American energy infrastructure company that connects natural gas and natural gas liquids (NGLs) to domestic and global markets. The Company operates a diversified, lower-risk, high-growth Utilities and Midstream business that is focused on delivering resilient and durable value for its stakeholders.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 2

Within the Company’s Utilities segment, AltaGas owns and operates rate regulated Utilities assets that provide natural gas to 1.7 million end-users across five U.S. jurisdictions (Virginia, Maryland, Michigan, the District of Columbia, and Alaska). The principal focus of the segment is to provide its customers with safe, reliable, and affordable energy to heat and power their homes and places of work in order to carry out everyday life. The segment provides AltaGas with stable earnings and cash flow with approximately 70 percent of the Company’s Utilities customers being residential and the balance being commercial and industrial users.

Within AltaGas’ Midstream segment, the Company owns and operates a number of large energy infrastructure assets that are principally focused on: 1) gathering, processing, and fractionating raw natural gas production into pipeline quality natural gas and NGLs; and 2) connecting natural gas and NGLs to domestic and global downstream markets. This includes AltaGas operating two large liquified petroleum gas (LPG) export terminals on the west coast of North America that ship propane and butane to key Asian markets.

Operating Subsidiaries

The businesses of AltaGas are operated by the Company and a number of its subsidiaries including, without limitation, AltaGas
Services (U.S.) Inc., AltaGas Utility Holdings (U.S.) Inc., WGL Holdings, Inc. (WGL), Wrangler 1 LLC, Wrangler SPE LLC, Washington Gas Resources Corporation, WGL Energy Services, Inc. (WGL Energy Services), and SEMCO Holding Corporation; in regard to the Utilities business, Washington Gas Light Company (Washington Gas), Hampshire Gas Company, and SEMCO Energy, Inc. (SEMCO); and in regard to the Midstream business, AltaGas Extraction and Transmission Limited Partnership, AltaGas Pipeline Partnership, AltaGas Processing Partnership, AltaGas Northwest Processing Limited Partnership, Harmattan Gas Processing Limited Partnership, and Ridley Island LPG Export Limited Partnership. Petrogas Energy Corporation (Petrogas) was also added as a subsidiary of AltaGas upon the close of a further approximately 37 percent interest in Petrogas on December 15, 2020 (the Petrogas Acquisition). In regard to remaining assets in the Corporate/Other segment, subsidiaries include AltaGas Power Holdings (U.S.) Inc., WGL Energy Systems, Inc. (WGL Energy Systems), and Blythe Energy Inc. (Blythe). SEMCO conducts its Michigan natural gas distribution business under the name SEMCO Energy Gas Company (SEMCO Gas), its Alaska natural gas distribution business under the name ENSTAR Natural Gas Company (ENSTAR) and its 65 percent interest in an Alaska regulated gas storage utility under the name Cook Inlet Natural Gas Storage Alaska LLC (CINGSA).

Third Quarter Highlights
(Normalized EBITDA, normalized funds from operations, normalized net income, net debt, and net debt to total capitalization ratio are non-GAAP financial measures. Please see Non‑GAAP Financial Measures section of this MD&A.)

▪On July 1, 2021, CINGSA filed a rate case with the Regulatory Commission of Alaska (RCA) seeking approval for a revenue increase of approximately US$1.9 million based on US$105 million rate base, 11.9 percent ROE and 59.99 percent equity thickness;
▪On July 1, 2021, SEMCO submitted its 2022 - 2023 Energy Waste Reduction (EWR) Plan, a form of energy efficiency program for its customers, for approval by the Michigan Public Service Commission (MPSC). SEMCO proposes to spend approximately US$30 million on energy waste reduction over 2022 and 2023 to achieve a combined first year energy savings goal of approximately 10.1 million therms;
▪As the COVID-19 pandemic persists, AltaGas continues to take proactive steps to effectively prepare for and address the evolving risks and regulatory mandates in the jurisdictions in which it operates. While the Company is moving toward reintegration of its workplaces, AltaGas' approach has been, and will continue to be, risk-based and guided by its core values. The health and safety of AltaGas' employees, customers, contractors, and the communities in which it

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operates is the top priority and is integrated into each aspect of AltaGas' response efforts. To date, COVID-19 has had minimal disruption to AltaGas' operations;
▪In the third quarter of 2021, AltaGas achieved record export volumes of approximately 105,000 Bbls/d of LPGs shipped to Asia. This included the Ridley Island Propane Export Terminal (RIPET) shipping an average of 58,056 Bbls/d of propane across nine ships and the Ferndale terminal exporting an average of 47,014 Bbls/d of combined butane and propane across nine ships in the quarter;
▪Normalized EBITDA was $244 million compared to $213 million in the third quarter of 2020;
▪Cash from operations was $209 million ($0.75 per share) compared to cash used by operations of $48 million ($0.17 per share) in the third quarter of 2020;
▪Normalized funds from operations were $170 million ($0.61 per share) compared to $112 million ($0.40 per share) in the third quarter of 2020;
▪Net income applicable to common shares was $25 million ($0.09 per share) compared to a loss of $47 million ($0.17 per share) in the third quarter of 2020;
▪Normalized net income was $5 million ($0.02 per share) compared to $12 million ($0.04 per share) in the third quarter of 2020;
▪Net debt was $7.8 billion as at September 30, 2021, compared to $8.2 billion at December 31, 2020; and
▪Net debt-to-total capitalization ratio was 50 percent as at September 30, 2021, compared to 52 percent as at December 31, 2020.

Highlights Subsequent to Quarter End
▪On October 15, 2021, AltaGas filed an application with the Canada Energy Regulator for a 25-year butane export license for 40,000 Bbl/d. The application positions AltaGas and its partners to continue to connect growing LPG production volumes from Western Canada to global markets.

Consolidated Financial Review

	Three Months Ended September 30		Nine Months Ended September 30
($ millions, except normalized effective income tax rate)	2021	2020	2021	2020
Revenue	2,339	969	7,433	3,897
Normalized EBITDA (1)	244	213	1,148	918
Net income (loss) applicable to common shares	25	(47)	386	437
Normalized net income (1)	5	12	389	249
Total assets	21,303	19,799	21,303	19,799
Total long-term liabilities	11,302	9,886	11,302	9,886
Net additions of property, plant and equipment	209	142	210	530
Dividends declared (2)	70	67	211	201
Cash from (used by) operations	209	(48)	895	765
Normalized funds from operations (1)	170	112	910	675
Normalized effective income tax rate (%) (1)	28.6	15.8	21.6	22.7

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	Three Months Ended September 30		Nine Months Ended September 30
($ per share, except shares outstanding)	2021	2020	2021	2020
Net income (loss) per common share - basic	0.09	(0.17)	1.38	1.56
Net income (loss) per common share - diluted	0.09	(0.17)	1.37	1.56
Normalized net income - basic (1)	0.02	0.04	1.39	0.89
Normalized net income - diluted (1)	0.02	0.04	1.38	0.89
Dividends declared (2)	0.25	0.24	0.75	0.72
Cash from (used by) operations	0.75	(0.17)	3.20	2.74
Normalized funds from operations (1)	0.61	0.40	3.25	2.42
Shares outstanding - basic (millions)
During the period (3)	280	279	280	279
End of period	280	279	280	279
(1)Non‑GAAP financial measure; see discussion in Non-GAAP Financial Measures section of this MD&A.
(2)Dividends declared per common share per month: $0.08 beginning on December 27, 2018, increased to $0.0833 per share beginning December 2020.
(3)Weighted average.

Three Months Ended September 30

Normalized EBITDA for the third quarter of 2021 was $244 million, compared to $213 million for the same quarter in 2020. Factors positively impacting AltaGas' normalized EBITDA in the third quarter of 2021 included impacts from the consolidation of Petrogas, higher export volumes and margins at RIPET, higher NGL marketing margins, the impact of Washington Gas' 2020 Maryland and District of Columbia rate cases, higher returns on pension assets, and higher gas margins from WGL's retail marketing business, partially offset by the impact of asset sales, including the sale of the majority of WGL Midstream's U.S. transportation and storage commodity business in April 2021 and the sale of Pomona Energy Storage Inc. (Pomona) and AltaGas Ripon Energy Inc. (Ripon) in the third quarter of 2020, the one-time impact of a change in accounting principle relating to Washington Gas' net periodic pension and other post-retirement benefit plan costs in 2020, cessation of Allowance for Funds Used During Construction (AFUDC) related to the Mountain Valley Pipeline (MVP), the absence of recoveries related to the Canada Emergency Wage Subsidy (CEWS) in 2020, and higher expenses related to employee incentive plans as a result of the increasing share price in 2021. Normalized EBITDA in the third quarter of 2021 was also positively impacted by approximately $20 million due to recognizing revenue for export cargos loaded at the end of the third quarter at market spot prices with an offsetting unrealized hedge loss being recognized in normalized EBITDA in the fourth quarter to match the arrival time at the delivery point in Asia. For the three months ended September 30, 2021, the average Canadian/U.S. dollar exchange rate decreased to 1.26 from an average of 1.33 in the same quarter of 2020, resulting in a decrease in normalized EBITDA of approximately $6 million.

Net income applicable to common shares for the third quarter of 2021 was $25 million ($0.09 per share), compared to net loss applicable to common shares of $47 million ($0.17 per share) for the same quarter in 2020. The increase was mainly due to the same previously referenced factors impacting normalized EBITDA and higher unrealized gains on risk management contracts, partially offset by higher net income applicable to non-controlling interests as a result of the consolidation of Petrogas, higher interest expense, higher income tax expense, and higher depreciation and amortization expense.

Normalized funds from operations for the third quarter of 2021 were $170 million ($0.61 per share), compared to $112 million ($0.40 per share) for the same quarter in 2020. The increase was mainly due to the same previously referenced factors impacting normalized EBITDA and net income applicable to common shares, partially offset by higher interest expense.

In the third quarter of 2021, AltaGas recorded a pre-tax gain on disposition of assets of $3 million, mainly due to cash proceeds received from an escrow account related to the 2019 disposition of AltaGas' investment in Meade Pipeline Co. LLC (Meade), which held WGL Midstream's indirect, non-operating interest in the Central Penn pipeline (Central Penn). Upon close of the

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sale, various escrow accounts were established to provide the purchaser a form of recourse for the settlement of indemnification obligations. In addition, in the third quarter of 2021, AltaGas completed the sale of certain Petrogas propane distribution assets for proceeds of less than $1 million, resulting in a pre-tax gain on disposition of assets of less than $1 million. In the third quarter of 2020, AltaGas recorded a pre-tax gain on disposition of assets of $8 million, which was comprised of $5 million on the disposition of Pomona and $3 million on the disposition of Ripon. In addition, in the third quarter of 2020, AltaGas recorded a pre-tax provision on equity investments of approximately $7 million for costs associated with the Constitution pipeline project which was canceled in February 2020.

Operating and administrative expenses for the third quarter of 2021 were $360 million, compared to $276 million for the same quarter in 2020. The increase was mainly due to the inclusion of Petrogas' operating and administrative expenses upon consolidation, higher costs from the North East British Columbia (NEBC) pipeline projects which were placed in service in the second and third quarters of 2020, the absence of recoveries related to CEWS in 2020, higher expenses related to employee incentive plans as a result of the increasing share price in 2021, and higher expenses at the utilities, mainly related to benefit and insurance costs. Depreciation and amortization expense for the third quarter of 2021 was $111 million, compared to $108 million for the same quarter in 2020. The increase was mainly due to new assets placed in-service and amortization expense on Petrogas assets upon consolidation. Interest expense for the third quarter of 2021 was $69 million, compared to $65 million for the same quarter in 2020. The increase in interest expense was mainly due to higher average debt balances, partially offset by lower average interest rates and a lower average Canadian/U.S. dollar exchange rate.
AltaGas recorded income tax expense of $30 million for the third quarter of 2021, compared to an income tax recovery of $13 million for the same quarter of 2020. The increase was mainly due to higher income before taxes compared to the third quarter of 2020. Current tax expense of $13 million was recorded in the third quarter of 2021, which did not include any tax on asset sales, compared to current tax expense of $12 million recorded in the same quarter of 2020.

Normalized net income was $5 million ($0.02 per share) for the third quarter of 2021, compared to $12 million ($0.04 per share) for the same quarter of 2020. The decrease in normalized net income was due to higher net income applicable to non-controlling interests as a result of the consolidation of Petrogas, higher interest expense, higher depreciation and amortization expense, and higher income tax expense, partially offset by the same previously referenced factors impacting normalized EBITDA. Normalizing items in the third quarter of 2021 reduced normalized net income by $20 million and included after‑tax amounts related to transaction costs related to acquisitions and dispositions, gains on sale of assets, non-controlling interest portion of non-GAAP adjustments, and unrealized gains on risk management contracts. Normalizing items in the third quarter of 2020 increased normalized net income by $59 million and included after‑tax amounts related to gains on sale of assets, transaction costs related to acquisitions and dispositions, restructuring costs, provisions on investments accounted for by the equity method, unrealized losses on risk management contracts, and gains on investments. Please refer to the Non-GAAP Financial Measures section of this MD&A for further details on normalization adjustments.

Nine Months Ended September 30

Normalized EBITDA for the first nine months of 2021 was $1,148 million, compared to $918 million for the same period in 2020. Factors positively impacting normalized EBITDA included impacts from the consolidation of Petrogas, favorable storage and transportation margins and higher storage withdrawals at WGL Midstream in the first quarter of 2021, higher gas and power margins from WGL's retail marketing business due to favourable pricing, higher export volumes at RIPET, higher revenue from accelerated pipe replacement program spend, the impact of Washington Gas' 2020 Maryland and District of Columbia rate cases, higher returns on pension assets, and higher processed volumes at the NEBC facilities due to NEBC growth projects placed into service. These were partially offset by the impact of asset sales, including AltaGas Canada Inc. (ACI), the majority of WGL Midstream's commodity business, Pomona, and Ripon, as well as cessation of AFUDC related to MVP, higher expenses related to employee incentive plans as a result of the increasing share price in 2021, the one-time

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impact of a change in accounting principle relating to Washington Gas' net periodic pension and other post-retirement benefit plan costs in 2020, the absence of the 2020 rate refund adjustments related to the 2019 Virginia rate case, lower realized merchant margins at RIPET (inclusive of hedges), amortization of a contract asset at Gordondale related to a blend and extend contract that was entered into in 2018 with the impact of the lower processing fees being recognized for accounting purposes starting in 2021, and the absence of recoveries related to CEWS in 2020. Normalized EBITDA in the first nine months of 2021 was also positively impacted by approximately $20 million due to recognizing revenue for export cargos loaded at the end of the third quarter at market spot prices with an offsetting unrealized hedge loss being recognized in normalized EBITDA in the fourth quarter to match the arrival time at the delivery point in Asia. For the first nine months of 2021, the average Canadian/U.S. dollar exchange rate decreased to 1.25 from an average of 1.35 in the same period of 2020, resulting in a decrease in normalized EBITDA of approximately $41 million.

Net income applicable to common shares for the first nine months of 2021 was $386 million ($1.38 per share), compared to $437 million ($1.56 per share) for the same period in 2020. The decrease was mainly due to the absence of the gain on the sale of ACI and the gain related to certain distributed generation projects which were transferred to the purchaser in the first quarter of 2020, provisions related to the sale of the majority of WGL Midstream's commodity business, higher net income applicable to non-controlling interests as a result of the consolidation of Petrogas, higher depreciation expense, higher interest expense, and higher income tax expense, partially offset by the same previously referenced factors impacting normalized EBITDA, higher unrealized gains on risk management contracts, the absence of the dilution loss on equity investments, and the gain on sale of the majority of WGL Midstream's commodity business in the second quarter of 2021.

Normalized funds from operations for the first nine months of 2021 were $910 million ($3.25 per share), compared to $675 million ($2.42 per share) for the same period in 2020. The increase was mainly due to the same factors impacting normalized EBITDA, partially offset by higher interest expense and higher current income tax expense.

In the first nine months of 2021, AltaGas recorded a pre-tax gain on disposition of assets of approximately $7 million. This was comprised of a pre-tax loss of $1 million on the last remaining U.S. distributed generation project which was sold in 2019 but transferred to the purchaser during the second quarter of 2021, a pre-tax gain of $3 million on the sale of the majority of WGL Midstream's commodity business, a pre-tax gain of $1 million on other minor Midstream asset sales, and the previously mentioned gains recorded in the third quarter of 2021. In addition, in the first nine months of 2021, AltaGas recorded pre-tax provisions of approximately $57 million ($46 million after-tax) primarily related to the sale of the majority of WGL Midstream's commodity business. In the first nine months of 2020, AltaGas recorded pre-tax gains on dispositions of assets of approximately $223 million. This was primarily comprised of the pre-tax gain on the disposition of AltaGas' equity investment in ACI of $206 million, a pre-tax gain of $9 million related to certain distributed generation projects which were transferred to the purchaser in the first nine months of 2020, and the previously mentioned gains recorded in the third quarter of 2020. In addition, in the first nine months of 2020, AltaGas recorded a pre-tax provision of approximately $5 million ($2 million after-tax) primarily related to certain U.S. distributed generation projects which had not yet transferred to the purchaser and land parcels located near the Harmattan gas processing plant. During the first nine months of 2020, AltaGas also recorded the previously mentioned pre-tax provision on equity investments of approximately $7 million related to the Constitution pipeline.

Operating and administrative expenses for the first nine months of 2021 were $1,073 million, compared to $925 million for the same period in 2020. The increase was mainly due to the inclusion of Petrogas' operating and administrative expenses upon consolidation, higher costs from increased activity at RIPET and the NEBC pipeline projects which were placed in service in the second and third quarters of 2020, higher expenses related to employee incentive plans as a result of the increasing share price in 2021, and the absence of recoveries related to CEWS recorded in 2020. Depreciation and amortization expense for the first nine months of 2021 was $318 million, compared to $306 million for the same period in 2020. The increase was mainly due to amortization expense on Petrogas assets upon consolidation and new assets placed in-service, partially offset by an amortization adjustment related to the derecognition of an intangible liability in the second quarter of 2020. Interest expense for the first nine months of 2021 was $208 million, compared to $207 million for the same period in 2020. The increase was

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predominantly due to lower capitalized interest and higher average debt balances, partially offset by lower average interest rates and a lower average Canadian/U.S. dollar exchange rate.

AltaGas recorded income tax expense of $134 million for the first nine months of 2021 compared to $121 million in the same period of 2020. The increase in tax expense was mainly due to the absence of the gain on ACI, which was taxed at 50 percent of the normal Canadian tax rate. Current tax expense of approximately $70 million was recorded in the first nine months of 2021, which included $18 million of tax on asset sales.

Normalized net income was $389 million ($1.39 per share) for the first nine months of 2021, compared to $249 million ($0.89 per share) for the same period in 2020. The increase was mainly due to the same previously referenced factors impacting normalized EBITDA, partially offset by higher net income applicable to non-controlling interests as a result of the consolidation of Petrogas, higher depreciation and amortization expense, higher interest expense, and higher income tax expense. Normalizing items in the first nine months of 2021 increased normalized net income by $3 million and included after‑tax amounts related to gains on sale of assets, transaction costs related to acquisitions and dispositions, restructuring costs, provisions on assets, non-controlling interest portion of non-GAAP adjustments, and unrealized gains on risk management contracts. Normalizing items in the first nine months of 2020 reduced normalized net income by $188 million and included after‑tax amounts related to gains on sale of assets, transaction costs related to acquisitions and dispositions, restructuring costs, provisions on assets, provisions on investments accounted for by the equity method, dilution loss on equity investment, COVID-19 related costs, and unrealized gains on risk management contracts. Please refer to the Non-GAAP Financial Measures section of this MD&A for further details on normalization adjustments.

2021 Outlook

In 2021, AltaGas expects to achieve annual consolidated normalized EBITDA of approximately $1.475 to $1.525 billion and normalized earnings per share of approximately $1.65 to $1.80 per share, assuming an effective tax rate of approximately 22 percent.

The Utilities segment is expected to contribute approximately 52 percent of normalized EBITDA, with growth driven primarily by revenue growth from previously settled rate cases, increased spend on accelerated capital replacement programs, the impact of new rates in the District of Columbia and Maryland, and modest customer growth. Expected growth in the Midstream segment, primarily driven by the integration and optimization of Petrogas operations, higher export volumes from RIPET, favorable first quarter storage prices and transportation margins at WGL Midstream, and increased volumes at NEBC facilities, is expected to be partially offset by the impacts of a blend and extend contract that was entered into in 2018 and took effect in 2021, and the impact of the sale of the majority of WGL Midstream's commodity business in April 2021. Midstream segment earnings are approximately 55 percent underpinned through take-or-pay, cost-of-service, and fee-for-service contracts at the extraction and processing facilities and tolling agreements at the export facilities. Normalized EBITDA from the Corporate/Other segment, which includes AltaGas' remaining power assets, is expected to be lower in 2021 mainly due to asset sales completed in 2020 and higher expenses related to employee incentive plans as a result of the increasing share price in 2021. Overall growth is expected to offset lost normalized EBITDA from a full year impact of asset sales completed in 2020 and the sale of WGL Midstream's commodity business in 2021.

The overall forecasted normalized EBITDA and normalized earnings per share include updated assumptions around the U.S./Canadian dollar exchange rate. The impact of the COVID-19 pandemic on AltaGas business segments is expected to be less pronounced than in 2020. Within each segment, the performance of the underlying businesses has the potential to vary. Any variance from AltaGas’ current assumptions could impact the forecasted normalized EBITDA and normalized earnings per share. Please refer to the Risk Management section of this MD&A for further discussions of the risks to AltaGas arising from the COVID-19 pandemic.

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AltaGas estimates an average of approximately 9,800 Bbls/d of NGLs will be exposed to frac spreads prior to hedging activities. AltaGas plans to manage the 2021 frac exposed NGL volumes with an active hedging program and is currently approximately 95 percent hedged for 2021.

At RIPET and Ferndale, NGL price margins are protected through AltaGas' comprehensive hedging programs. For propane and butane volumes not expected to be contracted under tolling arrangements at RIPET and Ferndale, approximately 70 percent are currently financially hedged at FEI to North American indices, with propane and butane spreads averaging approximately US$13/Bbl. When combined with the tolling volumes at the facilities, this equates to approximately 75 percent of forecasted export volumes being tolled and/or financially hedged. As highlighted in past disclosures, AltaGas plans to manage the export facilities such that a growing portion of annual capacity will be underpinned by tolling arrangements, and expects to reach this objective over the next several years.

Sensitivity Analysis

AltaGas’ financial performance is affected by factors such as changes in commodity prices, exchange rates, and weather. The following table illustrates the approximate effect of these key variables on AltaGas’ expected normalized EBITDA for 2021:

Factor	Increase or decrease	Approximate impact on normalized annual EBITDA ($ millions)
Degree day variance from normal - Utilities (1)	5 percent	10
Change in Canadian dollar per U.S. dollar exchange rate	0.05	40
Propane and butane Far East Index to Mont Belvieu spreads (2)	US$1/Bbl	11
Pension discount rate	1 percent	20
(1)Degree days – Utilities relate to SEMCO Gas, ENSTAR, and District of Columbia service areas. Degree days are a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(2)The sensitivity is net of hedges currently in place. The impact on normalized EBITDA due to changes in the spread will vary and is being managed through an active hedging program.

Growth Capital

Based on projects currently under review, development, or construction, AltaGas expects net capital expenditures of approximately $850 million in 2021. Expected net capital expenditures have decreased from the previous 2021 guidance of $910 million primarily due to lower utility spend and deferral of certain discretionary Midstream maintenance capital to 2022. The majority of capital expenditures are expected to focus on projects within the Utilities platform that are anticipated to deliver stable and transparent rate base growth and strong risk-adjusted returns. The Utilities segment is expected to account for approximately 80 to 85 percent of total capital expenditures, while the Midstream segment is expected to account for approximately 15 to 20 percent and the Corporate/Other segment is expected to account for any remainder. In 2021, AltaGas’ capital expenditures for the Utilities segment will focus primarily on accelerated pipe replacement programs, customer growth, and system betterment. In the Midstream segment, capital expenditures are anticipated to primarily relate to the construction of the Nig Creek expansion, maintenance and administrative capital, optimization of existing assets, and new business development. Maintenance capital related to Midstream assets and remaining power assets in the Corporate/Other segment is expected to be approximately $20 to $30 million of the total capital expenditures in 2021. The decrease in expected maintenance capital compared to previous guidance of $30 to $40 million is primarily due to deferral of certain discretionary Midstream maintenance capital until 2022. The Corporation continues to focus on capital efficient organic growth and disciplined capital allocation while improving balance sheet strength and flexibility.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 9

AltaGas' 2021 committed capital program is expected to be funded through internally-generated cash flow and normal course borrowings on existing committed credit facilities.

Growth Capital Project Updates

The following table summarizes the status of AltaGas’ significant growth projects.

Project	AltaGas' Ownership Interest	Estimated Cost (1)	Expenditures to Date (2)	Status	Expected In-Service Date
Midstream Projects
Nig Creek Expansion	50%	$58 million	$37 million
The Nig Creek facility is being expanded in two phases. Phase one expanded designed capacity by 55 Mmcf/d gross (27.5 Mmcf/d net) by adding inlet compression, sales compression, and other plant equipment. Construction and commissioning was completed in early July and is now on stream. The second phase will increase capacity by an additional 25 Mmcf/d gross (12.5 Mmcf/d net) and will include a deep cut plant for additional liquids recoveries.
					Phase I was in-service early Q3 and Phase II is scheduled for Q2 2022.
MVP	10%	US$352 million	US$352 million
As of September 30, 2021, approximately 92 percent of the project is complete, which includes construction of all original interconnects and compressor stations. On November 9, 2020, the 4th U.S. Circuit of Appeals granted a request from certain environmental groups and issued a stay pending litigation over the U.S. Army Corps of Engineers' (Army Corps) verification of water crossings for the project, under a general permit know as Nationwide Permit 12. In February 2021, MVP requested revocation of the Nationwide Permit 12 and initiated an individual permit application to the Army Corps and submitted related applications for Clean Water Act Section 401 water quality certifications with West Virginia and Virginia. On June 26, 2021, the Army Corps granted the Virginia Department of Environmental Quality a 120-day extension to December 31, 2021 for its review of the water quality permit applications. Given these challenges, MVP has now updated its targeted in-service date to the summer of 2022. Despite the delays, AltaGas' exposure is contractually capped to the original estimated contributions of approximately US$352 million.
					Summer of 2022 due to ongoing legal and regulatory challenges.
MVP Southgate Project	5%	US$20 million	US$4 million
Construction is targeted to commence during 2022 with the project placed into service in the spring of 2023, despite the North Carolina Department of Environmental Quality's decision to deny MVP Southgate's request for state certification under the Clean Water Act Section 401. The decision is expected to be appealed. Expenditures to date relate to land surveys, land acquisition, and obtaining permits and regulatory approvals.
					Spring of 2023 due to ongoing legal and regulatory challenges.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 10

Project	AltaGas' Ownership Interest	Estimated Cost (1)	Expenditures to Date (2)	Status	Expected In-Service Date
Utilities Projects
Accelerated Utility Pipe Replacement Programs – District of Columbia	100%	Estimated US$150 million over the period from January 2021 to December 2023, plus additional expenditures in subsequent periods.	US$23 million (3)	The second phase of the accelerated utility pipe replacement programs in the District of Columbia (PROJECTpipes 2) began in January 2021.	Individual assets are placed into service throughout the program.
Accelerated Utility Pipe Replacement Programs – Maryland	100%	Estimated US$350 million over the five year period from January 2019 to December 2023, plus additional expenditures in subsequent periods.	US$186 million (3)	The second phase of the accelerated utility pipe replacement programs in Maryland (STRIDE 2.0) began in January 2019.	Individual assets are placed into service throughout the program.
Accelerated Utility Pipe Replacement Programs – Virginia	100%	Estimated US$500 million over the five year period from January 2018 to December 2022, plus additional expenditures in subsequent periods.	US$372 million (3)	The second phase of the accelerated pipe replacement programs in Virginia (SAVE 2.0) began in January 2018.	Individual assets are placed into service throughout the program.
Accelerated Mains Replacement Programs – Michigan	100%	Estimated US$115 million over the five year period from 2021 to 2026.	US$14 million (3)	A new Main Replacement Program (MRP) was agreed to in SEMCO’s last rate case settled in December 2019. The new five-year MRP program begins in 2021 with a total spend of approximately US$60 million. In addition to the new MRP program, SEMCO was also granted a new Infrastructure Reliability Improvement Program (IRIP) which is also a five-year program with a total spend of approximately US$55 million beginning in 2021.	Individual assets are placed into service throughout the program.
(1)These amounts are estimates and are subject to change based on various factors. Where appropriate, the amounts reflect AltaGas’ share of the various projects.
(2)Expenditures to date reflect total cumulative expenditures incurred from inception of the projects to September 30, 2021.
(3)The utility accelerated replacement programs are long-term projects with multiple phases for which expenditures are approved by the regulators and managed in multi-year increments. Expenditures to date only include amounts for the current programs described above, and exclude any expenditures made under prior increments of the programs. Actual regulatory filings may differ from reported amounts.

Non‑GAAP Financial Measures

This MD&A contains references to certain financial measures used by AltaGas that do not have a standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other entities. Readers are cautioned that these non-GAAP measures should not be construed as alternatives to other measures of financial performance calculated in accordance with GAAP. The non‑GAAP measures and their reconciliation to GAAP financial measures are shown below. These non-GAAP measures provide additional information that Management believes is meaningful in describing AltaGas' operational performance, liquidity and capacity to fund dividends, capital expenditures, and other investing activities. The specific rationale for, and incremental information associated with, each non‑GAAP measure is discussed below.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 11

References to normalized EBITDA, normalized net income, normalized funds from operations, normalized income tax expense, normalized effective income tax rate, net debt, and net debt to total capitalization throughout this MD&A have the meanings as set out in this section.

Normalized EBITDA

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020
Net income (loss) after taxes (GAAP financial measure)	$59	$(27)	$474	$502
Add (deduct):
Depreciation and amortization	111	108	318	306
Interest expense	69	65	208	207
Income tax expense (recovery)	30	(13)	134	121
EBITDA	$269	$133	$1,134	$1,136
Add (deduct):
Transaction costs related to acquisitions and dispositions (1)	6	7	16	18
Unrealized losses (gains) on risk management contracts (2)	(29)	73	(52)	(45)
Gains on investments (3)	—	(1)	—	—
Gains on sale of assets (4)	(3)	(8)	(7)	(223)
Restructuring costs (5)	—	1	1	2
Dilution loss on equity investment (6)	—	—	—	16
COVID-19 related costs (7)	—	—	—	2
Provisions on assets	—	—	57	5
Provisions on investments accounted for by the equity method (8)	—	7	—	7
Accretion expenses	1	1	2	3
Foreign exchange gains	—	—	(3)	(3)
Normalized EBITDA	$244	$213	$1,148	$918
(1)Comprised of costs related to acquisitions and dispositions of assets and/or equity investments in the period. These costs are included in the "cost of sales", "operating and administrative", and "other income" line items on the Consolidated Statements of Income (Loss). Please refer to Note 3 and Note 4 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2021 for further details regarding AltaGas’ acquisitions and dispositions.
(2)Included in the “revenue” and “cost of sales” line items on the Consolidated Statements of Income (Loss). Please refer to Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2021 for further details regarding AltaGas’ risk management activities.
(3)Relates to gains incurred on investments classified as held-for-trading. These gains are included in the “other income” line item on the Consolidated Statements of Income (Loss).
(4)Included in the “other income” line item on the Consolidated Statements of Income (Loss). Please refer to Note 4 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2021 for further details regarding AltaGas’ disposition of assets in the period.
(5)Comprised of costs related to a workforce reduction program. These costs are included in the “operating and administrative” line item on the Consolidated Statements of Income (Loss).
(6)Relates to the dilution loss recognized in 2020 related to the investment in Petrogas. The dilution loss is included in the “income from equity investments” line item on the Consolidated Statements of Income (Loss).
(7)COVID-19 related costs are primarily comprised of credit losses that were incremental and directly attributable to the COVID-19 pandemic and charges incurred to support remote work arrangements. As these costs would not have otherwise been incurred, it has been included as a normalizing item. Credit losses are included in the “revenue” line item as a reduction to revenue, and the additional charges incurred to support remote work arrangements are included in the “operating and administrative” line item on the Consolidated Statements of Income (Loss).
(8)Related to the Constitution pipeline project which was canceled in February 2020. The provision is included in the "income from equity investments" line item on the Consolidated Statements of Income (Loss).

EBITDA is a measure of AltaGas' operating profitability prior to how business activities are financed, assets are amortized, or earnings are taxed. EBITDA is calculated from the Consolidated Statements of Income (Loss) using net income (loss) adjusted for pre‑tax depreciation and amortization, interest expense, and income tax expense (recovery).

AltaGas presents normalized EBITDA as a supplemental measure. Normalized EBITDA is used by Management to enhance the understanding of AltaGas' earnings over periods. The metric is frequently used by analysts and investors in the evaluation

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 12

of entities within the industry as it excludes items that can vary substantially between entities depending on the accounting policies chosen, the book value of assets, and the capital structure.

Normalized Net Income

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020
Net income (loss) applicable to common shares (GAAP financial measure)	$25	$(47)	$386	$437
Add (deduct) after-tax:
Transaction costs related to acquisitions and dispositions (1)	5	6	13	15
Unrealized losses (gains) on risk management contracts (2)	(17)	55	(31)	(34)
Non-controlling interest portion of non-GAAP adjustments (3)	(6)	—	(12)	—
Gains on investments (4)	—	(1)	—	—
Gains on sale of assets (5)	(2)	(7)	(14)	(196)
Provisions on assets	—	—	46	2
Restructuring costs (6)	—	1	1	2
Dilution loss on equity investment (7)	—	—	—	16
COVID-19 related costs (8)	—	—	—	1
Provisions on investments accounted for by the equity method (9)	—	5	—	6
Normalized net income	$5	$12	$389	$249
(1)Comprised of costs related to acquisitions and dispositions of assets and/or equity investments in the period. These costs are included in the "cost of sales", "operating and administrative", and "other income" line items on the Consolidated Statements of Income (Loss). Please refer to Note 3 and Note 4 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2021 for further details regarding AltaGas’ acquisitions and dispositions.
(2)Included in the “revenue” and “cost of sales” line items on the Consolidated Statements of Income (Loss). Please refer to Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2021 for further details regarding AltaGas’ risk management activities.
(3)The portion of non-GAAP adjustments applicable to non-controlling interests are excluded in the computation of normalized net income to ensure consistency of normalizations applied to controlling and non-controlling interests. The amounts are included in the “net income (loss) applicable to non-controlling interests” line item on the Consolidated Statements of Income (Loss).
(4)Relates to gains incurred on investments classified as held-for-trading. These gains are included in the “other income” line item on the Consolidated Statements of Income (Loss).
(5)Included in the “other income” line item on the Consolidated Statements of Income (Loss) Please refer to Note 4 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2021 for further details regarding AltaGas’ disposition of assets in the period.
(6)Comprised of costs related to a workforce reduction program. These costs are included in the “operating and administrative” line item on the Consolidated Statements of Income (Loss).
(7)Relates to the dilution loss recognized in 2020 related to the investment in Petrogas. The dilution loss is included in the “income from equity investments” line item on the Consolidated Statements of Income (Loss).
(8)COVID-19 related costs are primarily comprised of credit losses that were incremental and directly attributable to the COVID-19 pandemic and charges incurred to support remote work arrangements. As these costs would not have otherwise been incurred, it has been included as a normalizing item. Credit losses are included in the “revenue” line item as a reduction to revenue, and the additional charges incurred to support remote work arrangements are included in the “operating and administrative” line item on the Consolidated Statements of Income (Loss).
(9)Related to the Constitution pipeline project which was canceled in February 2020. The provision is included in the "income from equity investments" line item on the Consolidated Statements of Income (Loss).

Normalized net income and normalized net income per share are used by Management to enhance the comparability of AltaGas’ earnings, as these metrics reflect the underlying performance of AltaGas’ business activities.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 13

Normalized Funds from Operations

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020
Cash from (used by) operations (GAAP financial measure)	$209	$(48)	$895	$765
Add (deduct):
Net change in operating assets and liabilities	(49)	151	(27)	(108)
Asset retirement obligations settled	4	1	7	2
Funds from operations	$164	$104	$875	$659
Add (deduct):
Transaction costs related to acquisitions and dispositions (1)	6	7	16	12
Restructuring costs (2)	—	1	1	2
COVID-19 related costs (3)	—	—	—	2
Current tax expense on asset sales (4)	—	—	18	—
Normalized funds from operations	$170	$112	$910	$675
(1)Comprised of costs related to acquisitions and dispositions of assets and/or equity investments in the period. These costs exclude any non-cash amounts and are included in the "cost of sales", "operating and administrative", and "other income" line items on the Consolidated Statements of Income (Loss). Please refer to Note 3 and Note 4 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2021 for further details regarding AltaGas’ acquisitions and dispositions.
(2)Comprised of costs related to a workforce reduction program. These costs are included in the “operating and administrative” line item on the Consolidated Statements of Income (Loss).
(3)COVID-19 related costs are primarily comprised of credit losses that were incremental and directly attributable to the COVID-19 pandemic and charges incurred to support remote work arrangements. As these costs would not have otherwise been incurred, it has been included as a normalizing item. Credit losses are included in the “revenue” line item as a reduction to revenue, and the additional charges incurred to support remote work arrangements are included in the “operating and administrative” line item on the Consolidated Statements of Income (Loss).
(4)Included in the "current income tax expense (recovery)" line item on the Consolidated Statements of Income (Loss).

Normalized funds from operations and funds from operations are used to assist Management and investors in analyzing the liquidity of the Corporation. Management uses these measures to understand the ability to generate funds for capital investments, debt repayment, dividend payments, and other investing activities.

Funds from operations is calculated from the Consolidated Statements of Cash Flows and is defined as cash from (used by) operations before net changes in operating assets and liabilities and expenditures incurred to settle asset retirement obligations. Normalized funds from operations is calculated based on cash from (used by) operations and adjusted for changes in operating assets and liabilities in the period and non‑operating related expenses (net of current taxes) such as transaction and financing costs related to acquisitions and dispositions, COVID-19 related costs, and restructuring costs.

Funds from operations and normalized funds from operations as presented should not be viewed as an alternative to cash from (used by) operations or other cash flow measures calculated in accordance with GAAP.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 14

Normalized Income Tax Expense

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020
Income tax expense (recovery) (GAAP financial measure)	$30	$(13)	$134	$121
Add (deduct) tax impact of:
Transaction costs related to acquisitions and dispositions	1	1	3	3
Unrealized losses (gains) on risk management contracts	(12)	18	(20)	(11)
Gains on sale of assets	(1)	(2)	7	(26)
Provisions on assets	—	—	11	3
COVID-19 related costs	—	—	—	1
Provisions on investments accounted for by the equity method	—	2	—	1
Normalized income tax expense	$18	$6	$135	$92

The above table provides a reconciliation of normalized income tax expense from the GAAP financial measure, income tax expense (recovery). The reconciling items are comprised of the income tax impacts of normalizing items present in the calculation of normalized net income. For more information on the individual normalizing items, please refer to the normalized net income reconciliation above.

Normalized income tax expense is used by Management to enhance the comparability of the impact of income tax on AltaGas’ earnings, as it reflects the underlying performance of AltaGas’ business activities, and is presented to provide this perspective to analysts and investors.

Net Debt and Net Debt to Total Capitalization

Net debt and net debt to total capitalization are used by the Corporation to monitor its capital structure and financing requirements. It is also used as a measure of the Corporation’s overall financial strength and is presented to provide this perspective to analysts and investors. Net debt is defined as short-term debt (excluding third-party project financing obtained for the construction of certain energy management services projects), plus current and long-term portions of long-term debt, less cash and cash equivalents. Total capitalization is defined as net debt plus shareholders’ equity and non-controlling interests. Additional information regarding these non-GAAP measures can be found under the Capital Resources section of this MD&A.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 15

Supplemental Calculations

Reconciliation of Normalized EBITDA to Normalized Net Income

The below table provides a supplemental reconciliation of normalized EBITDA to normalized net income. Both of these non-GAAP measures have been previously reconciled to the relevant GAAP financial measures in the section above. This supplemental information is provided as additional information to assist analysts and investors in comparing normalized EBITDA to normalized net income and is not intended as a substitute for the reconciliations to the nearest comparable GAAP measures. Readers should not place undue reliance on this supplemental reconciliation.

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020
Normalized EBITDA	$244	$213	$1,148	$918
Add (deduct):
Depreciation and amortization	(111)	(108)	(318)	(306)
Interest expense	(69)	(65)	(208)	(207)
Income tax (expense) recovery	(30)	13	(134)	(121)
Normalizing items impacting income taxes (1)	12	(20)	—	30
Accretion expenses	(1)	(1)	(2)	(3)
Foreign exchange gains	—	—	3	3
Non-controlling interest portion of non-GAAP adjustments (2)	(6)	—	(12)	—
Net income applicable to non-controlling interests	(21)	(4)	(48)	(15)
Preferred share dividends	(13)	(16)	(40)	(50)
Normalized net income	$5	$12	$389	$249
(1)Represents the income tax impact related to the normalizing items included in the calculation of Normalized EBITDA.
(2)The portion of non-GAAP adjustments applicable to non-controlling interests are excluded in the computation of normalized net income to ensure consistency of normalizations applied to controlling and non-controlling interests. The amounts are included in the “net income (loss) applicable to non-controlling interests” line item on the Consolidated Statements of Income (Loss).

Calculation of Normalized Effective Income Tax Rate

The below table provides a calculation of normalized effective income tax rate from normalized net income and normalized income tax expense. Both of these non-GAAP measures have been previously reconciled to the relevant GAAP measures in the section above. This supplemental calculation is provided as additional information to assist analysts and investors in comparing normalized income tax expense to normalized net income and is not intended as a substitute for the reconciliations to the nearest comparable GAAP measures. Readers should not place undue reliance on this supplemental calculation.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 16

	Three Months Ended September 30		Nine Months Ended September 30
($ millions, except normalized effective income tax rate)	2021	2020	2021	2020
Normalized net income	$5	$12	$389	$249
Add (deduct):
Normalized income tax expense (1)	18	6	135	92
Net income applicable to non-controlling interests	21	4	48	15
Non-controlling interest portion of non-GAAP adjustments (2)	6	—	12	—
Preferred share dividends	13	16	40	50
Normalized net income before taxes	$63	$38	$624	$406

Normalized effective income tax rate (%) (3)	28.6	15.8	21.6	22.7
(1)Calculated in the section above.
(2)The portion of non-GAAP adjustments applicable to non-controlling interests are excluded in the computation of normalized net income to ensure consistency of normalizations applied to controlling and non-controlling interests. The amounts are included in the “net income (loss) applicable to non-controlling interests” line item on the Consolidated Statements of Income (Loss).
(3)Calculated as normalized income tax expense divided by normalized net income before taxes.

Results of Operations by Reporting Segment

Normalized EBITDA (1)	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020
Utilities	$62	$80	$533	$529
Midstream	186	114	632	345
Sub-total: Operating Segments	$248	$194	$1,165	$874
Corporate/Other	(4)	19	(17)	44
	$244	$213	$1,148	$918
(1)Non‑GAAP financial measure; see discussion in Non‑GAAP Financial Measures section of this MD&A.

Revenue	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020
Utilities	$578	$597	$2,674	$2,725
Midstream	1,734	314	4,683	1,062
Sub-total: Operating Segments	$2,312	$911	$7,357	$3,787
Corporate/Other	27	39	78	102
Intersegment eliminations	—	19	(2)	8
	$2,339	$969	$7,433	$3,897

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 17

Utilities

Operating Statistics

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Natural gas deliveries - end-use (Bcf) (1)	12.2	14.2	107.2	101.7
Natural gas deliveries - transportation (Bcf) (1)	21.4	28.3	89.8	88.5
Service sites (thousands) (2)	1,676	1,667	1,676	1,667
Degree day variance from normal - SEMCO Gas (%) (3)	(41.8)	1.8	(7.4)	(4.6)
Degree day variance from normal - ENSTAR (%) (3)	16.9	(13.3)	10.5	8.3
Degree day variance from normal - Washington Gas (%) (3) (4)	—	233.0	(4.1)	(11.7)
Retail energy marketing - gas sales volumes (Mmcf)	7,682	8,393	42,265	41,729
Retail energy marketing - electricity sales volumes (GWh)	3,738	3,688	10,187	10,350
(1)Bcf is one billion cubic feet.
(2)Service sites reflect all of the service sites of the utilities, including transportation and non‑regulated business lines.
(3)A degree day is a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of the period. Normal degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(4)In certain of Washington Gas’ jurisdictions (Virginia and Maryland) there are billing mechanisms in place which are designed to eliminate the effects of variance in customer usage caused by weather and other factors such as conservation. In the District of Columbia, there is no weather normalization billing mechanism nor does Washington Gas hedge to offset the effects of weather. As a result, colder or warmer weather will result in variances to financial results.

During the third quarter of 2021, AltaGas’ Utilities segment experienced warmer weather at SEMCO and Washington Gas and colder weather at ENSTAR compared to the same quarter of 2020.

During the first nine months of 2021, AltaGas’ Utilities segment experienced warmer weather at SEMCO and colder weather at Washington Gas and ENSTAR compared to the same period in 2020.

Service sites at September 30, 2021 increased by approximately 9,000 sites compared to September 30, 2020 due to a growth in customer base.

In the third quarter of 2021, U.S. retail gas sales volumes were 7,682 Mmcf, compared to 8,393 Mmcf in the same quarter of 2020. The decrease was primarily due to lower utilization compared to the same quarter of 2020. U.S. retail electricity sales volumes were 3,738 GWh in the third quarter of 2021, compared to 3,688 GWh in the same quarter of 2020. The increase was primarily due to higher consumption and an increase in customers served by the business.

In the first nine months of 2021, U.S. retail gas sales volumes were 42,265 Mmcf, compared to 41,729 Mmcf in the same period in 2020. The increase was primarily due to colder weather in the first nine months of 2021 compared to the same period in 2020. U.S. retail electricity sales volumes were 10,187 GWh in the first nine months of 2021, compared to 10,350 GWh in the same period in 2020. The decrease was primarily due to COVID-19 impacts, partially offset by an increase in customers served by the business.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 18

Three Months Ended September 30

The Utilities segment normalized EBITDA was $62 million in the third quarter of 2021, compared to $80 million in the same quarter of 2020. The decrease in normalized EBITDA was mainly due to the one-time impact of a change in accounting principle relating to Washington Gas' net periodic pension and other post-retirement benefit plan costs in 2020, higher general and administrative expenses, lower power margins from WGL's retail marketing business, an impact of approximately $4 million due to the weaker U.S. dollar, and warmer weather in Michigan, partially offset by the impact of Washington Gas' 2020 Maryland and District of Columbia rate cases, higher returns on pension assets, higher gas margins from WGL's retail marketing business due to favourable pricing, higher revenue from accelerated pipe replacement program spend, continued collection of late fees, and colder weather in Alaska.

Nine Months Ended September 30

The Utilities segment reported normalized EBITDA of $533 million in the first nine months of 2021, compared to $529 million in the same period in 2020. The increase in normalized EBITDA was mainly due to higher gas and power margins from WGL's retail marketing business due to favourable pricing, higher returns on pension assets, higher revenue from accelerated pipe replacement program spend, the impact of Washington Gas' 2020 Maryland and District of Columbia rate cases, colder weather in the District of Columbia, and customer growth, partially offset by the one-time impact of a change in accounting principle relating to Washington Gas' net periodic pension and other post-retirement benefit plan costs in 2020, Virginia rate refund adjustments in 2020, higher general and administrative expenses, the impact of the sale of ACI in 2020, an impact of approximately $33 million due to the weaker U.S. dollar, and warmer weather in Michigan.

In the first nine months of 2020, the Utilities segment recognized a pre-tax gain of $206 million on the disposition of ACI.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 19

Rate Case Updates

Utility/Jurisdiction	Date Filed	Request	Status	Expected Timing of Decision
Washington Gas - Maryland	August 2020	US$27 million increase in base rates, including US$6 million currently collected through the Strategic Infrastructure Development Enhancement Plan (STRIDE) surcharges for system upgrades. Therefore, the incremental amount of the base rate increase requested was approximately US$21 million.
Washington Gas filed this rate case on August 28, 2020. On February 12, 2021, the PULJ issued a Proposed Order in the Case and an ERRATA filing correcting of the Proposed Order on February 19, 2021. The Proposed Order, as corrected, authorizes Washington Gas to increase its Maryland natural gas distribution rates by approximately US$13 million (including US$5 million for the STRIDE surcharge), reflecting a return of equity of 9.70 percent. On April 9, 2021, after considering the appeals, the Public Service Commission of Maryland (PSC of MD) issued an order which affirmed the Proposed Order with one modification. The order authorized Washington Gas to increase its Maryland natural gas distribution rates by approximately US$13 million (including US$5 million currently collected through the STRIDE surcharge), reflecting a return on equity of 9.70 percent. The revenue increase became effective on March 26, 2021. On May 14, 2021, the Maryland Office of People's Counsel (MD OPC) filed a petition for re-hearing and on June 2, 2021, Washington Gas filed an opposition to the re-hearing. On July 29, 2021, the PSC of MD denied the petition for rehearing. On August 31, 2021, the MD OPC filed an appeal of the PSC of MD's denial of their petition for a rehearing with the Circuit Court of Baltimore. Washington Gas has filed a notice of intervention.
Final order issued April 2021
CINGSA	July 2021	US$1.9 million revenue increase.	On July 1, 2021, CINGSA filed a rate case with the RCA seeking approval for approximately US$1.9 million revenue increase based on US$105 million rate base, 11.9 percent ROE and 59.99 percent equity thickness.	Around Q3 2022

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 20

COVID-19 Related Orders

Utility/Jurisdiction	Moratoriums	Customer Programs	Regulatory Assets Recorded as at September 30, 2021 ($USD)
Washington Gas - District of Columbia	The moratorium on evictions and utility shutoffs triggered by the pandemic ended on October 12, 2021. However, the September 15, 2021 Order discussed below regarding call response time standards prevents disconnection until Washington Gas can meet the PSC of DC's requirements.	On April 19, 2021, Washington Gas filed an Arrearage Management Plan (AMP) proposal designed to help customers: 1) lower or eliminate existing COVID-19 related arrearages, 2) bring accounts current, 3) improve payment behavior on customers’ new bills, and 4) avoid disconnection and allow customers to remain current in their payment obligations. Under the proposed AMP plan, each participating customer would be enrolled in the plan for approximately 12 months. After an eligible customer enrolls in the program and pays each new monthly amount due on a timely basis, Washington Gas will grant a pro-rated monthly arrearage reduction amount toward the goal of full arrearage elimination at the end of the 12 month period. On August 9, 2021, the Public Service Commission of the District of Columbia (PSC of DC) approved Washington Gas' AMP and it is expected to be implemented in the fourth quarter of 2021.	$2.6 million, and an additional $5.6 million of unrecorded late payment fees.
Washington Gas - Maryland	The shut-off moratorium on Tier 1 and 2 customers has been extended to November 1, 2021. The COVID related shut-off moratorium for Tier 3 customers ended in November 2020.	On February 15, 2021, the Maryland General Assembly passed the Recovery for the Economy, Livelihoods, Industries, Entrepreneurs and Families Act (RELIEF Act). The RELIEF Act includes approximately US$83 million in funds to help Maryland residential customers who are in arrears. On June 15, 2021, the Public Service Commission of Maryland (PSC of MD) issued an order allocating US$5.7 million to Washington Gas to be reflected on customer bills. The funds were received in July and Washington Gas has applied the amounts to customer accounts.	$0.5 million, and an additional $1.5 million of unrecorded late payment fees.
Washington Gas - Virginia	The moratorium on disconnections ended on June 30, 2021. Washington Gas must wait 60 days before making customer disconnections and will not commence charging late fees during this period.
On December 8, 2020, Washington Gas was awarded US$7.7 million under the Virginia CARES Relief Funding Award, to use for customer arrearages. Virginia customers must meet the criteria established by the program to receive the funds. The funds have been fully applied.

In August 2021, the Virginia General Assembly appropriated US$120 million of American Rescue Plan Act Funds (ARPA Funds) as direct financial assistance to residential utility customers with arrearages over 60 days as of August 31, 2021. The SCC of VA has developed an application process for utilities to apply for ARPA Funds. In order to receive a portion of ARPA Funds, a utility first needs to complete an arrearage survey by the close of business on October 22, 2021. Once the surveys have been received, the SCC of VA will determine the amount of ARPA Funds to be distributed to regulated and municipal utilities.
$0.7 million, and an additional $3.3 million of unrecorded late payment fees.
SEMCO - Michigan	COVID-related disconnection moratorium ended June 2020.	The MPSC issued an order on February 18, 2021 following a MPSC staff report on energy accessibility and affordability. The order requires the MPSC staff to establish an Energy Accessibility and Affordability Collaborative to coordinate efforts and find efficiencies between the Energy Waste Reduction (EWR) Low-Income workgroup and the Monthly Energy Assistance Program workgroup. The Collaborative’s first meeting occurred on April 8, 2021.	None, as bad debt expense is not expected to exceed the level approved in the last rate case proceeding.
ENSTAR - Alaska	COVID-related disconnection moratorium ended November 2020.	ENSTAR received approximately US$1.2 million of CARES Act funding from the Cities of Anchorage, Palmer, Wasilla and Mat-Su Borough, all of which has been applied toward ENSTAR customer accounts.	$0.5 million

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 21

Other Regulatory Updates

On July 1, 2021, SEMCO submitted its 2022-2023 Energy Waste Reduction (EWR) Plan, a form of energy efficiency program for its customers, for MPSC approval. SEMCO proposes to spend approximately US$30 million on energy waste reduction over 2022 and 2023 to achieve a combined first year energy savings goal of approximately 10.1 million therms.

On September 15, 2021, the PSC of DC issued an Order directing Washington Gas to submit a corrective action plan to bring Washington Gas into compliance with the Natural Gas Quality of Service Standards (NGQSS) regarding call response time standards. The Order also stated that Washington Gas shall not disconnect gas customers for non-payment until Washington Gas complies with NGQSS or such time as the PSC of DC otherwise determines. The PSC of DC also found that costs incurred by complying with this Order are not to be included in Washington Gas' COVID-19 regulatory asset. Finally, the Order stated that the PSC of DC found that although it cannot stop Washington Gas from seeking a rate increase, any petition for a rate increase may be held in abeyance either at the request of a party or by the PSC of DC until this performance issue is satisfactorily addressed. Washington Gas filed a corrective action plan with the PSC of DC on September 27, 2021 and briefed the PSC of DC and Office of People’s Counsel on this filing in a status call on September 29, 2021. Washington Gas expects to comply with the additional filing requirements directed by the September 15, 2021 Order in a timely manner.

On September 30, 2021, the Maryland Office of People’s Counsel (MD OPC) filed a motion to establish a corrective action plan and impose civil penalties or, alternatively, to order Washington Gas to show cause why the Commission should not impose civil penalties. The MD OPC's request asserts that Washington Gas has violated Condition 11 of the PSC of MD Order in the Washington Gas Merger proceeding with AltaGas because it has not devoted the resources necessary to ensure continued compliance with all Commission regulations. In particular, the MD OPC asserts that Washington Gas’s failure to devote enough resources to customer service has made it impossible for customers to successfully and promptly communicate complaints and disputes. Finally, MD OPC asserts that because Washington Gas cannot receive complaints and disputes, it is unable to satisfactorily resolve them or report them pursuant to its obligations under the Code of Maryland regulations. On October 15, 2021, the PSC of MD issued a show cause order directing Washington Gas to respond to the MD OPC motion and to show cause why the PSC of MD should not impose civil penalties. Additionally, the PSC of MD ordered Washington Gas to include a proposed corrective plan, which addresses the decline in customer service post-merger.

Washington Gas is working to improve customer experience and has filed a 10-Step Corrective Action Plan with its District of Columbia and Maryland regulators. The Corrective Action Plan focuses on growing customer agent resources, enhancing agent training and resolving agent churn. Washington Gas anticipates its Corrective Action Plan will result in improved customer service metrics by the December 2021 reporting period.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 22

Midstream

Operating Statistics

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
RIPET export volumes (Bbls/d) (1)	58,056	42,736	51,274	39,790
Ferndale export volumes (Bbls/d) (1)	47,014	—	42,344	—
Total inlet gas processed (Mmcf/d) (1)	1,471	1,328	1,485	1,340
Extracted ethane volumes (Bbls/d) (1)	22,938	24,681	28,277	27,095
Extracted NGL volumes (Bbls/d) (1) (2)	34,671	32,165	36,577	31,538
Fractionation volumes (Bbls/d) (1)	29,130	25,430	28,542	22,395
Frac spread - realized ($/Bbl) (1) (3)	12.63	15.90	13.05	14.52
Frac spread - average spot price ($/Bbl) (1) (4)	36.32	7.11	26.83	4.05
Propane Far East Index (FEI) to Mont Belvieu spread (US$/Bbl) (1) (5)	9.00	8.00	9.00	11.00
Butane FEI to Mont Belvieu spread (US$/Bbl) (1) (6)	8.79	—	10.52	—
Natural gas optimization inventory (Bcf)	2.6	51.1	2.6	51.1
(1)Average for the period.
(2)NGL volumes refer to propane, butane and condensate.
(3)Realized frac spread or NGL margin, expressed in dollars per barrel of NGL, is derived from sales recorded by the segment during the period for frac spread exposed volumes plus the settlement value of frac hedges settled in the period less extraction premiums, divided by the total frac exposed volumes produced during the period.
(4)Average spot frac spread or NGL margin, expressed in dollars per barrel of NGL, is indicative of the average sales price that AltaGas receives for propane, butane and condensate less extraction premiums, before accounting for hedges, divided by the respective frac spread exposed volumes for the period.
(5)Average propane price spread between FEI and Mont Belvieu TET commercial index.
(6)Average butane price spread between FEI and Mont Belvieu TET commercial index.

Propane volumes exported to Asia from RIPET for the three months ended September 30, 2021 averaged 58,056 Bbls/d compared to 42,736 Bbls/d for the same period in 2020. There were 9 full shipments in the third quarter of 2021 compared to 7 full shipments and one partially loaded shipment in the same period of 2020. Higher RIPET export volumes were the result of an increase in the amount of cargoes sold on the spot market. Propane and butane export volumes at Ferndale averaged 47,014 Bbls/d, with 9 shipments to Asia during the three months ended September 30, 2021.

Propane volumes exported to Asia from RIPET for the nine months ended September 30, 2021 averaged 51,274 Bbls/d compared to 39,790 Bbls/d for the same period in 2020. There were 24 full shipments in the first nine months of 2021 compared to 20 full shipments and one partially loaded shipment in the same period of 2020. Higher RIPET export volumes and shipments were the result of an increase in the amount of cargoes sold on the spot market. Propane and butane export volumes at Ferndale averaged 42,344 Bbls/d, with 23 shipments to Asia during the nine months ended September 30, 2021.

Inlet gas processing volumes for the third quarter of 2021 increased by 143 Mmcf/d compared to the same quarter of 2020. Higher inlet gas processing volumes in the third quarter of 2021 were the result of additional volumes from the Townsend Deep Cut facility, which was placed in-service in May 2020, additional volumes from phase 1 of the Nig Creek expansion, which was placed in-service in July 2021, and higher inlet volumes at certain extraction facilities.

Inlet gas processing volumes for the first nine months of 2021 increased by 145 Mmcf/d compared to the same period in 2020. Higher inlet gas processing volumes in the first nine months of 2021 were a result of additional volumes from the Townsend Deep Cut facility, additional volumes from phase 1 of the Nig Creek expansion, and higher inlet volumes at the extraction and Gordondale facilities.

Average ethane volumes for the third quarter of 2021 decreased by 1,743 Bbls/d, while average extracted NGL volumes increased by 2,506 Bbls/d compared to the same quarter of 2020. Lower ethane volumes were a result of reinjected ethane volumes at the extraction facilities due to a major customer's scheduled turnaround. Higher extracted NGL volumes were a

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 23

result of additional extracted NGL volumes from the Townsend Deep Cut facility and higher inlet volumes at the extraction facilities.

Average ethane volumes for the first nine months of 2021 increased by 1,182 Bbls/d, while average extracted NGL volumes increased by 5,039 Bbls/d compared to the same period in 2020. Higher ethane volumes were a result of additional contracted ethane volumes at the extraction facilities. Higher extracted NGL volumes were a result of additional extracted NGL volumes from the Townsend Deep Cut facility and higher inlet volumes at the extraction facilities.

Fractionation volumes for the third quarter of 2021 increased by 3,700 Bbls/d compared to the same quarter of 2020. Higher fractionation volumes were a result of the North Pine expansion, additional liquids volumes from the Townsend Deep Cut facility, and higher fractionation volumes at Younger due to higher inlet.

Fractionation volumes for the first nine months of 2021 increased by 6,147 Bbls/d compared to the same period in 2020. Higher fractionation volumes were a result of the North Pine expansion and additional liquids volumes from the Townsend Deep Cut facility.

Natural gas optimization inventory as at September 30, 2021 was 2.6 Bcf compared to 39.3 Bcf at December 31, 2020. The decrease was primarily due to the sale of the majority of WGL Midstream's commodity business in April 2021.

Three Months Ended September 30

The Midstream segment reported normalized EBITDA of $186 million in the third quarter of 2021, compared to $114 million in the same quarter of 2020. The increase in normalized EBITDA in the third quarter of 2021 was mainly due to impacts from the consolidation of Petrogas, higher export volumes and higher realized merchant volumes at RIPET, higher NGL marketing margins, higher extracted NGL volumes, and increased earnings from the cogeneration plants at Harmattan due to higher Alberta power prices. Midstream results in the third quarter of 2021 were also positively impacted by approximately $20 million due to recognizing revenue for export cargos loaded at the end of the third quarter at market spot prices with an offsetting unrealized hedge loss being recognized in normalized EBITDA in the fourth quarter. Factors negatively impacting normalized EBITDA in the third quarter of 2021 included cessation of AFUDC related to MVP, the impact of the sale of the majority of WGL Midstream's commodity business, amortization of a contract asset at Gordondale related to a blend and extend contract that was entered into in 2018 with the impact of the lower processing fees being recognized for accounting purposes starting in 2021, and higher extraction operating expenses.

In the third quarter of 2021, AltaGas recorded a pre-tax gain on disposition of assets of $3 million, mainly due to cash proceeds received from an escrow account related to the 2019 disposition of AltaGas' investment in Meade, which held WGL Midstream's indirect, non-operating interest in Central Penn. In addition, in the third quarter of 2021, AltaGas completed the sale of certain Petrogas propane distribution assets for proceeds of less than $1 million, resulting in a pre-tax gain of less than $1 million. In the third quarter of 2020, AltaGas recorded a pre-tax provision on equity investments of approximately $7 million for costs associated with the Constitution pipeline project which was canceled in February 2020.

Nine Months Ended September 30

The Midstream segment reported normalized EBITDA of $632 million in the first nine months of 2021, compared to $345 million in the same period in 2020. The increase in normalized EBITDA in the first nine months of 2021 was mainly due to impacts from the consolidation of Petrogas, which was consolidated upon completion of the Petrogas Acquisition, favorable storage and transportation margins and higher storage withdrawals at WGL Midstream in the first quarter of 2021, higher export volumes at RIPET, higher fractionation and liquids handling revenues and higher processed volumes at the NEBC facilities due to NEBC growth projects placed into service, increased earnings from the cogeneration plants at Harmattan due to higher Alberta power prices, and higher realized frac spreads (inclusive of hedges). Midstream results in the first nine

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 24

months of 2021 were also positively impacted by approximately $20 million due to recognizing revenue for NGL export cargos loaded at the end of the third quarter at market spot prices with an offsetting unrealized hedge loss being recognized in normalized EBITDA in the fourth quarter. Factors negatively impacting normalized EBITDA in the first nine months of 2021 included cessation of AFUDC related to MVP, lower realized merchant margins at RIPET (inclusive of hedges), amortization of a contract asset at Gordondale related to a blend and extend contract that was entered into in 2018 with the impact of the lower processing fees being recognized for accounting purposes starting in 2021, the impact of the sale of the majority of WGL Midstream's commodity business, higher extraction operating expenses, and unfavorable NGL marketing margins.

In the first nine months of 2021, the Midstream segment recognized pre-tax gains on dispositions of assets of approximately $7 million related to the sale of the majority of WGL Midstream's commodity business, other minor Midstream asset sales, and the previously mentioned gains recorded in the third quarter of 2021. In addition, in the first nine months of 2021, the Midstream segment recognized pre-tax provisions of approximately $57 million ($46 million after-tax) primarily related to the sale of the majority of WGL Midstream's commodity business. In the first nine months of 2020, the Midstream segment recognized a pre-tax provision of approximately $2 million related to land parcels located near the Harmattan gas processing plant and the previously mentioned pre-tax provision on equity investments of approximately $7 million related to the Constitution pipeline recognized in the third quarter of 2020.

Midstream Hedges

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Frac spread exposed volumes (Bbls/d)	9,320	7,597	10,158	8,843
NGL volumes hedged (Bbls/d)	8,740	10,068	9,345	9,192
Average price of NGL volumes hedged ($/Bbl) (1)	26	27	26	29
Average export volumes hedged (Bbls/d)	52,281	25,416	48,634	27,100
Average FEI to North American NGL price spread for volumes hedged (US$/Bbl)	12	—	13	—
(1)Excludes basis differential.

Corporate/Other

Three Months Ended September 30

In the Corporate/Other segment, normalized EBITDA for the third quarter of 2021 was a loss of $4 million, compared to earnings of $19 million in the same quarter of 2020. The decrease was mainly due to the absence of recoveries related to CEWS in 2020, higher expenses related to employee incentive plans as a result of the increasing share price in 2021, and the impact of the dispositions of Pomona and Ripon in 2020.

In the third quarter of 2020, the Corporate/Other segment recognized a pre-tax gain of $5 million on the disposition of Pomona, and a pre-tax gain of $3 million on the disposition of Ripon.

Nine Months Ended September 30

In the Corporate/Other segment, normalized EBITDA for the first nine months of 2021 was a loss of $17 million, compared to earnings of $44 million in the same period in 2020. The decrease was mainly due to higher expenses related to employee incentive plans as a result of the increasing share price in 2021, the absence of recoveries related to CEWS in 2020, and the impact of the disposition of Pomona in the third quarter of 2020.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 25

In the first nine months of 2021, the Corporate/Other segment recognized a pre-tax loss of approximately $1 million on the last remaining U.S. distributed generation project which was sold in 2019 but transferred to the purchaser during the second quarter. In the first nine months of 2020, the Corporate/Other segment recognized a pre-tax gain of $9 million on certain U.S. distributed generation projects which were sold in 2019 but transferred to the purchaser in the first nine months of 2020, in addition to the previously mentioned gains on dispositions recorded in the third quarter of 2020. In the first nine months of 2020, the Corporate/Other segment also recognized a pre-tax provision of $3 million related to a remaining U.S. distributed generation project which had not yet transferred to the purchaser.

Invested Capital

	Three Months Ended September 30, 2021
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment	$205	$4	$1	$210
Intangible assets	—	—	—	—
Long-term investments	—	1	—	1
Invested capital	205	5	1	211
Disposals:
Property, plant and equipment	—	(1)	—	(1)
Equity method investments	—	(3)	—	(3)
Invested capital, net of disposals	$205	$1	$1	$207

	Three Months Ended September 30, 2020
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment	$190	$15	$1	$206
Intangible assets	1	1	1	3
Contributions from non-controlling interest	—	(1)	—	(1)
Invested capital	191	15	2	208
Disposals:
Property, plant and equipment	—	—	(64)	(64)
Invested capital, net of disposals	$191	$15	$(62)	$144

During the third quarter of 2021, AltaGas’ invested capital was $211 million, compared to $208 million in the same quarter of 2020. The increase in invested capital was primarily due to higher additions to property, plant and equipment due to higher spend on accelerated pipe replacement programs and system betterment programs at Washington Gas. The disposals of property, plant and equipment and equity method investments in the third quarter of 2021 related to the sale of certain Petrogas propane distribution assets and cash proceeds received from an escrow account related to the 2019 disposition of AltaGas' investment in Meade, which held WGL Midstream's indirect, non-operating interest in Central Penn, respectively. In the third quarter of 2020, the disposals of property, plant and equipment primarily related to the disposition of Pomona and Ripon.

The invested capital in the third quarter of 2021 included maintenance capital of $1 million (2020 ‑ $1 million) in the Midstream segment and $1 million (2020 - $nil) related to remaining power assets in the Corporate/Other segment. Midstream maintenance capital in the third quarter of 2021 was primarily related to the Edmonton Ethane Extraction Plant (EEEP), Harmattan, and Ferndale facilities.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 26

	Nine Months Ended September 30, 2021
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment	$498	$50	$7	$555
Intangible assets	1	1	1	3
Long-term investments	—	8	—	8
Contributions from non-controlling interest	—	(1)	—	(1)
Other	—	7	—	7
Invested capital	499	65	8	572
Disposals:
Property, plant and equipment	—	(344)	(1)	(345)
Equity method investments	—	(3)	—	(3)
Invested capital, net of disposals	$499	$(282)	$7	$224

	Nine Months Ended September 30, 2020
($ millions)	Utilities	Midstream	Corporate/ Other	Total
Invested capital:
Property, plant and equipment	$496	$89	$19	$604
Intangible assets	2	2	3	7
Long-term investments	—	64	—	64
Contributions from non-controlling interest	—	(5)	—	(5)
Invested capital	498	150	22	670
Disposals:
Property, plant and equipment	—	(3)	(71)	(74)
Equity method investments	(369)	(7)	—	(376)
Invested capital, net of disposals	$129	$140	$(49)	$220

In the first nine months of 2021, AltaGas’ invested capital was $572 million, compared to $670 million in the same period of 2020. The decrease in invested capital was primarily due to lower additions to property, plant and equipment and the absence of a capital contribution made to AIJVLP related to a cash call in the first quarter of 2020.

The decrease in additions to property, plant and equipment in the first nine months of 2021 was mainly due to the absence of construction costs relating to the NEBC projects, most of which were completed in the first half of 2020, the impact of the weaker U.S. dollar on U.S. capital spend, and lower maintenance costs at the Blythe facility, partially offset by construction costs for the Nig Creek expansion, capital invested at consolidated Petrogas facilities, and accelerated pipeline replacement and system betterment program spend at Washington Gas and SEMCO. The disposals of property, plant and equipment in the first nine months of 2021 primarily related to proceeds received from the sale of the majority of WGL Midstream's commodity business and the previously mentioned sale of certain Petrogas propane distribution assets. The disposal of equity method investments in the first nine months of 2021 related to the previously mentioned proceeds received from the 2019 disposition of AltaGas' investment in Meade. The disposals of property, plant and equipment in the first nine months of 2020 primarily related to the remaining proceeds received from the disposition of the U.S. distributed generation assets and the previously mentioned sales of Pomona and Ripon in the third quarter of 2020. The disposal of equity method investments in the first nine months of 2020 primarily related to the disposition of ACI.

The invested capital in the first nine months of 2021 included maintenance capital of $7 million (2020 ‑ $4 million) in the Midstream segment and $6 million (2020 ‑ $14 million) related to remaining power assets in the Corporate/Other segment. The

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 27

increase in Midstream maintenance capital was primarily due to maintenance costs at the Townsend, EEEP, Harmattan, and Ferndale facilities, while the decrease in maintenance capital in the Corporate/Other segment was primarily due to lower planned turnaround maintenance capital at the Blythe facility.

Liquidity

As a result of certain commitments made to the PSC of DC, the PSC of MD, and the SCC of VA in respect of the WGL acquisition in 2018, Washington Gas is subject to certain restrictions when paying dividends to AltaGas. However, AltaGas does not expect that this will have an impact on AltaGas’ ability to meet its obligations.

In addition, Wrangler SPE LLC and Washington Gas made certain ring fencing commitments to the PSC of DC, the PSC of MD, and the SCC of VA with the intention of removing Washington Gas from the bankruptcy estate of AltaGas and its affiliates, other than Washington Gas and Wrangler SPE LLC (together, the “Ring Fenced Entities”). Because of these ring fencing measures, none of the assets of the Ring Fenced Entities would be available to satisfy the debt or contractual obligations of AltaGas or any non-Ring Fenced Entity Affiliate, including any indebtedness or other contractual obligations of AltaGas, and the Ring Fenced Entities do not bear any liability for indebtedness or other contractual obligations of any non-Ring Fenced Entity, and vice versa.

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020
Cash from (used by) operations	$209	$(48)	$895	$765
Investing activities	(263)	(153)	(242)	(231)
Financing activities	174	166	(542)	(580)
Increase (decrease) in cash, cash equivalents, and restricted cash	$120	$(35)	$111	$(46)

Cash From (Used By) Operations

Cash from operations increased by $130 million for the nine months ended September 30, 2021 compared to the same period in 2020, primarily due to higher net income after taxes (after adjusting for non-cash items), partially offset by unfavorable variances in the net change in operating assets and liabilities and lower distributions from equity investments. The majority of the variance in net change in operating assets and liabilities was due to lower cash flow from accounts receivable and inventory due to fluctuations in commodity prices and sales volumes, and the addition of Petrogas' liabilities, partially offset by increased cash flows from accounts payable and accrued liabilities driven by fluctuations in volumes and prices, increased cash flows from changes in customer deposits, the addition of Petrogas' assets, and increased cash flows related to regulatory assets and regulatory liabilities due to warmer weather and the impact of Virginia rate refund adjustments in 2020.

Working Capital

($ millions, except working capital ratio)	September 30, 2021	December 31, 2020
Current assets	$2,431	$2,497
Current liabilities	2,126	2,607
Working capital (deficiency)	$305	$(110)
Working capital ratio (1)	1.14	0.96
(1)Calculated as current assets divided by current liabilities.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 28

The increase in the working capital ratio was primarily due to increases in cash and cash equivalents and inventory, and decreases in accounts payable and accrued liabilities and current portion of long-term debt, partially offset by decreases in accounts receivable. AltaGas’ working capital will fluctuate in the normal course of business.

Investing Activities

Cash used in investing activities for the nine months ended September 30, 2021 was $242 million, compared to cash used in investing activities of $231 million in the same period in 2020. Investing activities for the nine months ended September 30, 2021 primarily included proceeds of approximately $345 million from the sale of the majority of WGL Midstream's commodity business and other minor asset sales, and proceeds of approximately $3 million received from an escrow account related to the 2019 disposition of AltaGas' investment in Meade, partially offset by expenditures of approximately $575 million for property, plant and equipment and intangible assets, approximately $8 million of contributions to equity investments, and $7 million for other changes in investing activities. Investing activities for the nine months ended September 30, 2020 primarily included expenditures of approximately $610 million for property, plant and equipment and intangible assets, and approximately $71 million of contributions to equity investments, which were partially offset by proceeds of approximately $376 million from the disposition of equity investments (which related primarily to the disposition of ACI), and proceeds of $74 million from the disposition of assets (net of transaction costs).

Financing Activities

Cash used in financing activities for the nine months ended September 30, 2021 was $542 million, compared to $580 million in the same period in 2020. Financing activities for the nine months ended September 30, 2021 were primarily comprised of net repayments of short-term debt and long-term debt of $325 million, net repayment under credit facilities of $508 million, dividends of $251 million, and distributions to non-controlling interests of $17 million, partially offset by issuance of long-term debt of $545 million, contributions from non-controlling interests of $1 million, and proceeds from shares issued on exercise of options of $13 million. Financing activities for the nine months ended September 30, 2020 were primarily comprised of net repayments of short-term debt and long-term debt of $1.2 billion, net repayments under credit facilities of $274 million, dividends of $251 million, and distributions to non-controlling interests of $22 million, partially offset by long-term debt issuances of $1.1 billion, contributions from non-controlling interests of $5 million, proceeds from shares issued on exercise of options of $1 million and proceeds from issuance of common shares under AltaGas' previous Dividend Reinvestment and Optional Cash Purchase Plan of $6 million. Total dividends paid to common and preferred shareholders of AltaGas for the nine months ended September 30, 2021 were $251 million (2020 - $251 million).

Capital Resources

AltaGas' objective for managing capital is to maintain its investment grade credit ratings, ensure adequate liquidity, optimize the profitability of its existing assets and grow its energy infrastructure to create long‑term value and enhance returns for its investors. AltaGas' capital structure is comprised of shareholders' equity (including non‑controlling interests), short‑term and long‑term debt (including the current portion) less cash and cash equivalents.

The use of debt or equity funding is based on AltaGas’ capital structure, which is determined by considering the norms and risks associated with operations and cash flow stability and sustainability.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 29

($ millions, except net debt-to-total capitalization)	September 30, 2021	December 31, 2020
Short-term debt (1)	$271	$236
Current portion of long-term debt	12	360
Long-term debt (2)	7,667	7,626
Total debt	7,950	8,222
Less: cash and cash equivalents	(163)	(32)
Net debt	$7,787	$8,190
Shareholders' equity	7,223	7,041
Non-controlling interests	652	620
Total capitalization	$15,662	$15,851

Net debt-to-total capitalization (%)	50	52
(1)For the purposes of the net debt calculation, short-term debt excludes third-party project financing obtained on behalf of the United States federal government to provide funds for the construction of certain energy management services projects. As this debt was obtained on behalf of the U.S. government, AltaGas would only need to repay in the event that the project is not completed or accepted by the government. At September 30, 2021, the project financing balance excluded from short-term debt in above table was $8 million (December 31, 2020 - $20 million).
(2)Net of debt issuance costs of $44 million as at September 30, 2021 (December 31, 2020 - $43 million).

As at September 30, 2021, AltaGas’ total debt primarily consisted of outstanding medium term notes (MTNs) of $4.3 billion (December 31, 2020 - $4.0 billion), WGL and Washington Gas long-term debt of $2.1 billion (December 31, 2020 - $2.1 billion), reflecting fair value adjustments on acquisition, SEMCO long‑term debt of $636 million (December 31, 2020 - $641 million), $306 million drawn under the bank credit facilities (December 31, 2020 - $934 million) and short-term debt of $279 million (December 31, 2020 - $256 million). In addition, AltaGas had $254 million of letters of credit outstanding (December 31, 2020 - $230 million).

As at September 30, 2021, AltaGas’ total market capitalization was approximately $7.0 billion based on approximately 280 million common shares outstanding and a closing trading price on September 30, 2021 of $24.99 per common share.

AltaGas' earnings interest coverage for the rolling twelve months ended September 30, 2021 was 2.7 times (twelve months ended September 30, 2020 – 2.5 times).

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 30

Credit Facilities		Drawn at	Drawn at
($ millions)	Borrowing capacity	September 30, 2021	December 31, 2020
AltaGas demand credit facilities (1) (2)	$70	$—	$—
AltaGas revolving credit facilities (1) (2) (3)	2,300	255	802
SEMCO Energy US$150 million credit facilities (1) (2)	191	51	80
WGL US$300 million revolving credit facility (1) (2) (4) (5)	382	255	132
Washington Gas US$450 million revolving credit facility (1) (2) (4)	573	399	363
Petrogas revolving credit facilities (6)	200	—	51
Petrogas demand credit facilities	25	18	6
	$3,741	$978	$1,434
(1)Amount drawn at September 30, 2021 converted at the month‑end rate of 1 U.S. dollar = 1.2741 Canadian dollar (December 31, 2020 - 1 U.S. dollar = 1.2732 Canadian dollar).
(2)All US$ borrowing capacity was converted at the September 30, 2021 U.S./Canadian dollar month-end exchange rate.
(3)During the second quarter of 2021, AltaGas closed an amendment that caused all committed credit facilities in Canada to be consolidated into a $2.3 billion facility. The facility has a $2 billion five-year extendable committed revolving tranche and a $300 million two-year extendable side car liquidity revolving facility.
(4)Amounts drawn include commercial paper that is supported by the long term facilities. WGL and Washington Gas have the right to request additional borrowings of up to US$100 million with the bank’s approval, for a total of US$400 million and US$550 million on their respective facilities.
(5)During the second quarter of 2021, WGL extended its credit facility by two years and increased the size of the facility to US$300 million. The amended facility matures in July 2024.
(6)During the third quarter of 2021, AltaGas closed an amendment that caused all committed Petrogas credit facilities to be consolidated into a four-year $200 million facility.

In addition to the facilities listed above, AltaGas has demand letter of credit facilities of $519 million (December 31, 2020 - $330 million). At September 30, 2021, there were letters of credit for $254 million (December 31, 2020 - $229 million) issued on these facilities and less than $1 million (December 31, 2020 - $1 million) issued on the Company's revolving credit facilities.

WGL and Washington Gas use short-term debt in the form of commercial paper or unsecured short-term bank loans to fund seasonal cash requirements. Revolving committed credit facilities are maintained in an amount equal to or greater than the expected maximum commercial paper position. At September 30, 2021, commercial paper outstanding totaled $654 million for WGL and Washington Gas (December 31, 2020 – $495 million).

All of the borrowing facilities have covenants customary for these types of facilities, which must be met at each quarter end. AltaGas and its subsidiaries have been in compliance with all financial covenants each quarter since the establishment of the facilities. AltaGas and its subsidiaries are also in compliance with trust indenture requirements for its MTNs as at September 30, 2021 and December 31, 2020.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 31

The following table summarizes the Corporation's primary financial covenants as defined by the credit facility agreements:

Ratios	Debt covenant requirements	As at September 30, 2021
Bank debt-to-capitalization (1) (2)	not greater than 65%	less than 50%
Bank EBITDA-to-interest expense (1) (2)	not less than 2.5x	greater than 4.5x
Bank debt-to-capitalization (SEMCO) (2) (3)	not greater than 60%	less than 43%
Bank EBITDA-to-interest expense (SEMCO) (2) (3)	not less than 2.25x	greater than 10.5x
Bank debt-to-capitalization (WGL) (2) (4)	not greater than 65%	less than 44%
Bank debt-to-capitalization (Washington Gas) (2) (4)	not greater than 65%	less than 49%
Net debt-to-EBITDA (Petrogas) (2) (5)	not greater than 4.00x	less than 0.5x
Net Senior debt-to-EBITDA (Petrogas) (2) (5)	not greater than 3.00x	less than 0.1x
Interest Coverage (Petrogas) (2) (5)	not less than 3.00x	greater than 21.0x
(1)Calculated in accordance with the Corporation’s $2.3 billion credit facility agreement, which is available on SEDAR at www.sedar.com. The covenants are equivalent and applicable to all the Corporation’s committed credit facilities.
(2)Estimated, subject to final adjustments.
(3)Bank EBITDA-to-interest expense (SEMCO) and Bank debt-to-capitalization (SEMCO) are calculated based on SEMCO’s consolidated financial statements and are calculated similarly to Bank debt-to-capitalization and Bank EBITDA-to-interest expense.
(4)WGL’s bank debt-to-capitalization ratio is calculated based on WGL’s consolidated financial statements.
(5)Calculated in accordance with the amended Petrogas credit facility agreement.

On February 22, 2021, a $2.5 billion base shelf prospectus for the issuance of certain types of future public debt and/or equity issuances was filed to replace the base shelf prospectus dated September 25, 2019. This enables AltaGas to access the Canadian capital markets on a timely basis during the 25-month period that the base shelf prospectus remains effective. As at September 30, 2021, approximately $2.0 billion was available under the base shelf prospectus.

On February 22, 2021, AltaGas filed a US$2.0 billion short form base shelf prospectus in both Alberta and the U.S. to replace the US$2.0 billion short form base shelf prospectus filed on January 21, 2020. This will enable AltaGas to access the U.S. capital markets during the 25-month period that the base shelf prospectus remains effective. As at September 30, 2021, US$2.0 billion was available under the base shelf prospectus.

Related Party Transactions

In the normal course of business, AltaGas transacts with its subsidiaries, affiliates, and joint ventures. There were no significant changes in the nature of the related party transactions described in Note 30 of the 2020 Annual Consolidated Financial Statements.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 32

Risk Management

Risks Related to COVID-19

AltaGas, with its subsidiaries, activated its pandemic response team early in 2020 to monitor developments related to COVID-19 and to ensure the Corporation was responding swiftly and appropriately. Continuity plans and preparedness measures have been implemented at each of AltaGas’ businesses, with safeguarding the well-being of its personnel as the primary concern. To date, AltaGas has been able to respond to the COVID-19 related challenges with minimal disruption to its operations and business. As the COVID-19 pandemic persists, AltaGas continues to take proactive steps to effectively prepare for and address the evolution of risks and regulatory mandates in the jurisdictions in which it operates, including the lifting of international travel restrictions, potential for higher incidents of colds and influenza in the upcoming winter season, slowing vaccination rates in certain localities, vaccination mandates, vaccine effectiveness, and the evolution of COVID-19 variants.

AltaGas has identified the following as potential continuing direct or indirect impacts to its business and operations from the pandemic:

▪COVID-19 variants: In response to the emergence of the highly contagious COVID-19 Delta variant and resulting fourth wave of the pandemic, certain COVID-19 restrictions were reimplemented in the jurisdictions in which AltaGas operates. As a result, AltaGas was forced to delay its reintegration efforts. Widespread inability of AltaGas’ workforce or contractors to perform their duties as a result of pervasive incidence of a COVID-19 variant or inability to comply with applicable mandates on a timely basis would have an adverse impact on AltaGas’ ability to continue normal operations;
▪Return to work: As AltaGas reintegrates its personnel to its workplace, it may incur additional costs to meet applicable health and safety requirements, which may include adaptations to its workplaces, workforce testing and compliance with applicable vaccine mandates. The occurrence of additional waves of the virus or its variants, or time required to ensure compliance with applicable mandates may require AltaGas to revise or delay such integration plans;
▪IT infrastructure, privacy and cyber security: Increased volume and sophistication of targeted cyber-attacks have been seen since the declaration of the global pandemic. Pandemic-adjusted operations, such as work from home arrangements and remote access to the Corporation's systems, may pose heightened risk of cyber security and privacy breaches and may put additional stress on the Corporation's IT infrastructure. A failure of such infrastructure could severely limit AltaGas' ability to conduct ordinary operations. To date, AltaGas’ systems have functioned capably, and it has not experienced a material impact to its operations as a result of an IT infrastructure issue; and
▪Counterparty and supplier risk: Increased exposure that contract counterparties could fail to meet their obligations to AltaGas. Such non-performance by a significant counterparty could adversely affect AltaGas' operations and financial results. To date, any cases of force majeure invoked by counterparties related to the AltaGas’ assets as a result of COVID-19 have not been material. Currently there are significant delays and disruption in global supply chains, resulting in part from mitigation strategies employed in response to COVID-19. As the global economy recovers, these supply challenges may lead to a shortage of available products and higher prices. To the extent AltaGas is unable to secure products required for its operations at acceptable pricing or at all, it may result in delays in planned operational activities and higher costs of doing business.

To the extent these risks materialize, the Corporation’s ability to carry out its business plans for the remainder of 2021 and 2022 may be adversely impacted.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 33

Political Uncertainty

Uncertainty exists with regard to the political climate in the jurisdictions where AltaGas operates. Changes in social, political, regulatory, or economic conditions, or in laws and policies governing health and safety, environment, development, tax, foreign trade, investment or energy could materially adversely affect AltaGas' business and operations.

Other

AltaGas is exposed to various market risks in the normal course of operations that could impact earnings and cash flows. AltaGas enters into physical and financial derivative contracts to manage exposure to fluctuations in commodity prices and foreign exchange rates, as well as to optimize certain owned and managed natural gas assets. The Board of Directors of AltaGas has established a risk management policy for the Corporation establishing AltaGas’ risk management control framework. Derivative instruments are governed under, and subject to, this policy. As at September 30, 2021 and December 31, 2020, the fair values of the Corporation’s derivatives were as follows:

($ millions)	September 30, 2021	December 31, 2020
Natural gas	$(82)	$(69)
Energy exports	35	(31)
NGL frac spread	(48)	(6)
Power	(100)	(29)
Crude oil and NGLs	(1)	1
Foreign exchange	2	23
Net derivative liability	$(194)	$(111)

Summary of Risk Management Contracts

Commodity Price Contracts

▪The average indicative spot NGL frac spread for the nine months ended September 30, 2021 was approximately $27/Bbl (2020 - $4/Bbl), inclusive of basis differentials. The average NGL frac spread realized by AltaGas (based on average spot price and realized hedge price inclusive of basis differentials) for the nine months ended September 30, 2021 was approximately $13/Bbl inclusive of basis differentials (2020 - $15/Bbl).
▪For 2021, AltaGas estimates an average of approximately 9,800 Bbls/d of NGL will be exposed to frac spreads prior to hedging activities. Hedges are in place for approximately 95 percent of frac exposed NGL volumes including internal hedges.
▪At RIPET and Ferndale, NGL price margins are protected through AltaGas' comprehensive hedging programs. For propane and butane volumes not expected to be contracted under tolling arrangements at RIPET and Ferndale, approximately 70 percent are currently financially hedged at FEI to North American indices, with propane and butane spreads averaging approximately US$13/Bbl. When combined with tolling volumes at the facilities, this equates to approximately 75 percent of forecasted export volumes being tolled and/or financially hedged. As highlighted in past disclosures, AltaGas plans to manage the export facilities such that a growing portion of annual capacity will be underpinned by tolling arrangements, and expects to reach this objective over the next several years.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 34

Foreign Exchange Contracts

The following foreign exchange forward contracts are outstanding as at September 30, 2021:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value
Forward USD sales	US$2	Less than one year	1.3369	$—
Forward USD purchases	US$84	Less than one year	1.2775	$—
Foreign exchange swaps (sales)	US$86	Less than one year	1.3143	$2

For the nine months ended September 30, 2021, AltaGas recorded an after-tax realized gain of $18 million on all foreign exchange forward contracts. There were no foreign exchange contracts in place during the first nine months of 2020.

Weather Instruments

▪For the nine months ended September 30, 2021, no pre-tax gains or losses (2020 - pre-tax losses of $3 million) were recorded related to heating degree day (HDD) and cooling degree day (CDD) instruments.

The Effects of Derivative Instruments on the Consolidated Statements of Income (Loss)

The following table presents the unrealized gains (losses) on derivative instruments as recorded in the Corporation’s Consolidated Statements of Income (Loss):

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020
Natural gas	$70	$(27)	$60	$2
Energy exports	(38)	(38)	20	39
Crude oil and NGLs	(17)	—	(16)	—
NGL frac spread	(12)	(3)	(42)	8
Power	32	(5)	51	(4)
Foreign exchange	(6)	—	(21)	—
	$29	$(73)	$52	$45

Please refer to Note 23 of the 2020 Annual Consolidated Financial Statements and Note 14 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2021 for further details regarding AltaGas’ risk management activities.

Dividends

AltaGas declares and pays a monthly dividend to its common shareholders. Dividends on preferred shares are paid quarterly. Dividends are at the discretion of the Board of Directors and dividend levels are reviewed periodically, giving consideration to the ongoing sustainable cash flow from operating activities, maintenance and growth capital expenditures, and debt repayment requirements of AltaGas.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 35

The following table summarizes AltaGas’ dividend declaration history:

Common Share Dividends
Year ended December 31
($ per common share)	2021	2020
First quarter	$0.249900	$0.240000
Second quarter	0.249900	0.240000
Third quarter	0.249900	0.240000
Fourth quarter	—	0.243300
Total	$0.749700	$0.963300

Series A Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.191250	$0.211250
Second quarter	0.191250	0.211250
Third quarter	0.191250	0.211250
Fourth quarter	—	0.191250
Total	$0.573750	$0.825000

Series B Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.170690	$0.268030
Second quarter	0.170360	0.267160
Third quarter	0.174480	0.183180
Fourth quarter	—	0.176520
Total	$0.515530	$0.894890

Series C Preferred Share Dividends
Year ended December 31
(US$ per preferred share)	2021	2020
First quarter	$0.330625	$0.330625
Second quarter	0.330625	0.330625
Third quarter	0.330625	0.330625
Fourth quarter	—	0.330625
Total	$0.991875	$1.322500

Series E Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.337063	$0.337063
Second quarter	0.337063	0.337063
Third quarter	0.337063	0.337063
Fourth quarter	—	0.337063
Total	$1.011189	$1.348252

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 36

Series G Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.265125	$0.265125
Second quarter	0.265125	0.265125
Third quarter	0.265125	0.265125
Fourth quarter	—	0.265125
Total	$0.795375	$1.060500

Series H Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.195349	$0.292890
Second quarter	0.195295	0.292020
Third quarter	0.199690	0.208320
Fourth quarter	—	0.201660
Total	$0.590334	$0.994890

Series I Preferred Share Dividends (1)
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$—	$0.328125
Second quarter	—	0.328125
Third quarter	—	0.328125
Fourth quarter	—	0.328125
Total	$—	$1.312500
(1) On December 31, 2020, AltaGas redeemed all of its outstanding Series I preferred shares.

Series K Preferred Share Dividends
Year ended December 31
($ per preferred share)	2021	2020
First quarter	$0.312500	$0.312500
Second quarter	0.312500	0.312500
Third quarter	0.312500	0.312500
Fourth quarter	—	0.312500
Total	$0.937500	$1.250000

Critical Accounting Estimates

Since a determination of the value of many assets, liabilities, revenues and expenses is dependent upon future events, the preparation of AltaGas' Consolidated Financial Statements requires the use of estimates and assumptions that have been made using careful judgment. Other than as described below, AltaGas’ significant accounting policies have remained unchanged and are contained in the notes to the 2020 Annual Consolidated Financial Statements. Certain of these policies involve critical accounting estimates as a result of the requirement to make particularly subjective or complex judgments about

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 37

matters that are inherently uncertain, and because of the likelihood that materially different amounts could be reported under different conditions or using different assumptions.

AltaGas’ critical accounting estimates relate to revenue recognition, financial instruments, depreciation and amortization expense, accounting for leases, asset retirement obligations and other environmental costs, impairment assessments, inventory valuation, income taxes, pension plans and post-retirement benefits, regulatory assets and liabilities, and contingencies. For a full discussion of these accounting estimates, refer to the 2020 Annual Consolidated Financial Statements and MD&A and Note 2 of the unaudited condensed interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2021.

Adoption of New Accounting Standards

Effective January 1, 2021, AltaGas adopted the following Financial Accounting Standards Board (FASB) issued Accounting Standards Updates (ASU):

▪In December 2019, FASB issued ASU No. 2019-12 "Income Taxes: Simplifying the Accounting for Income Taxes". The amendments in this ASU simplify the accounting for income taxes by clarifying certain aspects of current guidance and removing some exceptions to the general principles in ASC 740. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements;

▪In January 2020, FASB issued ASU No. 2020-01 "Derivatives and Hedging: Clarifying the Interactions between Topic 321, Topic 323, and Topic 815". The amendments in this ASU clarify the application of the measurement alternative for equity instruments and the measurement of non-derivative forward contracts or purchased call options used to acquire equity securities. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements; and

▪In March 2020, FASB issued ASU No. 2020-04 "Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting." The amendments in this ASU provide optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships affected by reference rate reform if certain criteria are met. These apply only to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued because of reference rate reform. Certain of AltaGas’ credit facilities, lessee vehicle finance leases, and carrying charges in certain derivative commodity sale arrangements reference LIBOR. The discontinuation of LIBOR will require these arrangements to be modified to replace LIBOR with an alternative interest rate. As such, AltaGas has made a policy election to adopt the contract modification optional expedients related to these arrangements on January 1, 2021 on a prospective basis. As a result of electing these optional expedients, contract modifications due to LIBOR are not expected to have a material effect on AltaGas' consolidated financial statements. AltaGas will continue to monitor the activities of regulators and financial institutions to transition to an alternative reference rate and continue to review additional arrangements for references to LIBOR. Accordingly, AltaGas may make additional optional elections in the future.

Future Changes in Accounting Principles

In August 2020, FASB issued ASU No. 2020-06 "Debt with Conversion and Other Options and Topic 815-40 - Derivatives and Hedging - Contracts in Entity's Own Equity: Accounting for Convertible Instruments and Contract in an Entity's Own Equity."

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 38

The amendments in this ASU simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The amendments in this ASU are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In July 2021, FASB issued ASU No. 2021-05 "Leases (Topic 842): Lessors - Certain Leases with Variable Lease Payments." The amendments in this ASU affect lessors with lease contracts that have variable lease payments that do not depend on a reference index or a rate and would have resulted in the recognition of a selling loss at lease commencement if classified as sales-type or direct financing. The amendments are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years and could either be applied retrospectively to leases that commenced or were modified upon the adoption of ASC 842 or prospectively to new or modified leases. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

Off-Balance Sheet Arrangements

AltaGas did not enter into any material off-balance sheet arrangements during the nine months ended September 30, 2021. Reference should be made to the audited Consolidated Financial Statements and MD&A as at and for the year ended December 31, 2020 for further information on off-balance sheet arrangements.

Disclosure Controls and Procedures (DCP) and Internal Control Over Financial Reporting (ICFR)

Management, including the Chief Executive Officer and Chief Financial Officer, is responsible for establishing and maintaining DCP and ICFR, as those terms are defined in National Instrument 52‑109 "Certification of Disclosure in Issuers' Annual and Interim Filings". The objective of this instrument is to improve the quality, reliability, and transparency of information that is filed or submitted under securities legislation.

Management, including the Chief Executive Officer and the Chief Financial Officer, have designed, or caused to be designed under their supervision, DCP and ICFR to provide reasonable assurance that information required to be disclosed by AltaGas in its annual filings, interim filings, or other reports to be filed or submitted by it under securities legislation is made known to them, is reported on a timely basis, financial reporting is reliable, and financial statements prepared for external purposes are in accordance with U.S. GAAP.

The ICFR has been designed based on the framework established in the 2013 Internal Control ‑ Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Management has designed the existing framework to result in both a complete and accurate consolidation of related information. During the period covered by this MD&A, other than changes in ICFR related to the Petrogas Acquisition, there were no changes made to AltaGas’ ICFR that materially affected, or are reasonably likely to materially affect, its ICFR or DCP. AltaGas does not believe that process changes adopted in connection with the COVID-19 pandemic have materially affected ICFR.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 39

Limitation on Scope

In accordance with the provisions under National Instrument 52-109, and consistent with SEC-related guidance, the scope of the evaluation does not include ICFR related to Petrogas, which was acquired on December 15, 2020. These provisions allow an issuer to exclude a business which was acquired not more than 365 days before the issuer's financial year-end from the scope of its certifications. As such, the controls, policies, and procedures related to the Petrogas Acquisition were excluded from Management's evaluation of the design of AltaGas' ICFR as at September 30, 2021. AltaGas continues to assess the effectiveness of its DCP quarterly and ICFR annually. Summary financial information of Petrogas included in the unaudited Consolidated Financial Statements as at and for the nine month period ended September 30, 2021 includes total assets of approximately $3.2 billion and revenues of approximately $3.4 billion.

It should be noted that a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues, including instances of fraud, if any, have been detected. The design of any system of controls is also based in part on certain assumptions about the likelihood of future events, and there can be no assurances that any design will succeed in achieving its stated goals under all potential conditions.

Share Information

As at October 22, 2021
Issued and outstanding
Common shares	280,161,482
Preferred Shares
Series A	6,746,679
Series B	1,253,321
Series C	8,000,000
Series E	8,000,000
Series G	6,885,823
Series H	1,114,177
Series K	12,000,000
Issued
Share options	9,096,810
Share options exercisable	4,186,734

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 40

Summary of Consolidated Results for the Eight Most Recent Quarters (1)

($ millions)	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20	Q4-19
Total revenue	2,339	2,009	3,085	1,689	969	1,059	1,869	1,534
Normalized EBITDA (2) (3)	244	230	674	392	213	206	499	436
Net income (loss) applicable to common shares	25	24	337	48	(47)	21	464	(103)
($ per share)	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20	Q2-20	Q1-20	Q4-19
Net income (loss) per common share
Basic	0.09	0.09	1.21	0.17	(0.17)	0.08	1.66	(0.37)
Diluted	0.09	0.09	1.20	0.17	(0.17)	0.08	1.66	(0.37)
Dividends declared	0.25	0.25	0.25	0.24	0.24	0.24	0.24	0.24
(1)Amounts may not add due to rounding.
(2)Non‑GAAP financial measure. See discussion in the Non‑GAAP Financial Measures section of this MD&A.
(3)Beginning in 2020, Management no longer adjusts normalized EBITDA for changes in the fair value of natural gas optimization inventory. Prior periods have been adjusted to reflect the impact of this change.

AltaGas’ quarter-over-quarter financial results are impacted by seasonality, fluctuations in commodity prices, weather, the U.S./Canadian dollar exchange rate, planned and unplanned plant outages, timing of in-service dates of new projects, and acquisition and divestiture activities.

Revenue for the Utilities is generally the highest in the first and fourth quarters of any given year as the majority of natural gas demand occurs during the winter heating season, which typically extends from November to March.

Other significant items that impacted quarter-over-quarter revenue during the periods noted include:

▪The seasonally colder weather experienced at several of the utilities in the second and third quarters of 2020;
▪The impact of the sale of Pomona and Ripon in the third quarter of 2020;
▪The impact of the acquisition of additional equity interest in Petrogas in the fourth quarter of 2020; and
▪The impact of the sale of the majority of WGL Midstream's commodity business in the second quarter of 2021.

Net income (loss) applicable to common shares is also affected by non-cash items such as deferred income tax, depreciation and amortization expense, accretion expense, provisions on assets, gains or losses on long-term investments, and gains or losses on the sale of assets. In addition, net income (loss) applicable to common shares is also impacted by preferred share dividends. For these reasons, the net income (loss) may not necessarily reflect the same trends as revenue. Net income (loss) applicable to common shares during the periods noted was impacted by:

▪The impact of the sale of WGL Midstream's indirect non-operating interest in Central Penn in the fourth quarter of 2019;
▪After-tax provisions of approximately $319 million recognized in the fourth quarter of 2019, primarily related to power assets;
▪The impact of the sale of ACI in the first quarter of 2020;
▪The impact of the sale of Pomona and Ripon in the third quarter of 2020;
▪After-tax transaction costs of approximately $18 million incurred in 2020 due to acquisitions and dispositions;
▪The after-tax provision of approximately $79 million recognized in the fourth quarter of 2020 related to the Alton Natural Gas Storage Project;
▪The impact of the change in accounting principle relating to Washington Gas' net periodic pension and other post-retirement benefit plan costs in the third quarter of 2020;
▪The impact of the acquisition of additional equity interest in Petrogas in the fourth quarter of 2020;

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 41

▪The after-tax provision of approximately $46 million recognized in the first half of 2021 related to the sale of the majority of WGL Midstream's commodity business; and
▪The impact of the sale of the majority of WGL Midstream's commodity business in the second quarter of 2021.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 42

CONSOLIDATED BALANCE SHEETS
(condensed and unaudited)

As at ($ millions)	September 30, 2021	December 31, 2020

ASSETS
Current assets
Cash and cash equivalents (note 20)	$163	$32
Accounts receivable (net of credit losses of $42 million) (note 14)	1,208	1,444
Inventory (note 6)	780	636
Restricted cash holdings from customers (note 20)	3	3
Regulatory assets	6	46
Risk management assets (note 14)	156	98
Prepaid expenses and other current assets (note 20)	115	234
Assets held for sale	—	4
	2,431	2,497

Property, plant and equipment	11,166	10,888
Intangible assets	184	539
Operating right of use assets	322	372
Goodwill (note 7)	5,057	5,039
Regulatory assets	382	444
Risk management assets (note 14)	57	47
Restricted cash holdings from customers (note 20)	—	2
Prepaid post-retirement benefits	581	572
Long-term investments and other assets (net of credit losses of $1 million) (notes 8, 14, and 20)	230	245
Investments accounted for by the equity method (note 10)	893	887
	$21,303	$21,532

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$1,324	$1,561
Dividends payable	23	22
Short-term debt	279	256
Current portion of long-term debt (notes 11 and 14)	12	360
Customer deposits	97	73
Regulatory liabilities	19	90
Risk management liabilities (note 14)	253	111
Operating lease liabilities	85	95
Other current liabilities (note 14)	34	38
Liabilities associated with assets held for sale	—	1
	2,126	2,607

Long-term debt (notes 11 and 14)	7,667	7,626
Asset retirement obligations	391	379
Unamortized investment tax credits	2	3
Deferred income taxes	1,200	1,118
Regulatory liabilities	1,330	1,381
Risk management liabilities (note 14)	154	145
Operating lease liabilities	252	304
Other long-term liabilities	157	153
Future employee obligations	149	155
	$13,428	$13,871

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 43

As at ($ millions)	September 30, 2021	December 31, 2020

Shareholders' equity
Common shares, no par values, unlimited shares authorized; 2021 - 280.2 million and 2020 - 279.5 million issued and outstanding (note 16)	$6,734	$6,723
Preferred shares (note 16)	1,077	1,077
Contributed surplus	387	383
Accumulated deficit	(1,017)	(1,192)
Accumulated other comprehensive income (AOCI) (note 12)	42	50
Total shareholders' equity	7,223	7,041
Non-controlling interests	652	620
Total equity	$7,875	$7,661
	$21,303	$21,532

Variable interest entities (note 9)
Commitments, guarantees, and contingencies (note 18)
Seasonality (note 21)
Segmented information (note 22)
Subsequent events (note 23)

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 44

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(condensed and unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
($ millions except per share amounts)	2021	2020	2021	2020

REVENUE (note 13)	$2,339	$969	$7,433	$3,897

EXPENSES
Cost of sales, exclusive of items shown separately	1,734	611	5,237	2,151
Operating and administrative	360	276	1,073	925
Accretion expenses	1	1	2	3
Depreciation and amortization	111	108	318	306
Provisions on assets (note 5)	—	—	57	5
	2,206	996	6,687	3,390

Income from equity investments (note 10)	3	16	8	50
Other income	22	36	59	270
Foreign exchange gains	—	—	3	3
Interest expense	(69)	(65)	(208)	(207)
Income (loss) before income taxes	89	(40)	608	623
Income tax expense (recovery)
Current	13	12	70	15
Deferred	17	(25)	64	106
Net income (loss) after taxes	59	(27)	474	502

Net income applicable to non-controlling interests	21	4	48	15
Net income (loss) applicable to controlling interests	38	(31)	426	487
Preferred share dividends	(13)	(16)	(40)	(50)
Net income (loss) applicable to common shares	$25	$(47)	$386	$437

Net income (loss) per common share (note 17)
Basic	$0.09	$(0.17)	$1.38	$1.56
Diluted	$0.09	$(0.17)	$1.37	$1.56

Weighted average number of common shares outstanding (millions) (note 17)
Basic	280.2	279.4	279.9	279.4
Diluted	282.4	279.4	281.6	279.7

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 45

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(condensed and unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020

Net income (loss) after taxes	$59	$(27)	$474	$502
Other comprehensive income (loss), net of taxes
Gain (loss) on foreign currency translation	248	(174)	(9)	192
Unrealized gain (loss) on net investment hedge	—	8	—	(10)
Reclassification of actuarial gains and prior service credits on defined benefit (DB) and post-retirement benefit plans (PRB) to net income (notes 12 and 19)	—	1	1	4
Other comprehensive income (loss) from equity investees	—	(3)	—	2
Total other comprehensive income (loss) (OCI), net of taxes (note 12)	248	(168)	(8)	188
Comprehensive income (loss) attributable to controlling interests and non-controlling interests, net of taxes	$307	$(195)	$466	$690

Comprehensive income (loss) attributable to:
Non-controlling interests	$21	$4	$48	$15
Controlling interests	286	(199)	418	675
	$307	$(195)	$466	$690

 See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 46

CONSOLIDATED STATEMENTS OF EQUITY
(condensed and unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020

Common shares (note 16)
Balance, beginning of period	$6,734	$6,724	$6,723	$6,719
Shares issued for cash on exercise of options	1	—	13	1
Shares issued under DRIP (1)	—	—	—	6
Deferred taxes on share issuance costs	(1)	(1)	(2)	(3)
Balance, end of period	$6,734	$6,723	$6,734	$6,723
Preferred shares (note 16)
Balance, beginning of period	$1,077	$1,277	$1,077	$1,277
Balance, end of period	$1,077	$1,277	$1,077	$1,277
Contributed surplus
Balance, beginning of period	$385	$380	$383	$377
Share options expense	2	2	5	5
Exercise of share options	—	—	(1)	—
Balance, end of period	$387	$382	$387	$382
Accumulated deficit
Balance, beginning of period	$(972)	$(1,060)	$(1,192)	$(1,403)
Net income (loss) applicable to controlling interests	38	(31)	426	487
Common share dividends	(70)	(67)	(211)	(201)
Preferred share dividends	(13)	(16)	(40)	(50)
Adoption of ASU 2016-13	—	—	—	(7)
Balance, end of period	$(1,017)	$(1,174)	$(1,017)	$(1,174)
AOCI (note 12)
Balance, beginning of period	$(206)	$601	$50	$245
Other comprehensive income (loss)	248	(168)	(8)	188
Balance, end of period	$42	$433	$42	$433
Total shareholders' equity	$7,223	$7,641	$7,223	$7,641

Non-controlling interests
Balance, beginning of period	$636	$153	$620	$154
Net income applicable to non-controlling interests	21	4	48	15
Contributions from non-controlling interests to subsidiaries	—	—	1	5
Distributions by subsidiaries to non-controlling interests	(5)	(5)	(17)	(22)
Balance, end of period	$652	$152	$652	$152
Total equity	$7,875	$7,793	$7,875	$7,793
(1)The Dividend Reinvestment and Optional Cash Purchase Plan was suspended in December 2019, with the December dividend (payable January 2020) being the last dividend payment eligible for reinvestment by participating shareholders under the DRIP.

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 47

CONSOLIDATED STATEMENTS OF CASH FLOWS
(condensed and unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2021	2020	2021	2020
Cash from (used by) operations
Net income (loss) after taxes	$59	$(27)	$474	$502
Items not involving cash:
Depreciation and amortization	111	108	318	306
Provisions on assets (note 5)	—	—	57	5
Accretion expenses	1	1	2	3
Share-based compensation (note 16)	2	2	5	5
Deferred income tax (recovery) expense	17	(25)	64	106
Gains on sale of assets	(3)	(8)	(7)	(223)
Income from equity investments (note 10)	(3)	(16)	(8)	(50)
Unrealized losses (gains) on risk management contracts (note 14)	(29)	73	(52)	(45)
Gains on investments	—	(1)	—	—
Amortization of deferred financing costs	2	2	5	6
Provision for doubtful accounts	3	2	14	18
Change in pension and other post-retirement benefits	(6)	(15)	(18)	(10)
Other	7	2	11	15
Asset retirement obligations settled	(4)	(1)	(7)	(2)
Distributions from equity investments	3	6	10	21
Changes in operating assets and liabilities (note 20)	49	(151)	27	108
	$209	$(48)	$895	$765
Investing activities
Capital expenditures - property, plant and equipment	(266)	(206)	(571)	(597)
Capital expenditures - intangible assets	—	(4)	(4)	(13)
Contributions to equity investments	(1)	(7)	(8)	(71)
Proceeds from disposition of equity investments (note 4)	3	—	3	376
Proceeds from disposition of assets, net of transaction costs (note 4)	1	64	345	74
Other changes in investing activities	—	—	(7)	—
	$(263)	$(153)	$(242)	$(231)
Financing activities
Net issuance (repayment) of short-term debt	229	179	34	(182)
Issuance of long-term debt, net of debt issuance costs	—	—	545	1,118
Repayment of long-term debt	(354)	(5)	(359)	(981)
Net borrowing (repayment) under credit facilities	386	80	(508)	(274)
Dividends - common shares	(70)	(67)	(211)	(201)
Dividends - preferred shares	(13)	(16)	(40)	(50)
Distributions to non-controlling interests	(5)	(5)	(17)	(22)
Contributions from non-controlling interests	—	—	1	5
Net proceeds from shares issued on exercise of options (note 16)	1	—	13	1
Net proceeds from issuance of common shares	—	—	—	6
	$174	$166	$(542)	$(580)
Change in cash, cash equivalents, and restricted cash	120	(35)	111	(46)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1	(3)	—	3
Cash, cash equivalents, and restricted cash, beginning of period	64	117	74	122
Cash, cash equivalents, and restricted cash, end of period (note 20)	$185	$79	$185	$79

See accompanying notes to the Consolidated Financial Statements.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 48

NOTES TO THE CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

(Tabular amounts and amounts in footnotes to tables are in millions of Canadian dollars unless otherwise indicated.)

1. Organization and Overview of the Business

The businesses of AltaGas are operated by the Company and a number of its subsidiaries including, without limitation, AltaGas
Services (U.S.) Inc., AltaGas Utility Holdings (U.S.) Inc., WGL Holdings, Inc. (WGL), Wrangler 1 LLC, Wrangler SPE LLC, Washington Gas Resources Corporation, WGL Energy Services, Inc. (WGL Energy Services), and SEMCO Holding Corporation; in regard to the Utilities business, Washington Gas Light Company (Washington Gas), Hampshire Gas Company, and SEMCO Energy, Inc. (SEMCO); and in regard to the Midstream business, AltaGas Extraction and Transmission Limited Partnership, AltaGas Pipeline Partnership, AltaGas Processing Partnership, AltaGas Northwest Processing Limited Partnership, Harmattan Gas Processing Limited Partnership, and Ridley Island LPG Export Limited Partnership. Petrogas Energy Corporation (Petrogas) was also added as a subsidiary of AltaGas upon the close of a further approximately 37 percent interest in Petrogas on December 15, 2020 (the Petrogas Acquisition). In regard to remaining assets in the Corporate/Other segment, subsidiaries include AltaGas Power Holdings (U.S.) Inc., WGL Energy Systems, Inc. (WGL Energy Systems), and Blythe Energy Inc. (Blythe). SEMCO conducts its Michigan natural gas distribution business under the name SEMCO Energy Gas Company (SEMCO Gas), its Alaska natural gas distribution business under the name ENSTAR Natural Gas Company (ENSTAR) and its 65 percent interest in an Alaska regulated gas storage utility under the name Cook Inlet Natural Gas Storage Alaska LLC (CINGSA).

AltaGas, a Canadian corporation, is a leading North American energy infrastructure company that connects natural gas liquids (NGLs) and natural gas to domestic and global markets. The Corporation’s long-term strategy is to grow in attractive areas across its Utilities and Midstream business segments seeking optimal capital deployment. In the Midstream business, the Corporation is focused on optimizing the full value chain of energy exports by providing producers with solutions, including global market access off the West Coast of North America via the Corporation’s footprint in the Montney region. In the Utilities business, the Corporation seeks to grow through rate base investment and the use of accelerated rate recovery programs, while providing effective and cost-efficient service for customers.

AltaGas' operating segments include the following:

▪    Utilities, which serves approximately 1.7 million customers with a rate base of approximately US$4.6 billion through ownership of regulated natural gas distribution utilities across five jurisdictions in the United States and two regulated natural gas storage utilities in the United States, delivering clean and affordable natural gas to homes and businesses. The Utilities business also includes storage facilities and contracts for interstate natural gas transportation and storage services, as well as the affiliated retail energy marketing business, which serves approximately 0.5 million customers;

▪    Midstream, which includes a 70 percent interest in the Ridley Island Propane Export Terminal (RIPET) and an approximate 74 percent interest in the Ferdale terminal, allowing AltaGas to leverage its assets along the energy value chain in Western Canada and the Western United States including natural gas gathering and processing, NGL extraction and fractionation, and natural gas and NGL marketing. The Midstream segment also includes transmission, storage, an interest in a regulated pipeline in the Marcellus/Utica gas formation in the northeastern United States, and an approximate 74 percent interest in Petrogas' other operations, which includes LPG exports and distribution, domestic terminals, wellsite fluids and fuels, and trucking and liquids handling. The addition of Petrogas resulted in revenue of approximately $3.4 billion for the nine month period ended September 30, 2021.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 49

The Corporate/Other segment consists of AltaGas' corporate activities and a small portfolio of remaining power assets.

2. Summary of Significant Accounting Policies

BASIS OF PRESENTATION

These unaudited condensed interim Consolidated Financial Statements have been prepared by Management in accordance with United States Generally Accepted Accounting Principles (U.S. GAAP). As a result, these unaudited condensed interim Consolidated Financial Statements do not include all of the information and disclosures required in the annual Consolidated Financial Statements and should be read in conjunction with the Corporation's 2020 annual audited Consolidated Financial Statements prepared in accordance with U.S. GAAP. In Management's opinion, these unaudited condensed interim Consolidated Financial Statements include all adjustments that are of a recurring nature and necessary to present fairly the financial position of the Corporation.

Pursuant to National Instrument 52‑107, "Acceptable Accounting Principles and Auditing Standards" (NI 52‑107), financial statements of an “SEC issuer” may be prepared in accordance with U.S. GAAP. On January 21, 2020, AltaGas filed a final short form base shelf prospectus in Alberta and a corresponding registration statement on Form F-10 in the United States, by virtue of which AltaGas is required to file reports under section 15(d) of the Securities Exchange Act of 1934 with the United States Securities and Exchange Commission. As a result, AltaGas is an SEC issuer and is entitled to prepare its financial statements in accordance with U.S. GAAP.

PRINCIPLES OF CONSOLIDATION

These unaudited condensed interim Consolidated Financial Statements of AltaGas include the accounts of the Corporation, its subsidiaries, variable interest entities (VIEs) for which the Corporation is the primary beneficiary, and its interest in various partnerships and joint ventures where AltaGas has an undivided interest in the assets and liabilities. Investments in unconsolidated companies that AltaGas has significant influence, but not control over are accounted for using the equity method.

All intercompany balances and transactions are eliminated on consolidation. Where there is a party with a non‑controlling interest in a subsidiary that AltaGas controls, that non‑controlling interest is reflected as “non‑controlling interests” in the Consolidated Financial Statements. The non‑controlling interests in net income (or loss) of consolidated subsidiaries are shown as an allocation of the consolidated net income and are presented separately in "net income applicable to non-controlling interests".

USE OF ESTIMATES AND MEASUREMENT UNCERTAINTY

The preparation of Consolidated Financial Statements in accordance with U.S. GAAP requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the period. Key areas where Management has made complex or subjective judgments, when matters are inherently uncertain, include but are not limited to: determining the nature and timing of satisfaction of performance obligations and determining the transaction price and amounts allocated to performance obligations for revenue recognition; depreciation and amortization rates; determination as to whether a contract is or contains a lease; determination of the classification, term, and discount rate for leases; fair value of asset retirement obligations; valuation of inventory at the lower of cost or net realizable value; fair value of property, plant and equipment and goodwill for impairment assessments; fair value of financial instruments; measurement of credit losses; provisions for income taxes; assumptions used to measure employee future

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 50

benefits; provisions for contingencies; purchase price allocations; and carrying value of regulatory assets and liabilities. Certain estimates are necessary for the regulatory environment in which AltaGas' subsidiaries or affiliates operate, which often require amounts to be recorded at estimated values until these amounts are finalized pursuant to regulatory decisions or other regulatory proceedings. By their nature, these estimates are subject to measurement uncertainty and may impact the Consolidated Financial Statements of future periods.

SIGNIFICANT ACCOUNTING POLICIES

Except as noted below, these unaudited condensed interim Consolidated Financial Statements have been prepared following the same accounting policies and methods as those used in preparing the Corporation's 2020 annual audited Consolidated Financial Statements.

ADOPTION OF NEW ACCOUNTING STANDARDS

Effective January 1, 2021, AltaGas adopted the following Financial Accounting Standards Board (FASB) issued Accounting Standards Updates (ASU):

▪In December 2019, FASB issued ASU No. 2019-12 "Income Taxes: Simplifying the Accounting for Income Taxes". The amendments in this ASU simplify the accounting for income taxes by clarifying certain aspects of current guidance and removing some exceptions to the general principles in ASC 740. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements;

▪In January 2020, FASB issued ASU No. 2020-01 "Derivatives and Hedging: Clarifying the Interactions between Topic 321, Topic 323, and Topic 815". The amendments in this ASU clarify the application of the measurement alternative for equity instruments and the measurement of non-derivative forward contracts or purchased call options used to acquire equity securities. The adoption of this ASU did not have a material impact on AltaGas' consolidated financial statements; and

▪In March 2020, FASB issued ASU No. 2020-04 "Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting." The amendments in this ASU provide optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships affected by reference rate reform if certain criteria are met. These apply only to contracts, hedging relationships, and other transactions that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued because of reference rate reform. Certain of AltaGas’ credit facilities, lessee vehicle finance leases, and carrying charges in certain derivative commodity sale arrangements reference LIBOR. The discontinuation of LIBOR will require these arrangements to be modified to replace LIBOR with an alternative interest rate. As such, AltaGas has made a policy election to adopt the contract modification optional expedients related to these arrangements on January 1, 2021 on a prospective basis. As a result of electing these optional expedients, contract modifications due to LIBOR are not expected to have a material effect on AltaGas' consolidated financial statements. AltaGas will continue to monitor the activities of regulators and financial institutions to transition to an alternative reference rate and continue to review additional arrangements for references to LIBOR. Accordingly, AltaGas may make additional optional elections in the future.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 51

FUTURE CHANGES IN ACCOUNTING PRINCIPLES

In August 2020, FASB issued ASU No. 2020-06 "Debt with Conversion and Other Options and Topic 815-40 - Derivatives and Hedging - Contracts in Entity's Own Equity: Accounting for Convertible Instruments and Contract in an Entity's Own Equity." The amendments in this ASU simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. The amendments in this ASU are effective for public business entities that meet the definition of a Securities and Exchange Commission (SEC) filer, excluding entities eligible to be smaller reporting companies as defined by the SEC, for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

In July 2021, FASB issued ASU No. 2021-05 "Leases (Topic 842): Lessors - Certain Leases with Variable Lease Payments." The amendments in this ASU affect lessors with lease contracts that have variable lease payments that do not depend on a reference index or a rate and would have resulted in the recognition of a selling loss at lease commencement if classified as sales-type or direct financing. The amendments are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years and could either be applied retrospectively to leases that commenced or were modified upon the adoption of ASC 842 or prospectively to new or modified leases. The adoption of this ASU is not expected to have a material impact on AltaGas' consolidated financial statements.

3. Acquisition of Petrogas Energy Corporation

On December 15, 2020, following the receipt of all required approvals, AltaGas acquired an additional 37 percent of Petrogas Energy Corp. for total cash consideration upon close of approximately $715 million. Additional post-acquisition contingent payments of up to $16 million may be paid no later than 2022 based on certain criteria, including earnings targets being met (note 18). AltaGas funded the transaction through draws on its existing credit facilities. As a result of the transaction, AltaGas' ownership in Petrogas has increased to approximately 74 percent with Idemitsu Kosan Co., Ltd. (Idemitsu) owning the remaining approximately 26 percent. Subsequent to the transaction, AltaGas controls Petrogas and as such, Petrogas results have been consolidated for the period subsequent to close.

This acquisition is consistent with AltaGas' global export strategy, growing Midstream operations, and corporate focus on building a diversified, low-risk, high-growth Utilities and Midstream business. The transaction provides AltaGas with operational responsibility of strategic assets that, along with the Ridley Island Propane Export Terminal and existing Midstream assets, position the Company to capture efficiencies that are expected to accrue to shareholders and customers.

AltaGas accounted for the acquisition as a business combination achieved in stages and re-measured it's previously held 37 percent equity investment in Petrogas at an acquisition date fair value of $631 million. The fair value of assets and liabilities acquired were determined using a combination of income and cost approach. The fair value of the previously held interest and non-controlling interests were derived from the valuation of the assets and liabilities including considerations for expected synergies. Prior to the acquisition, AltaGas' indirect non-controlling interest in Petrogas was accounted for as an investment accounted for by the equity method.

The following table summarizes the preliminary purchase price allocation representing the consideration paid and the estimated fair value of the net assets acquired as at December 15, 2020. The purchase price allocation is preliminary and reflects Management’s current best estimate of the fair value of Petrogas' assets and liabilities based on the analysis of information obtained to date. Management is continuing to obtain specific information to support the valuation of property, plant and equipment, intangibles, investments accounted for by the equity method, non-controlling interest, contingencies, income

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 52

taxes, environmental matters and asset retirement obligations. As additional information becomes available, the purchase price allocation may differ materially from the preliminary purchase price allocation below. The offset to any adjustments made to the aforementioned financial statement captions during the measurement period are expected to be recorded in goodwill. Any adjustments to the purchase price allocation will be made as soon as practicable but no later than one year from the date of acquisition. In the first nine months of 2021, adjustments to the purchase price allocation resulted in a net increase to goodwill of approximately $26 million (note 7).

Fair value of previously held interest in AltaGas Idemitsu Joint Venture LP (AIJVLP) on the acquisition date	$631
Less: Carrying value of previously held interest in AIJVLP	(609)
Gain on re-measurement of previously held interest	$22

Purchase consideration for an additional 37 percent of Petrogas	$715
Deemed settlement of intercompany debt	120
Fair value of previously held interest on the acquisition date	631
Less: Fair value assigned to net assets
Current assets	542
Property, plant and equipment	499
Intangible assets	8
Operating right-of-use assets	197
Investments accounted for by the equity method	125
Current liabilities	(383)
Long-term debt	(48)
Asset retirement obligations	(18)
Deferred income taxes	(11)
Operating lease liabilities	(155)
Other long-term liabilities	(20)
Fair value of net assets acquired	$736
Fair value of AIJVLP's non-controlling interest in Petrogas on the acquisition date	467
Goodwill	$1,197

4. Dispositions

WGL Midstream Assets

On April 23, 2021, AltaGas completed the sale of the majority of WGL Midstream's commodity business for cash proceeds of approximately $341 million (US$275 million). The disposition included goodwill of $13 million (note 7). AltaGas recognized a pre-tax gain on disposition of approximately $3 million in the Consolidated Statements of Income under the line item "other income" for the nine months ended September 30, 2021.

Distributed Generation Assets

In the second quarter of 2021, all consents and approvals were obtained and AltaGas transferred ownership of the last remaining distributed generation project that was previously classified as held for sale. For the nine months ended September

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 53

30, 2021, AltaGas recognized a pre-tax loss on disposition of approximately $1 million in the Consolidated Statements of Income under the line item "other income" related to the project transferred in 2021.

Other Midstream Asset Sales

In the second quarter of 2021, additional minor asset sales within the Midstream segment were completed for cash proceeds of approximately $3 million. As a result, AltaGas recognized a pre-tax gain on disposition of approximately $1 million in the Consolidated Statements of Income under the line item "other income" for the nine months ended September 30, 2021.

Petrogas Propane Distribution Assets

In the third quarter of 2021, AltaGas completed the sale of certain Petrogas propane distribution assets for cash proceeds of less than $1 million. As a result, AltaGas recognized a pre-tax gain on disposition of less than $1 million in the Consolidated Statements of Income under the line item "other income" for the nine months ended September 30, 2021.

Meade Escrow Proceeds

In 2019, AltaGas completed the disposition of its investment in Meade Pipeline Co. LLC (Meade), which held WGL Midstream's indirect, non-operating interest in the Central Penn pipeline (Central Penn). Upon close of the sale, various escrow accounts were established to provide the purchaser a form of recourse for the settlement of indemnification obligations. In the third quarter of 2021, AltaGas received approximately $3 million (US$2 million) cash proceeds from the indemnity escrow account. As a result, AltaGas recognized a pre-tax gain on disposition of approximately $3 million in the Consolidated Statements of Income under the line item "other income" for the nine months ended September 30, 2021.

5. Provisions on Assets

Nine Months Ended September 30	2021	2020
Midstream	$57	$2
Corporate/Other	—	3
	$57	$5

Midstream

For the nine months ended September 30, 2021, AltaGas recorded a pre-tax provision of $57 million related to the sale of the majority of WGL Midstream's commodity business. In the first quarter of 2021, AltaGas originally recorded a provision of $76 million related to this sale, however due to an increase in the fair value of the net assets held for sale upon close of the transaction in April 2021, a $19 million partial reversal of the provision was subsequently recorded in the second quarter of 2021. The pre-tax provisions were recorded against intangible assets. For the nine months ended September 30, 2020, AltaGas recorded a pre-tax provision of $2 million related to land parcels located near the Harmattan gas processing plant which were sold in the second quarter of 2020. The pre-tax provisions were recorded against property, plant and equipment.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 54

Corporate/Other

For the nine months ended September 30, 2020, AltaGas recorded a pre-tax provision of $3 million related to a U.S. distributed generation project which had not yet transferred to the purchaser and was classified as held for sale as at September 30, 2020. The pre-tax provision was recorded against property, plant and equipment.

6. Inventory

As at	September 30, 2021	December 31, 2020
Natural gas held in storage (a)	$335	$309
Natural gas liquids	206	116
Materials and supplies	67	61
Renewable energy credits and emission compliance instruments	103	80
Crude oil and condensate	63	66
Processed finished products	6	4
	$780	$636
(a)As at September 30, 2021, $297 million of the natural gas held in storage was held by rate-regulated utilities (December 31, 2020 - $193 million).

7. Goodwill

As at	September 30, 2021	December 31, 2020
Balance, beginning of period	$5,039	$3,942
Business acquisition (note 3)	—	1,171
Adjustment to goodwill on business acquisition (note 3)	26	—
Goodwill included in dispositions (note 4)	(13)	—
Foreign exchange translation	5	(74)
Balance, end of period	$5,057	$5,039

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 55

8. Long-Term Investments and Other Assets

As at	September 30, 2021	December 31, 2020
Deferred lease receivable	$13	$12
Debt issuance costs associated with credit facilities	8	3
Refundable deposits	9	9
Prepayment on long-term service agreements	71	70
Deferred information technology costs	4	4
Cash calls from joint venture partners (a)	24	26
Contract asset (net of credit losses of $1 million) (notes 13 and 14)	46	50
Rabbi trust (notes 19 and 20)	16	19
Other long-term receivables	—	18
Capitalized contract costs	5	5
Financial transmission rights	13	12
Other	21	17
	$230	$245
(a)Represents a cash advance to a joint venture partner as part of a construction, ownership and operation (CO&O) agreement.

9. Variable Interest Entities

Consolidated VIEs

AltaGas consolidates a variable interest entity (VIE) where the Corporation is deemed the primary beneficiary. The primary beneficiary of a VIE has the power to direct the activities of the entity that most significantly impact its economic performance such as being the provider of construction, operating, and marketing services to the entity. In addition, the primary beneficiary of a VIE also has the obligation to absorb losses of the entity or the right to receive benefits that could potentially be significant to the VIE. AltaGas determined that it is the primary beneficiary of the following VIE:

Ridley Island LPG Export Limited Partnership

On May 5, 2017, AltaGas LPG Limited Partnership (AltaGas LPG), a wholly-owned subsidiary of AltaGas, and Vopak Development Canada Inc. (Vopak), a wholly-owned subsidiary of Koninklijke Vopak N.V. (Royal Vopak), a public company incorporated under the laws of the Netherlands, formed the Ridley Island LPG Export Limited Partnership (RILE LP) to develop, own, and operate the Ridley Island Propane Export Terminal (RIPET). AltaGas’ subsidiaries hold a 70 percent interest while Vopak holds a 30 percent interest in RILE LP. The construction cost of RIPET was funded by AltaGas LPG and Vopak in proportion to their respective interests in RILE LP. As part of the arrangements, AltaGas entered into a long-term agreement for the capacity of RIPET with RILE LP, and AltaGas and certain of its subsidiaries provide operating services to RILE LP.

AltaGas has determined that RILE LP is a VIE in which it holds variable interests and is the primary beneficiary. In the determination that AltaGas is the primary beneficiary of the VIE, AltaGas noted that it has the power to direct the activities that most significantly impact the VIE’s economic performance through the operating and marketing services provided to RILE LP. In addition, AltaGas has the obligation to absorb the losses and the right to receive the benefits that could potentially be significant to RILE LP through the long-term agreement for the capacity of RIPET. As such, AltaGas has consolidated RILE LP.

The assets of RILE LP are the property of RILE LP and are not available to AltaGas for any other purpose. RILE LP’s asset balances can only be used to settle its own obligations. The liabilities of RILE LP do not represent additional claims against AltaGas’ general assets. AltaGas’ exposure to loss as a result of its interest as a limited partner is its net investment. AltaGas

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 56

and Royal Vopak have provided limited guarantees for the obligations of their respective subsidiaries for the construction cost of RIPET. With the commencement of commercial operations at RIPET, the terms of the long-term capacity agreement between AltaGas LPG and RILE LP provide for a return on and of capital and reimbursement of RIPET's operating costs by AltaGas LPG in accordance with the terms set out in the agreement.

The following table represents amounts included in the Consolidated Balance Sheets attributable to AltaGas’ consolidated VIE:

As at	September 30, 2021	December 31, 2020
Current assets	$16	$7
Property, plant and equipment	356	358
Long-term investments and other assets	48	50
Current liabilities	(12)	(2)
Asset retirement obligations	(2)	(2)
Net assets	$406	$411

Unconsolidated VIE

Strathcona Storage Limited Partnership (SSLP)

Upon the acquisition of Petrogas on December 15, 2020, AltaGas acquired an indirect interest in SSLP, a partnership formed with ATCO Energy Solutions Ltd. to construct, operate, and maintain underground NGL storage caverns at Fort Saskatchewan, Alberta. The facility currently has four underground NGL storage salt caverns in service, with a fifth cavern under development.

As at September 30, 2021, AltaGas held an indirect 30 percent equity investment in SSLP with a carrying value of $129 million (December 31, 2020 - $124 million), inclusive of fair value adjustments on acquisition date (note 3). SSLP is not consolidated by Petrogas and instead is accounted for by the equity method of accounting. Petrogas is not the primary beneficiary of SSLP and it does not have the power to direct the activities most significant to the economic performance of SSLP. The maximum financial exposure to loss as a result of the involvement with this VIE is equal to AltaGas' net investment in SSLP.

10. Investments Accounted for by the Equity Method

			Carrying value as at
	Location	Ownership Percentage	September 30, 2021	December 31, 2020
Eaton Rapids Gas Storage System	United States	50	$27	$26
Mountain Valley Pipeline, LLC (MVP) (a)	United States	10	719	718
Sarnia Airport Storage Pool LP	Canada	50	17	18
Petrogas Terminals Penn LLC (b)	United States	37	1	1
Strathcona Storage LP (b)	Canada	30	129	124
			$893	$887
(a)The equity method is considered appropriate because MVP is an LLC with specific ownership accounts and ownership between five and fifty percent, resulting in WGL Midstream exercising a more than minor influence over the investee's operating and financing policies.
(b)Acquired on December 15, 2020 as part of the Petrogas Acquisition (note 3).

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 57

			Equity income (loss) for the three months ended September 30		Equity income (loss) for the nine months ended September 30
	Location	Ownership Percentage	2021	2020	2021	2020
AltaGas Canada Inc. (ACI) (a)	Canada	—	$—	$—	$—	$2
AltaGas Idemitsu Joint Venture LP (AIJVLP) (b)	Canada	—	—	2	—	(4)
Constitution Pipeline, LLC (Constitution) (c)	United States	—	—	(7)	—	(7)
Eaton Rapids Gas Storage System	United States	50	1	1	2	2
MVP (d)	United States	10	—	17	—	46
Sarnia Airport Storage Pool LP	Canada	50	—	—	1	1
Petrogas Preferred Shares (e)	Canada	—	—	3	—	10
Strathcona Storage LP (f)	Canada	30	2	—	5	—
			$3	$16	$8	$50
(a)ACI was acquired by the Public Sector Pension Investment Board and the Alberta Teachers' Retirement Fund Board on March 31, 2020.
(b)Upon consolidation of Petrogas on December 15, 2020 (note 3), AltaGas no longer has an equity investment in AIJVLP.
(c)In February 2020, the partners of Constitution elected not to proceed with the pipeline project and Constitution was dissolved. The loss recorded in the third quarter of 2020 relates to a provision recorded against the equity investment.
(d)The equity method is considered appropriate because MVP is an LLC with specific ownership accounts and ownership between five and fifty percent, resulting in WGL Midstream exercising a more than minor influence over the investee's operating and financing policies.
(e)Petrogas' preferred shares ceased to be an investment accounted for by the equity method after AltaGas acquired a controlling interest in Petrogas on December 15, 2020 (note 3).
(f)Acquired on December 15, 2020 as part of the Petrogas Acquisition (note 3).

The carrying amount of certain equity investments differs from the amount of the underlying equity in net assets. These basis differences include amounts related to purchase accounting adjustments, capitalized interest, and a contractual cap on contributions to MVP.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 58

11. Long-Term Debt

As at	Maturity date	September 30, 2021	December 31, 2020
Credit facilities
$2 billion unsecured extendible revolving facility (a) (b)	4-May-2026	$255	$802
US$150 million unsecured extendible revolving facility	20-Dec-2023	51	81
Commercial paper (c)	Various	380	260
$200 million unsecured extendible revolving facility (d)	Sept 28, 2025	—	51
AltaGas Ltd. medium-term notes (MTNs)
$350 million Senior unsecured - 3.72 percent	28-Sep-2021	—	350
$500 million Senior unsecured - 2.61 percent	16-Dec-2022	500	500
$300 million Senior unsecured - 3.57 percent	12-Jun-2023	300	300
$200 million Senior unsecured - 4.40 percent	15-Mar-2024	200	200
$350 million Senior unsecured - 1.23 percent	18-Mar-2024	350	—
$300 million Senior unsecured - 3.84 percent	15-Jan-2025	300	300
$500 million Senior unsecured - 2.16 percent	10-Jun-2025	500	500
$350 million Senior unsecured - 4.12 percent	7-Apr-2026	350	350
$200 million Senior unsecured - 2.17 percent	16-Mar-2027	200	—
$200 million Senior unsecured - 3.98 percent	4-Oct-2027	200	200
$500 million Senior unsecured - 2.08 percent	30-May-2028	500	500
$200 million Senior unsecured - 2.48 percent	30-Nov-2030	200	200
$100 million Senior unsecured - 5.16 percent	13-Jan-2044	100	100
$300 million Senior unsecured - 4.50 percent	15-Aug-2044	300	300
$250 million Senior unsecured - 4.99 percent	4-Oct-2047	250	250
WGL and Washington Gas MTNs
US$20 million Senior unsecured - 6.65 percent	20-Mar-2023	25	25
US$41 million Senior unsecured - 5.44 percent	11-Aug-2025	52	52
US$53 million Senior unsecured - 6.62 to 6.82 percent	Oct 2026	68	67
US$72 million Senior unsecured - 6.40 to 6.57 percent	Feb - Sep 2027	92	92
US$52 million Senior unsecured - 6.57 to 6.85 percent	Jan - Mar 2028	66	66
US$9 million Senior unsecured - 7.50 percent	1-Apr-2030	11	11
US$50 million Senior unsecured - 5.70 to 5.78 percent	Jan - Mar 2036	64	64
US$75 million Senior unsecured - 5.21 percent	3-Dec-2040	96	95
US$75 million Senior unsecured - 5.00 percent	15-Dec-2043	96	95
US$300 million Senior unsecured - 4.22 to 4.60 percent	Sep - Nov 2044	382	382
US$450 million Senior unsecured - 3.80 percent	15-Sep-2046	573	573
US$400 million Senior unsecured - 3.65 percent (e)	15-Sep-2049	530	530
SEMCO long-term debt
US$82 million CINGSA Senior Secured - 4.48 percent (f)	2-Mar-2032	63	69
US$225 million First Mortgage Bonds - 2.45 percent	21-Apr-2050	287	286
US$225 million First Mortgage Bonds - 3.15 percent	21-Apr-2030	287	286
Fair value adjustment on WGL Acquisition		78	80
Finance lease liabilities		17	12
		$7,723	$8,029
Less debt issuance costs		(44)	(43)
		$7,679	$7,986
Less current portion		(12)	(360)
		$7,667	$7,626
(a)Borrowings on the facility can be by way of prime loans, U.S. base-rate loans, LIBOR loans, bankers' acceptances, or letters of credit. Borrowings on the facility have fees and interest at rates relevant to the nature of the draw made.
(b)During the second quarter of 2021, AltaGas closed an amendment that caused all committed credit facilities in Canada to be consolidated into a $2.3 billion facility. The facility has a $2 billion five-year extendable committed revolving tranche and a $300 million two-year extendable side car liquidity revolving facility.
(c)Commercial paper is supported by the availability of long-term committed credit facilities with maturity dates ranging from 2022 to 2024. Commercial paper intended to be repaid within the next year is recorded as short-term debt.
(d)During the third quarter of 2021, Petrogas closed an amendment that caused all committed Petrogas credit facilities to be consolidated into a four-year $200 million facility.
(e)On December 10, 2020, Washington Gas issued MTNs with an aggregate principal amount of US$100 million. This offering constituted the reopening of its US$300 million MTNs originally issued in 2019. The total includes a US$17 million premium which will be amortized as a reduction to interest expense over the term of the note.
(f)Collateral for the CINGSA senior secured loan is certain CINGSA assets. Alaska Storage Holding Company, LLC, a subsidiary in which AltaGas has a controlling interest, is the non-recourse guarantor of this loan.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 59

12. Accumulated Other Comprehensive Income (Loss)

	Defined benefit pension and PRB plans	Hedge net investments	Translation foreign operations	Equity investee	Total
Opening balance, January 1, 2021	$(12)	$(158)	$220	$—	$50
OCI before reclassification	—	—	(9)	—	(9)
Amounts reclassified from OCI	2	—	—	—	2
Current period OCI (pre-tax)	2	—	(9)	—	(7)
Income tax on amounts reclassified to earnings	(1)	—	—	—	(1)
Net current period OCI	1	—	(9)	—	(8)
Ending balance, September 30, 2021	$(11)	$(158)	$211	$—	$42

Opening balance, January 1, 2020	$(6)	$(149)	$395	$5	$245
OCI before reclassification	—	(11)	192	2	183
Amounts reclassified from AOCI	5	—	—	—	5
Current period OCI (pre-tax)	5	(11)	192	2	188
Income tax on accounts retained in AOCI	—	1	—	—	1
Income tax on amounts reclassified to earnings	(1)	—	—	—	(1)
Net current period OCI	4	(10)	192	2	188
Ending balance, September 30, 2020	$(2)	$(159)	$587	$7	$433

Reclassification From Accumulated Other Comprehensive Income (Loss)

AOCI components reclassified	Income statement line item	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020
Defined benefit pension and PRB plans	Other income	$—	$1

AOCI components reclassified	Income statement line item	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Defined benefit pension and PRB plans	Other income	$2	$5
Deferred income taxes	Income tax expense – deferred	(1)	(1)
		$1	$4

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 60

13. Revenue

The following tables disaggregate revenue by major sources for the period:

	Three Months Ended September 30, 2021
	Utilities	Midstream	Corporate/Other	Total
Revenue from contracts with customers
Commodity sales contracts	$325	$1,334	$—	$1,659
Midstream service contracts	—	517	—	517
Gas sales and transportation services	312	—	—	312
Storage services	6	—	—	6
Other	1	—	1	2
Total revenue from contracts with customers	$644	$1,851	$1	$2,496

Other sources of revenue
Revenue from alternative revenue programs (a)	$17	$—	$—	$17
Leasing revenue (b)	—	52	26	78
Risk management and trading activities (c)	(83)	(172)	(1)	(256)
Other	—	3	1	4
Total revenue from other sources	$(66)	$(117)	$26	$(157)
Total revenue	$578	$1,734	$27	$2,339
(a)A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 61

	Three Months Ended September 30, 2020
	Utilities	Midstream	Corporate/Other	Total
Revenue from contracts with customers
Commodity sales contracts	$318	$256	$—	$574
Midstream service contracts	—	46	—	46
Gas sales and transportation services	280	—	—	280
Storage services	6	—	—	6
Other	3	—	6	9
Total revenue from contracts with customers	$607	$302	$6	$915

Other sources of revenue
Revenue from alternative revenue programs (a)	$13	$—	$—	$13
Leasing revenue (b)	1	36	29	66
Risk management and trading activities (c) (d)	(23)	(8)	—	(31)
Other	(1)	3	4	6
Total revenue from other sources	$(10)	$31	$33	$54
Total revenue	$597	$333	$39	$969
(a)A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.
(d)    Trading margins in the Midstream segment are reported in risk management and trading activities. Prior to the sale of the majority of WGL Midstream's commodity business in the second quarter of 2021, WGL entered into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The trading margins, including unrealized gains and losses on derivative instruments, are netted within revenues. Gross revenues for the three months ended September 30, 2020 of $96 million associated with the GAIL Global (USA) LNG LLC (GAIL) contract and an Asset Management Agreement (AMA), which are in scope of ASC 606, are reported within risk management and trading activities. While the GAIL contract and AMA are individually not accounted for as derivatives, they are inseparable from the overall trading portfolio. Revenue from the GAIL contract is recognized at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount. The GAIL contract had a term of 20 years and began on March 31, 2018. Revenue from the AMA is recognized based on the amount WGL Midstream has the right to invoice the customer in accordance with ASC 606. WGL executed the AMA in April 2020. AltaGas completed the sale of the majority of WGL Midstream's commodity business, including the GAIL contract and the AMA, in April 2021.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 62

	Nine Months Ended September 30, 2021
	Utilities	Midstream	Corporate / Other	Total
Revenue from contracts with customers
Commodity sales contracts	$963	$3,262	$—	$4,225
Midstream service contracts	—	1,348	—	1,348
Gas sales and transportation services	1,759	—	—	1,759
Storage services	18	—	—	18
Other	6	—	4	10
Total revenue from contracts with customers	$2,746	$4,610	$4	$7,360

Other sources of revenue
Revenue from alternative revenue programs (a)	$54	$—	$—	$54
Leasing revenue (b)	—	135	72	207
Risk management and trading activities (c) (d)	(117)	(81)	(3)	(201)
Other	(9)	17	5	13
Total revenue from other sources	$(72)	$71	$74	$73
Total revenue	$2,674	$4,681	$78	$7,433
(a)    A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)    Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)    Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.
(d)    WGL Midstream trading margins are reported in risk management and trading activities from the Midstream segment. Prior to the sale of the majority of WGL Midstream's commodity business in the second quarter of 2021, WGL Midstream entered into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The trading margins of WGL Midstream, including unrealized gains and losses on derivative instruments, are netted within revenues. Gross revenues for the nine months ended September 30, 2021 of $172 million associated with the GAIL contract and an AMA, which are in scope of ASC 606, are reported within risk management and trading activities. While the GAIL contract and AMA are individually not accounted for as derivatives, they are inseparable from the overall trading portfolio. Revenue from the GAIL contract is recognized at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount. The GAIL contract had a term of 20 years and began on March 31, 2018. Revenue from the AMA is recognized based on the amount WGL Midstream has the right to invoice the customer in accordance with ASC 606. WGL executed the AMA in April 2020. AltaGas completed the sale of the majority of WGL Midstream's commodity business, including the GAIL contract and the AMA, in April 2021.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 63

	Nine Months Ended September 30, 2020
	Utilities	Midstream	Corporate/Other	Total
Revenue from contracts with customers
Commodity sales contracts	$1,004	$696	$1	$1,701
Midstream service contracts	—	119	—	119
Gas sales and transportation services	1,671	—	—	1,671
Storage services	19	—	—	19
Other	7	—	15	22
Total revenue from contracts with customers	$2,701	$815	$16	$3,532

Other sources of revenue
Revenue from alternative revenue programs (a)	$67	$—	$—	$67
Leasing revenue (b)	1	103	75	179
Risk management and trading activities (c) (d)	(33)	143	—	110
Other	(11)	9	11	9
Total revenue from other sources	$24	$255	$86	$365
Total revenue	$2,725	$1,070	$102	$3,897
(a)A large portion of revenue generated from the Utilities segment is subject to rate regulation and accordingly there are circumstances where the revenue recognized is mandated by the applicable regulators in accordance with ASC 980.
(b)Revenue generated from certain of AltaGas’ gas facilities is accounted for as operating leases. For the Corporate/Other segment, a significant amount of revenue earned is through power purchase agreements which are accounted for as operating leases.
(c)Risk management activities involve the use of derivative instruments such as physical and financial swaps, forward contracts, and options. These derivatives are accounted for under ASC 815 and ASC 825. A portion of revenue generated by the Utilities segment is from the physical sale and delivery of natural gas and power to end users.
(d)    WGL Midstream trading margins are reported in risk management and trading activities from the Midstream segment. Prior to the sale of the majority of WGL Midstream's commodity business in the second quarter of 2021, WGL Midstream entered into derivative contracts for the purpose of optimizing its storage and transportation capacity as well as managing the transportation and storage assets on behalf of third parties. The trading margins of WGL Midstream, including unrealized gains and losses on derivative instruments, are netted within revenues. Gross revenues for the nine months ended September 30, 2020 of $303 million associated with the GAIL contract and an AMA, which are in scope of ASC 606, are reported within risk management and trading activities. While the GAIL contract and AMA are individually not accounted for as derivatives, they are inseparable from the overall trading portfolio. Revenue from the GAIL contract is recognized at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount. The GAIL contract had a term of 20 years and began on March 31, 2018. Revenue from the AMA is recognized based on the amount WGL Midstream has the right to invoice the customer in accordance with ASC 606. WGL executed the AMA in April 2020. AltaGas completed the sale of the majority of WGL Midstream's commodity business, including the GAIL contract and the AMA, in April 2021.

Revenue Recognition

The following is a description of the Corporation’s revenue recognition policy by segment and by major source of revenue from contracts with customers.

Utilities Segment

Gas Sales and Transportation Services

Customers are billed monthly based on regular meter readings. Customer billings are based on two main components: (i) a fixed service fee and (ii) a variable fee based on usage. Revenue is recognized over time when the gas has been delivered or as the service has been performed. As meter readings are performed on a cycle basis, AltaGas recognizes accrued revenue for any services rendered to its customers but not billed at month-end. The vast majority of these contracts are “at-will” as customers may cancel their service at any time, however, there are certain contracts that have terms of one year or longer. For these long-term contracts, there is generally a contract demand specified in the contract whereby the customer has to pay regardless of whether or not gas has been delivered. These contracts generally do not contain any make up rights and revenue is recognized on a monthly basis as service has been performed.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 64

Gas Storage Services

Gas storage customers are billed monthly for services provided. Customer billings are based on four components: (i) reservation charges; (ii) capacity charges; (iii) injection/withdrawal charges; and (iv) excess charges. Reservation charges are based on the customer’s contract withdrawal quantity, capacity charges are based on the customer’s total contract quantity, and injection/withdrawal charges are based on the volume of gas delivered to or from the customer. Excess charges are applied to each day that the storage quantity exceeds 100 percent of the customer’s maximum storage quantity. Revenue is recognized as the service has been performed over time on a monthly basis, which corresponds to the invoice amount. The majority of these contracts have terms extending beyond one year.

Commodity Sales

Commodity sales include gas and electricity sales to residential, commercial, and industrial customers in certain states where WGL Energy Services is authorized as a competitive service provider. These commodity sales contracts have varying terms that generally range from one to five years. Customers are billed monthly based on the amount of energy delivered to the customer. Revenue is recognized based on the amount the Corporation is entitled to invoice the customer.

Midstream Segment

Commodity Sales

A portion of the NGL production from AltaGas’ extraction facilities is subject to frac spread between NGLs extracted and the natural gas purchased to make up the heating value of the NGLs extracted. For commodity sales contracts that do not meet the definition of a derivative or for contracts whereby AltaGas has elected to apply the normal purchase and normal sales scope exception, the sales contract is accounted for under ASC 606. These commodity sales contracts have varying terms, but the majority of the contracts have a one-year term which coincides with the NGL year. AltaGas recognizes revenue for commodity sales contracts at a point in time based on the actual volumes of the commodity sold at the delivery point, which corresponds to the customer’s monthly invoice amount.

Commodity sales contracts at RIPET and Ferndale generate revenue from the sale and delivery of LPGs to customers in Asia shipped from offshore export terminals. Revenue is recognized when LPGs are loaded onto transport vessels, which is the delivery point. AltaGas has the right to consideration in an amount that directly corresponds to the volumes of LPGs loaded on a vessel. Petrogas' commodity sales also include the sale of upgraded crude oil, processed finished products, and various fuels. Delivery takes place when there is a sales contract in place, specifying delivery volumes and sales prices. The consideration received under these contracts is variable based on commodity prices.

Midstream Service Contracts

AltaGas earns revenue from its field gathering and processing facilities, extraction facilities, storage facilities, truck hauling services, rail and truck loading and unloading terminalling, and transmission systems through a variety of contractual arrangements. For arrangements that do not contain a lease, the revenue is accounted for under ASC 606 as follows:

Fee-for-service – The customer is charged a fee for the service provided on a per unit volume basis. Contract terms generally range from one month to up to the life of the reserves. Revenue under this type of arrangement is recognized over time as the service is provided, which corresponds to the customer’s monthly invoice amount.

Take-or-pay – The customer has agreed to a minimum volume commitment whereby the customer must have AltaGas process or deliver a specified volume at a rate per unit that is specified in the contract. Quantities that the customer is unable to deliver are considered deficiency quantities. Certain of AltaGas’ take-or-pay contracts contain provisions whereby the customer can

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 65

make up deficiency quantities in subsequent periods. Under this type of arrangement, any consideration received relating to the deficiency quantities that will be made up in a future period will be deferred until either: (i) the customer makes up the volumes or (ii) the likelihood that the customer will make up the volumes before the make up period expires becomes remote. If AltaGas does not expect the customer to make up the deficiency quantities (also referred to as breakage amount), AltaGas may recognize the expected breakage amount as revenue before the make up period expires. Significant judgment is required in estimating the breakage amount. For contracts where the customer has no make up rights, revenue is recognized on a monthly basis based on the higher of (i) the actual quantity delivered times the per unit rate or (ii) the contracted minimum amount.

Petrogas' storage fees are typically recognized in revenue ratably over the term of the contract and rail and truck loading and unloading fees are recognized when the volumes are delivered or received.

Corporate/Other Segment

For the Corporate/Other segment, the majority of revenue relates to remaining power assets, from which revenue is primarily earned through power purchase agreements which are accounted for as operating leases. In instances where power generation is not sold under a power purchase agreement, the commodity is sold via a merchant market, or via commodity sales agreements which are accounted for as financial instruments. For commodity sales contracts that do not meet the definition of a lease, derivative or for contracts whereby AltaGas has elected to apply the normal purchase and normal sales scope exception, the sales contract is accounted for under ASC 606.

Contract Balances

As at September 30, 2021, a contract asset of $47 million ($46 million net of credit losses) has been recorded within long-term investments and other assets on the Consolidated Balance Sheets (December 31, 2020 – $50 million net of credit losses). This contract asset represents the difference in revenue recognized under a new rate in a blend-and-extend contract modification with a customer. Revenue from this contract modification was recognized at the pre-modification rate until December 31, 2020, with the excess revenue recorded as a contract asset. The contract asset is now being drawn down over the remaining term of the modified contract.

In addition, at September 30, 2021 there is a contract asset of $9 million (December 31, 2020 - $21 million) recorded within prepaid expenses and other current assets on the Consolidated Balance Sheets for WGL Energy Systems’ unbilled revenue relating to design-build construction contracts. The contract asset represents unbilled amounts typically resulting from sales under contracts when the cost-to-cost method of revenue recognition is utilized, and revenue recognized exceeds the amount billed to the customer. Right to payment is achieved when the projects are formally “accepted” by the federal government. At September 30, 2021, contract liabilities of $1 million (December 31, 2020 - $nil) have been recorded within other current liabilities on the Consolidated Balance Sheets. Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period.

Contract Assets

As at	September 30, 2021	December 31, 2020
Balance, beginning of period	$71	$89
Additions	2	30
Amortization (a)	(3)	—
Transfers to accounts receivable (b)	(15)	(49)
Foreign exchange translation	—	1
Balance, end of period	$55	$71
(a)Represents the drawdown of a contract asset under a blend-and-extend contract modification.
(b)Amounts included in contract assets are transferred to accounts receivable when AltaGas’ right to consideration becomes unconditional.

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Contract Liabilities

As at	September 30, 2021	December 31, 2020
Balance, beginning of period	$—	$2
Additions	1	2
Revenue recognized from contract liabilities (a)	—	(4)
Balance, end of period	$1	$—
(a)Recognition of revenue related to performance obligations satisfied in the current period for amounts that were previously included in contract liabilities.

Transaction price allocated to the remaining obligations

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied as of September 30, 2021:

	Remainder of 2021	2022	2023	2024	2025	> 2025	Total
Midstream service contracts	$31	$136	$133	$133	$130	$1,081	$1,644
Storage services	6	23	23	23	23	145	243
Other	1	2	2	2	2	9	18
	$38	$161	$158	$158	$155	$1,235	$1,905

AltaGas applies the practical expedient available under ASC 606 and does not disclose information about the remaining performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts for which revenue is recognized at the amount to which AltaGas has the right to invoice for performance completed, and (iii) contracts with variable consideration that is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation. In addition, the table above does not include any estimated amounts of variable consideration that are constrained. The majority of midstream service contracts, gas sales and transportation service contracts, and storage service contracts contain variable consideration whereby uncertainty related to the associated variable consideration will be resolved (usually on a daily basis) as volumes are processed, gas is delivered or as service is provided.

14. Financial Instruments and Financial Risk Management

The Corporation’s financial instruments consist of cash and cash equivalents, accounts receivable, risk management contracts, certain long-term investments and other assets, accounts payable and accrued liabilities, dividends payable, short-term and long-term debt, and certain other current and long-term liabilities.

Fair Value Hierarchy

AltaGas categorizes its financial assets and financial liabilities into one of three levels based on fair value measurements and inputs used to determine the fair value.

Level 1 - fair values are based on unadjusted quoted prices in active markets for identical assets or liabilities. Fair values are based on direct observations of transactions involving the same assets or liabilities and no assumptions are used. Included in this category are publicly traded shares valued at the closing price as at the balance sheet date.

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Level 2 - fair values are determined based on valuation models and techniques where inputs other than quoted prices included within Level 1 are observable for the asset or liability either directly or indirectly. AltaGas enters into derivative instruments in the futures, over-the-counter, and retail markets to manage fluctuations in commodity prices and foreign exchange rates. The fair values of power, natural gas, NGL, LPG, ocean freight, and crude oil derivative contracts were calculated using forward prices based on published sources for the relevant period, adjusted for factors specific to the asset or liability, including basis and location differentials, discount rates, and currency exchange. The fair value of foreign exchange derivative contracts was calculated using quoted market rates. The fair value of foreign exchange option contracts was calculated using a variation of the Black-Scholes pricing model.

Level 3 - fair values are based on inputs for the asset or liability that are not based on observable market data. AltaGas uses valuation techniques when observable market data is not available. Level 3 derivatives include physical contracts at illiquid market locations with no observable market data, long-dated positions where observable pricing is not available over the life of the contract, contracts valued using historical spot price volatility assumptions, and valuations using indicative broker quotes for inactive market locations. A significant change to any one of these inputs in isolation could result in a significant upward or downward fluctuation in the fair value measurement.

The following methods and assumptions were used to estimate the fair value of each significant class of financial instruments:

Other current liabilities - the carrying amounts approximate fair value because of the short maturity of these instruments.

Current portion of long-term debt, Long-term debt and Other long-term liabilities - the fair value of these liabilities was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms.

Risk management assets and liabilities - the fair values of power, natural gas, NGL, and crude oil derivative contracts were calculated using forward prices from published sources for the relevant period. The fair value of foreign exchange derivative contracts was calculated using quoted market rates. The fair value of Level 3 derivative contracts was calculated using internally developed valuation inputs and pricing models.

Loans and receivables – the fair value of these assets was estimated based on discounted future interest and principal payments using the current market interest rates of instruments with similar terms.

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As at	September 30, 2021
	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income (a)
Risk management assets - current	$152	$—	$132	$20	$152
Risk management assets - non-current	40	—	29	11	40
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	4	—	2	2	4
Risk management assets - non-current	17	—	—	17	17
	$213	$—	$163	$50	$213
Financial liabilities
Fair value through net income (a)
Risk management liabilities - current	$234	$—	$144	$90	$234
Risk management liabilities - non-current	77	—	12	65	77
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	19	—	4	15	19
Risk management liabilities - non-current	77	—	—	77	77
Amortized cost
Current portion of long-term debt	12	—	12	—	12
Long-term debt	7,667	—	8,263		8,263
Other current liabilities (b)	33	—	33	—	33
	$8,119	$—	$8,468	$247	$8,715
(a)To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas' shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.
(b)Excludes non-financial liabilities.

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As at	December 31, 2020
	Carrying Amount	Level 1	Level 2	Level 3	Total Fair Value
Financial assets
Fair value through net income (a)
Risk management assets - current	$94	$—	$73	$21	$94
Risk management assets - non-current	38	—	2	36	38
Fair value through regulatory assets/liabilities (a)
Risk management assets - current	4	—	1	3	4
Risk management assets - non-current	9	—	—	9	9
	$145	$—	$76	$69	$145
Financial liabilities
Fair value through net income (a)
Risk management liabilities - current	$102	$—	$78	$24	$102
Risk management liabilities - non-current	66	—	15	51	66
Fair value through regulatory assets/liabilities (a)
Risk management liabilities - current	9	—	—	9	9
Risk management liabilities - non-current	79	—	1	78	79
Amortized cost
Current portion of long-term debt	360	—	360	—	360
Long-term debt	7,626	—	8,451	—	8,451
Other current liabilities (b)	37	—	37	—	37
	$8,279	$—	$8,942	$162	$9,104
(a)To manage price risk associated with acquiring natural gas supply for Maryland, Virginia, and District of Columbia utility customers, Washington Gas, a subsidiary of the Corporation, enters into physical and financial derivative transactions. Any gains and losses associated with these derivatives are recorded as regulatory liabilities or assets, respectively, to reflect the rate treatment for these economic hedging activities. Additionally, as part of its asset optimization program, Washington Gas enters into derivatives with the primary objective of securing operating margins that Washington Gas will ultimately realize. Regulatory sharing mechanisms provide for the annual realized profit from these transactions to be shared between Washington Gas' shareholder and customers; therefore, changes in fair value are recorded through earnings, or as regulatory assets or liabilities to the extent that it is probable that realized gains and losses associated with these derivative transactions will be included in the rates charged to customers when they are realized.
(b)Excludes non-financial liabilities.

Financial assets and liabilities not included in the fair value hierarchy table include money market funds, short-term debt, and commercial paper. The carrying value of these financial instruments approximate their fair value, which reflects the short-term maturity and/or normal credit terms of these financial instruments.

The following table includes quantitative information about the significant unobservable inputs used in the fair value measurement of Level 3 financial instruments at September 30, 2021:

	Net Fair Value (b)	Valuation Technique	Unobservable Inputs	Range			Weighted Average (a)
Natural gas	$(93)	Discounted Cash Flow	Natural Gas Basis Price (per Dth)	$(1.85)	-	$5.13	$(0.46)
Natural gas	$(2)	Option Model	Natural Gas Basis Price (per Dth)	$(1.86)	-	$5.40	$0.34
			Annualized Volatility of Spot Market Natural Gas	13%	-	519%	46%
Electricity	$(102)	Discounted Cash Flow	Electricity Congestion Price (per MWh)	$(6.29)	-	$126.17	$19.58
(a)Unobservable inputs were weighted by transaction volume.

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The following tables provide a reconciliation of changes in net fair value of derivative assets and liabilities classified as Level 3 in the fair value hierarchy:

Three Months Ended	September 30, 2021			September 30, 2020
	Natural Gas	Electricity	Total	Natural Gas	Electricity	Total
Balance, beginning of period	$(109)	$(14)	$(123)	$(49)	$—	$(49)
Realized and unrealized gains (losses):
Recorded in income	14	(17)	(3)	(12)	(4)	(16)
Recorded in regulatory assets	8	—	8	(8)	—	(8)
Transfers into Level 3	—	—	—	(1)	—	(1)
Purchases	—	2	2	—	(1)	(1)
Settlements	1	(3)	(2)	—	(8)	(8)
Change in cash collateral	(6)	(68)	(74)	—	—	—
Foreign exchange translation	(3)	(2)	(5)	1	(1)	—
Balance, end of period	$(95)	$(102)	$(197)	$(69)	$(14)	$(83)

Nine Months Ended	September 30, 2021			September 30, 2020
	Natural Gas	Electricity	Total	Natural Gas	Electricity	Total
Balance, beginning of period	$(74)	$(19)	$(93)	$(85)	$—	$(85)
Realized and unrealized gains (losses):
Recorded in income	(9)	(5)	(14)	20	16	36
Recorded in regulatory assets	(14)	—	(14)	12	—	12
Disposed (note 4)	(4)	—	(4)	—	—	—
Transfers into Level 3	—	—	—	(1)	—	(1)
Transfers out of Level 3	—	—	—	1	—	1
Purchases	—	(5)	(5)	—	(1)	(1)
Settlements	11	(3)	8	(13)	(29)	(42)
Change in cash collateral	(6)	(68)	(74)	—	—	—
Foreign exchange translation	1	(2)	(1)	(3)	—	(3)
Balance, end of period	$(95)	$(102)	$(197)	$(69)	$(14)	$(83)

Transfers out of Level 3 financial instruments are due to an increase in valuations using observable market inputs.

Summary of Unrealized Gains (Losses) on Risk Management Contracts Recognized in Net Income (Loss)

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Natural gas	$70	$(27)	$60	$2
Energy exports	(38)	(38)	20	39
Crude oil and NGLs	(17)	—	(16)	—
NGL frac spread	(12)	(3)	(42)	8
Power	32	(5)	51	(4)
Foreign exchange	(6)	—	(21)	—
	$29	$(73)	$52	$45

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Offsetting of Derivative Assets and Derivative Liabilities

Certain of AltaGas’ risk management contracts are subject to master netting arrangements that create a legally enforceable right for a counterparty to offset the related financial assets and financial liabilities. As part of these master netting agreements, cash, letters of credit, and parental guarantees may be required to be posted or obtained from counterparties in order to mitigate credit risk related to both derivative and non-derivative positions. Collateral balances are also offset against the related counterparties’ derivative positions to the extent the application would not result in the over-collateralization of those derivative positions on the balance sheet.

As at	September 30, 2021
	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Risk management assets (a)
Natural gas	$195	$(35)	$(79)	$81
Energy exports	192	(192)	91	91
Crude oil and NGLs	3	(3)	3	3
NGL frac spread	17	—	—	17
Power	180	(35)	(126)	19
Foreign exchange	2	—	—	2
	$589	$(265)	$(111)	$213

Risk management liabilities (b)
Natural gas	$198	$(35)	$—	$163
Energy exports	248	(192)	—	56
Crude oil and NGLs	7	(3)	—	4
NGL frac spread	65	—	—	65
Power	153	(35)	1	119
Foreign exchange	—	—	—	—
	$671	$(265)	$1	$407
(a)Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $156 million and risk management assets (non‑current) balance of $57 million.
(b)Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $253 million and risk management liabilities (non‑current) balance of $154 million.

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As at	December 31, 2020
	Gross amounts of recognized assets/liabilities	Gross amounts offset in balance sheet	Netting of collateral	Net amounts presented in balance sheet
Risk management assets (a)
Natural gas	$104	$(38)	$(3)	$63
Energy exports	86	(86)	36	36
Crude oil and NGLs	1	—	—	1
Power	30	(8)	—	22
Foreign exchange	27	(3)	(1)	23
	$248	$(135)	$32	$145

Risk management liabilities (b)
Natural gas	$173	$(38)	$(3)	$132
Energy exports	153	(86)	—	67
NGL frac spread	6	—	—	6
Power	58	(8)	1	51
Foreign exchange	3	(3)	—	—
	$393	$(135)	$(2)	$256
(a)Net amount of risk management assets on the Balance Sheet is comprised of risk management assets (current) balance of $98 million and risk management assets (non‑current) balance of $47 million.
(b)Net amount of risk management liabilities on the Balance Sheet is comprised of risk management liabilities (current) balance of $111 million and risk management liabilities (non‑current) balance of $145 million.

Cash Collateral

The following table presents collateral not offset against risk management assets and liabilities:

As at	September 30, 2021	December 31, 2020
Collateral posted with counterparties	$1	$4
Cash collateral held representing an obligation	$26	$—

Any collateral posted that is not offset against risk management assets and liabilities is included in line item “prepaid expenses and other current assets” in the Consolidated Balance Sheets. Collateral received and not offset against risk management assets and liabilities is included in line item “customer deposits” in the Consolidated Balance Sheets.

Certain derivative instruments contain contract provisions that require collateral to be posted if the credit rating of AltaGas or certain of its subsidiaries falls below certain levels. At September 30, 2021 and December 31, 2020, AltaGas has not posted any collateral related to its derivative liabilities that contained credit-related contingent features. The following table shows the aggregate fair value of all derivative instruments with credit-related contingent features that are in a liability position, as well as the maximum amount of collateral that would be required if specific credit-risk-related contingent features underlying these agreements were triggered:

As at	September 30, 2021	December 31, 2020
Risk management liabilities with credit-risk-contingent features	$39	$32
Maximum potential collateral requirements	$10	$26

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Notional Summary

The following table presents the notional quantity outstanding related to the Corporation’s commodity contracts:

As at	September 30, 2021		December 31, 2020
Natural Gas
Sales	266,483,933	GJ	590,054,996 GJ
Purchases	833,442,326	GJ	1,522,958,497 GJ
Swaps	185,990,635	GJ	288,613,586 GJ
Crude Oil and NGLs
Swaps	847,000	Bbl	901,000 Bbl
Energy Exports
Swaps	23,511,236	Bbl	37,425,488 Bbl
NGL Frac Spread
Propane swaps	2,569,919	Bbl	1,270,350 Bbl
Butane swaps	193,145	Bbl	307,784 Bbl
Crude oil swaps	390,053	Bbl	123,120 Bbl
Natural gas swaps	15,355,209	GJ	7,281,570 GJ
Power
Sales	4,766,864	MWh	5,482,242 MWh
Purchases	6,775,159	MWh	8,848,007 MWh
Swaps	25,071,745	MWh	24,081,519 MWh

Foreign Exchange Risk

AltaGas is exposed to foreign exchange risk as changes in foreign exchange rates may affect the fair value or future cash flows of the Corporation’s financial instruments. AltaGas has foreign operations whereby the functional currency is the U.S. dollar. As a result, the Corporation’s earnings, cash flows, and OCI are exposed to fluctuations resulting from changes in foreign exchange rates. This risk is partially mitigated to the extent that AltaGas has U.S. dollar-denominated debt and/or preferred shares outstanding. AltaGas may also enter into foreign exchange forward derivatives to manage the risk of fluctuating cash flows due to variations in foreign exchange rates.

AltaGas may designate its U.S. dollar-denominated debt as a net investment hedge of its U.S. subsidiaries. As at September 30, 2021 and December 31, 2020, AltaGas has not designated any outstanding debt as a net investment hedge.

The following foreign exchange forward contracts are outstanding as at September 30, 2021:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value
Forward USD sales	US$2	Less than one year	1.3369	$—
Forward USD purchases	US$84	Less than one year	1.2775	$—
Foreign exchange swaps (sales)	US$86	Less than one year	1.3143	$2

The following foreign exchange forward contracts were outstanding as at December 31, 2020:

Foreign exchange forward contract	Notional Amount (US$ millions)	Duration	Weighted average foreign exchange rate	Fair Value
Forward USD sales	US$29	Less than one year	1.3591	$3
Forward USD purchases	US$356	Less than one year	1.2824	$(3)
Foreign exchange swaps (sales)	US$410	Less than one year	1.3322	$23

For the three and nine months ended September 30, 2021, AltaGas recorded an after-tax realized gain of $5 million and $18 million, respectively, on all foreign exchange forward contracts (three and nine months ended September 30, 2020 - $nil).

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Allowance for Credit Losses

The following table presents changes to the allowance for credit losses by segment and major type:

	Three Months Ended September 30, 2021
	Accounts Receivable	Contract Assets (a)	Total
Utilities
Balance, beginning of period	$41	$—	$41
Foreign exchange translation	1	—	1
Adjustments to allowance (b)	5	—	5
Written off	(7)	—	(7)
Recoveries collected	1	—	1
Balance, end of period	$41	$—	$41
Midstream
Balance, beginning of period	$1	$1	$2
Balance, end of period	$1	$1	$2
Total	$42	$1	$43
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Includes $3 million recorded to a regulatory asset relating to the impact of COVID-19 on uncollectible accounts.

	Three Months Ended September 30, 2020
	Accounts Receivable	Contract Assets (a)	Other long-term investments and other assets (b)	Total
Utilities
Balance, beginning of period	$37	$—	$—	$37
Foreign exchange translation	(1)	—	—	(1)
Adjustments to allowance (c)	9	—	—	9
Written off	(5)	—	—	(5)
Recoveries collected	1	—	—	1
Balance, end of period	$41	$—	$—	$41
Midstream
Balance, beginning of period	$1	$1	$3	$5
Written off	—	—	(1)	(1)
Balance, end of period	$1	$1	$2	$4
Corporate/Other
Balance, beginning of period	$1	$—	$1	$2
Balance, end of period	$1	$—	$1	$2
Total	$43	$1	$3	$47
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Included a loan to an affiliate and other long-term receivables. An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate commensurate with the period in which the receivable is expected to be collected.
(c)Includes $6 million recorded to a regulatory asset relating to the impact of COVID-19 on uncollectible accounts.

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	Nine Months Ended September 30, 2021
	Accounts Receivable	Contract Assets (a)	Other long-term investments and other assets	Total
Utilities
Balance, beginning of period	$40	$—	$—	$40
Foreign exchange translation	—	—	—	—
Adjustments to allowance (b)	13	—	—	13
Written off	(15)	—	—	(15)
Recoveries collected	3	—	—	3
Balance, end of period	$41	$—	$—	$41
Midstream
Balance, beginning of period	$1	$1	$2	$4
Adjustments to allowance	—	—	(2)	(2)
Balance, end of period	$1	$1	$—	$2
Total	$42	$1	$—	$43
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Includes $3 million recorded to a regulatory asset relating to the impact of COVID-19 on uncollectible accounts.

	Nine Months Ended September 30, 2020
	Accounts Receivable	Contract Assets (a)	Other long-term investments and other assets (b)	Total
Utilities
Balance, beginning of period	$31	$—	$—	$31
Adjustment upon adoption of ASC 326 (c)	2	—	—	2
Foreign exchange translation	1	—	—	1
Adjustments to allowance (d)	29	—	—	29
Written off	(25)	—	—	(25)
Recoveries collected	3	—	—	3
Balance, end of period	$41	$—	$—	$41
Midstream
Balance, beginning of period	$1	$—	$—	$1
Adjustment upon adoption of ASC 326	—	1	3	4
Written off	—	—	(1)	(1)
Balance, end of period	$1	$1	$2	$4
Corporate/Other
Balance, beginning of period	$2	$—	$—	$2
Adjustment upon adoption of ASC 326	—	—	1	1
Written off	(1)	—	—	(1)
Balance, end of period	$1	$—	$1	$2
Total	$43	$1	$3	$47
(a)An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate associated with the estimated time frame that the contract asset will be billed to the customer.
(b)Included a loan to an affiliate and other long-term receivables. An allowance for credit loss is assessed quarterly and is recorded based on historical default rates published by external credit rating agencies and a rate commensurate with the period in which the receivable is expected to be collected.
(c)Based on previous collection experience, AltaGas did not record an allowance for credit losses for its contract assets associated with its energy management services projects with the U.S. federal government.
(d)Includes $11 million recorded to a regulatory asset relating to the impact of COVID-19 on uncollectible accounts.

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With the exception of accounts receivable which are due in one year or less, AltaGas does not have any past due receivables as at September 30, 2021.

Weather Related Instruments

WGL Energy Services utilizes heating degree day (HDD) instruments from time to time to manage weather and price risks related to its natural gas and electricity sales during the winter heating season. WGL Energy Services also utilizes cooling degree day (CDD) instruments and other instruments to manage weather and price risks related to its electricity sales during the summer cooling season. These instruments cover a portion of estimated revenue or energy-related cost exposure to variations in HDDs or CDDs. For the three and nine months ended September 30, 2021, no pre-tax gains or losses were recorded related to these instruments (three and nine months ended September 30, 2020 - pre-tax losses of nil and $3 million, respectively).

15. Leases

Lessor

Certain of AltaGas’ revenues are obtained through power purchase agreements or take-or-pay contracts whereby AltaGas is the lessor in these operating lease arrangements. Minimum lease payments received are amortized over the term of the lease. Contingent rentals are recorded when the condition that created the present obligation to make such payments occurs such as when actual electricity is generated and delivered. Revenue from these arrangements have been disclosed in Note 13.

16. Shareholders’ Equity

Authorization

AltaGas is authorized to issue an unlimited number of voting common shares. AltaGas is also authorized to issue such number of Preferred Shares in series at any time as have aggregate voting rights either directly or on conversion or exchange that in the aggregate represent less than 50 percent of the voting rights attaching to the then issued and outstanding Common Shares.

Dividend Reinvestment and Optional Cash Purchase Plan (DRIP or the Plan)

The Plan consisted of two components: a Dividend Reinvestment component and an Optional Cash Purchase component. The Premium Dividend™ component of the plan was suspended in December 2018. The Dividend Reinvestment and Optional Cash Purchase component was suspended in December 2019, with the December dividend (paid January 2020) being the last dividend payment eligible for reinvestment by participating shareholders under the DRIP. The Plan in its entirety will remain suspended until further notice.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 77

Common Shares Issued and Outstanding	Number of shares	Amount
January 1, 2020	279,074,685	$6,719
Shares issued for cash on exercise of options	88,082	1
Deferred taxes on share issuance cost	—	(3)
Shares issued under DRIP	331,532	6
December 31, 2020	279,494,299	$6,723
Shares issued for cash on exercise of options	664,683	13
Deferred taxes on share issuance cost	—	(2)
Issued and outstanding at September 30, 2021	280,158,982	$6,734

Preferred Shares

As at	September 30, 2021		December 31, 2020
Issued and Outstanding	Number of shares	Amount	Number of shares	Amount
Series A	6,746,679	$169	6,746,679	$169
Series B	1,253,321	31	1,253,321	31
Series C	8,000,000	206	8,000,000	206
Series E	8,000,000	200	8,000,000	200
Series G	6,885,823	172	6,885,823	172
Series H	1,114,177	28	1,114,177	28
Series K	12,000,000	300	12,000,000	300
Share issuance costs, net of taxes		(29)		(29)
	44,000,000	$1,077	44,000,000	$1,077

Share Option Plan

AltaGas has an employee share option plan under which officers, employees, and service providers (as defined by the TSX) are eligible to receive grants. As at September 30, 2021, 13,915,160 shares were listed and reserved for issuance under the plan.

As at September 30, 2021, share options granted under the plan have a term between six and ten years until expiry and vest no longer than over a four‑year period.

As at September 30, 2021, the unexpensed fair value of share option compensation cost associated with future periods was $5 million (December 31, 2020 ‑ $4 million).

The following table summarizes information about the Corporation’s share options:

As at	September 30, 2021		December 31, 2020
	Number of options	Exercise price (a)	Number of options	Exercise price (a)
Share options outstanding, beginning of period	8,362,211	$21.06	7,043,956	$22.49
Granted	1,878,670	18.77	2,501,755	19.46
Exercised	(664,683)	17.44	(88,082)	14.89
Forfeited	(212,388)	25.29	(631,549)	26.00
Expired	(264,500)	37.23	(463,869)	27.69
Share options outstanding, end of period	9,099,310	$20.29	8,362,211	$21.06
Share options exercisable, end of period	4,183,234	$22.19	3,607,391	$23.59
(a)Weighted average.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 78

As at September 30, 2021, the aggregate intrinsic value of the total share options exercisable was $20 million (December 31, 2020 - $5 million), the total intrinsic value of share options outstanding was $51 million (December 31, 2020 - $9 million) and the total intrinsic value of share options exercised was $4 million (December 31, 2020 - less than $1 million).

The following table summarizes the employee share option plan as at September 30, 2021:

	Options outstanding			Options exercisable
Price range	Number outstanding	Weighted average exercise price	Weighted average remaining contractual life	Number exercisable	Weighted average exercise price	Weighted average remaining contractual life
$14.52 to $18.00	2,097,218	$15.31	3.33	1,261,693	$15.32	3.31
$18.01 to $25.08	5,395,829	19.29	4.47	1,411,373	19.60	3.93
$25.09 to $37.86	1,606,263	30.14	1.33	1,510,168	30.36	1.24
	9,099,310	$20.29	3.65	4,183,234	$22.19	2.77

Phantom Unit Plan (Phantom Plan) and Deferred Share Unit Plan (DSUP)

AltaGas has a Phantom Plan for employees, executive officers, and directors, which includes restricted units (RUs) and performance units (PUs) with vesting periods of 36 months from the grant date. In addition, AltaGas has a DSUP, which allows granting of deferred share units (DSUs) to directors. DSUs granted under the DSUP vest immediately but settlement of the DSUs occur when the individual ceases to be a director.

PUs, RUs, and DSUs (number of units)	September 30, 2021	December 31, 2020
Balance, beginning of year	5,732,134	6,484,831
Granted	1,384,695	1,158,547
Vested and paid out	(3,476,830)	(681,841)
Forfeited	(262,423)	(1,342,832)
Units in lieu of dividends	90,207	113,429
Additional units added by performance factor	28,591	—
Outstanding, end of period	3,496,374	5,732,134

For the three and nine months ended September 30, 2021, the compensation expense recorded for the Phantom Plan and DSUP was $16 million and $52 million respectively (three and nine months ended September 30, 2020 – $8 million and $13 million respectively). As at September 30, 2021, the unrecognized compensation expense relating to the remaining vesting period for the Phantom Plan was $20 million (December 31, 2020 ‑ $23 million) and is expected to be recognized over the vesting period.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 79

17. Net Income (Loss) Per Common Share

The following table summarizes the computation of net income (loss) per common share:

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Numerator:
Net income (loss) applicable to controlling interests	$38	$(31)	$426	$487
Less: Preferred share dividends	(13)	(16)	(40)	(50)
Net income (loss) applicable to common shares	$25	$(47)	$386	$437
Denominator:
(millions of shares)
Weighted average number of common shares outstanding	280.2	279.4	279.9	279.4
Dilutive equity instruments (a)	2.2	—	1.7	0.3
Weighted average number of common shares outstanding - diluted	282.4	279.4	281.6	279.7
Basic net income (loss) per common share	$0.09	$(0.17)	$1.38	$1.56
Diluted net income (loss) per common share	$0.09	$(0.17)	$1.37	$1.56
(a)Determined using the treasury stock method.

For the three and nine months ended September 30, 2021, 1.7 million and 1.8 million share options, respectively, (three and nine months ended September 30, 2020 – 7.1 million and 7.2 million share options, respectively) were excluded from the diluted net income (loss) per common share calculation as their effects were anti‑dilutive.

18. Commitments, Guarantees, and Contingencies

Commitments

AltaGas has long-term natural gas purchase and transportation arrangements, LPG purchase agreements, crude oil and condensate purchase agreements, electricity purchase arrangements, service agreements, pipeline and storage service contracts, capital commitments, environmental commitments, merger commitments, and operating leases for office space, office equipment, vehicles, rail cars, land, storage, aquatic surface use, and other equipment, all of which are transacted at market prices and in the normal course of business.

AltaGas’ utilities have contracts to purchase natural gas, natural gas transportation and storage services from various suppliers to ensure that there is an adequate supply of natural gas to meet the needs of customers and to minimize exposure to market price fluctuations. These contracts have expiration dates that range from 2021 to 2044. In addition, WGL Energy Services also enters into contracts to purchase natural gas and electricity designed to match the duration of its sales commitments, and to secure a margin on estimated sales over the terms of existing sales contracts.

In connection with the acquisition of WGL in 2018, AltaGas and WGL have made commitments related to the terms of the Public Service Commission of the District of Columbia (PSC of DC) settlement agreement and the conditions of approval from the Maryland Public Service Commission (PSC of MD) and the Commonwealth of Virginia State Corporation Commission (SCC of VA). Among other things, these commitments include rate credits distributable to both residential and non-residential customers, gas expansion and other programs, various public interest commitments, and safety programs. As at September 30, 2021, the total amount of merger commitments which have been expensed but are not yet paid is approximately US$8 million. In addition, there are certain additional merger commitments that were and will be expensed as costs are incurred in the future, including the investment of up to US$70 million over a ten year period to further extend natural gas service, investment of US$8 million for leak mitigation within three years of the merger, which has been paid as of

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 80

September 30, 2021, hiring damage prevention trainers in each jurisdiction for a total of US$2 million over 5 years, and developing 15 megawatts of either electric grid energy storage or Tier 1 renewable resources within five years after the merger closed.

In the second quarter of 2021, AltaGas closed the disposition of the majority of WGL Midstream's commodity business. As a result of the sale, AltaGas' natural gas purchase and pipelines commitments have decreased by approximately $17 billion.

In 2020, as part of the Petrogas Acquisition (note 3), AltaGas acquired commodity contracts to purchase LPGs, crude oil and condensates. These contracts are used to ensure that there is an adequate supply of certain commodities to meet shipping commitments, the needs of customers, and to minimize exposure to market price fluctuations. Commodity commitments are valued based on forward prices, which may fluctuate significantly from period to period. AltaGas also acquired a commitment to purchase land as part of an agreement for its continued use of the Ferndale terminal. In the second quarter of 2021, AltaGas fulfilled this land purchase commitment, with the only remaining commitment being undiscounted cash flows of less than US$1 million associated with a finance lease. AltaGas also acquired a commitment to pay post-acquisition contingent payments of up to $16 million, which may be paid no later than 2022 based on certain criteria, including earnings targets being met. As at September 30, 2021, no post-acquisition contingent payments have been made.

In 2017, AltaGas entered into a 12-year service agreement for tug services to support the marine operations of RIPET. As at September 30, 2021, AltaGas is obligated to pay fixed fees of approximately $21 million over the remainder of the contract.

In 2019, AltaGas entered into propane supply contracts with various counterparties to secure physical volumes required for RIPET’s export capacity commitments. The contract terms range from 1-15 years, for an aggregate commitment amount of approximately $1.1 billion.

In 2014, AltaGas’ Blythe facility entered into a Long-Term Service Agreement with Siemens to complete various upgrade and maintenance services on the Combustion Turbines (CT) at Blythe. The term of the agreement is over 124,000 equivalent operating hours per CT, or 25 years, whichever comes first. As at September 30, 2021, approximately $150 million is expected to be paid over the next 14 years, of which $46 million is expected to be paid over the next five years.

At September 30, 2021, AltaGas has US$150 million in future undiscounted cash flows associated with operating leases not yet commenced. The leases are for the use of two Very Large Gas Carriers (VLGCs) that are anticipated to commence in the fourth quarter of 2023 and first quarter of 2024. The lessor is primarily involved in the design and construction of both VLGCs.

Guarantees

AltaGas has guaranteed payments primarily for certain commitments on behalf of some of its subsidiaries. AltaGas has also guaranteed payments for certain of its external partners. With the sale of WGL Midstream in the second quarter of 2021, as at September 30, 2021, a US$25 million WGL performance guarantee to a former WGL Midstream wholesale counterparty remained in effect for a maximum of nine months post close, or until the purchaser can transfer the credit support. In return, the purchaser provided a US$25 million third-party bank letter of credit in which WGL is the beneficiary. AltaGas had no guarantees issued on behalf of external parties.

Contingencies

AltaGas and its subsidiaries are subject to various legal claims and actions arising in the normal course of business. While the final outcome of such legal claims and actions cannot be predicted with certainty, the Corporation does not believe that the resolution of such claims and actions will have a material impact on the Corporation’s consolidated financial position or results of operations.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 81

19. Pension Plans and Retiree Benefits

The costs of the defined benefit and post-retirement benefit plans are based on Management's estimate of the future rate of return on the fair value of pension plan assets, salary escalations, mortality rates, and other factors affecting the payment of future benefits.

Rabbi trusts of $19 million as at September 30, 2021 have been funded to satisfy the employee benefit obligations associated with WGL’s various pension plans (December 31, 2020 - $28 million). These balances are included in "prepaid expenses and other current assets" and "long-term investments and other assets" in the Consolidated Balance Sheets.

The net pension expense by plan for the period was as follows:

	Three Months Ended September 30, 2021
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$1	$—	$6	$3	$7	$3
Interest cost (b)	1	—	12	3	13	3
Expected return on plan assets (b)	—	—	(19)	(9)	(19)	(9)
Amortization of past service credit (b)	—	—	—	(4)	—	(4)
Amortization of net actuarial loss (gain) (b)	—	—	2	(2)	2	(2)
Net benefit cost (income) recognized	$2	$—	$1	$(9)	$3	$(9)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income (Loss).
(b)Recorded under the line item “other income” on the Consolidated Statements of Income (Loss).

	Three Months Ended September 30, 2020
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$1	$—	$7	$2	$8	$2
Interest cost (b)	—	—	15	4	15	4
Expected return on plan assets (b) (c)	—	—	(24)	(13)	(24)	(13)
Amortization of past service credit (b)	—	—	—	(5)	—	(5)
Amortization of net actuarial loss (gain) (b) (c)	1	—	(2)	(5)	(1)	(5)
Plan settlements (b)	—	—	3	—	3	—
Net benefit cost (income) recognized	$2	$—	$(1)	$(17)	$1	$(17)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income (Loss).
(b)Recorded under the line item “other income” on the Consolidated Statements of Income (Loss).
(c)Includes the impact of the voluntary change in accounting principle implemented in the third quarter of 2020. See Note 2 of the 2020 Annual Consolidated Financial Statements for additional details.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 82

	Nine Months Ended September 30, 2021
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$3	$—	$17	$8	$20	$8
Interest cost (b)	1	—	36	9	37	9
Expected return on plan assets (b)	—	—	(57)	(26)	(57)	(26)
Amortization of past service credit (b)	—	—	—	(13)	—	(13)
Amortization of net actuarial loss (gain) (b)	—	—	5	(5)	5	(5)
Amortization of regulatory asset (b)	—	—	1	—	1	—
Plan settlements (b)	—	—	1	—	1	—
Net benefit cost (income) recognized	$4	$—	$3	$(27)	$7	$(27)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income (Loss).
(b)Recorded under the line item “other income” on the Consolidated Statements of Income (Loss).

	Nine Months Ended September 30, 2020
	Canada		United States		Total
	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits	Defined Benefit	Post-retirement Benefits
Current service cost (a)	$2	$—	$20	$7	$22	$7
Interest cost (b)	1	—	46	12	47	12
Expected return on plan assets (b) (c)	—	—	(62)	(31)	(62)	(31)
Amortization of past service credit (b)	—	—	—	(14)	—	(14)
Amortization of net actuarial loss (gain) (b) (c)	1	—	8	(5)	9	(5)
Amortization of regulatory asset (b)	—	—	1	—	1	—
Plan settlements (b)	—	—	4	—	4	—
Net benefit cost (income) recognized	$4	$—	$17	$(31)	$21	$(31)
(a)Recorded under the line item “operating and administrative” expenses on the Consolidated Statements of Income (Loss).
(b)Recorded under the line item “other income” on the Consolidated Statements of Income (Loss).
(c)Includes the impact of the voluntary change in accounting principle implemented in the third quarter of 2020. See Note 2 of the 2020 Annual Consolidated Financial Statements for additional details.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 83

20. Supplemental Cash Flow Information

The following table details the changes in operating assets and liabilities from operating activities:

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Source (use) of cash:
Accounts receivable	$(102)	$(51)	$(19)	$441
Inventory	(212)	(81)	(192)	9
Risk management assets - current	(51)	5	(57)	(3)
Other current assets	24	1	79	71
Regulatory assets - current	17	2	40	(18)
Accounts payable and accrued liabilities	183	26	20	(232)
Customer deposits	249	19	228	(4)
Regulatory liabilities - current	(25)	(13)	(73)	(106)
Risk management liabilities - current	(1)	—	—	(2)
Other current liabilities	15	(5)	(6)	(3)
Other operating assets and liabilities	(48)	(54)	7	(45)
Changes in operating assets and liabilities	$49	$(151)	$27	$108

The following table details the changes in non-cash investing and financing activities:

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Decrease (increase) of balance:
Common shares issued under DRIP	$—	$—	$—	$(6)
Exercise of stock options	$—	$—	$1	$—
Net right-of-use assets obtained in exchange for new operating lease liabilities	$—	$(7)	$(4)	$(32)
Net right-of-use assets obtained in exchange for new finance lease liabilities	$(4)	$(1)	$(8)	$(3)
Capital expenditures included in accounts payable and accrued liabilities	$62	$9	$44	$21

The following cash payments have been included in the determination of earnings:

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Interest paid (net of capitalized interest)	$74	$74	$218	$219
Income taxes paid	$2	$9	$23	$27

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 84

The following table is a reconciliation of cash and cash equivalents and restricted cash balances:

As at September 30	2021	2020
Cash and cash equivalents	$163	$29
Restricted cash holdings from customers - current	3	3
Restricted cash holdings from customers - non-current	—	2
Restricted cash included in prepaid expenses and other current assets (a)	3	10
Restricted cash included in long-term investments and other assets (a)	16	35
Cash, cash equivalents, and restricted cash per Consolidated Statements of Cash Flows	$185	$79
(a)The restricted cash balances included in "prepaid expenses and other current assets" and "long-term investments and other assets" relate to Rabbi trusts associated with WGL’s pension plans (note 19) and at September 30, 2020, also included amounts held in escrow related to the Antero Contract. See Note 29 of the 2020 Annual Consolidated Financial Statements for additional details on the Antero Contract.

21. Seasonality

The Utilities business is highly seasonal with the majority of natural gas deliveries occurring during the winter heating season. Gas sales increase during the winter resulting in stronger first and fourth quarter results and weaker second and third quarter results. The retail business within the Utilities segment is also seasonal, with larger amounts of electricity being sold in the summer and peak winter months and larger amounts of natural gas being sold in the winter months.

22. Segmented Information

AltaGas owns and operates a portfolio of assets and services used to move energy from the source to the end‑user. The following describes the Corporation’s reportable segments:

Utilities
■ rate-regulated natural gas distribution assets in Michigan, Alaska, the District of Columbia, Maryland,
    and Virginia;
■ rate-regulated natural gas storage in the United States; and
■ sale of natural gas and power to residential, commercial, and industrial customers in Washington
    D.C., Maryland, Virginia, Delaware, Pennsylvania, and Ohio.

Midstream
■ NGL processing and extraction plants;
■ natural gas storage facilities;
■ liquefied petroleum gas (LPG) terminals;
■ transmission pipelines to transport natural gas and NGL;
■ natural gas gathering lines and field processing facilities;
■ purchase and sale of natural gas;
■ natural gas and NGL marketing;
■ marketing, storage and distribution of wellsite fluids and fuel, crude oil and condensate diluents; and
■ interest in a regulated gas pipeline in the Marcellus/Utica basins.

Corporate/Other
■ the cost of providing corporate services, financing and general corporate overhead, investments in certain public and private entities, corporate assets, financing other segments and the effects of changes in the fair value of certain risk management contracts; and
■ a small portfolio of remaining power assets.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 85

The following table provides a reconciliation of segment revenue to the disaggregated revenue table disclosed under Note 13:

	Three Months Ended September 30, 2021
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 13)	$578	$1,734	$27	$2,339
Segment revenue	$578	$1,734	$27	$2,339

	Three Months Ended September 30, 2020
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 13)	$597	$333	$39	$969
Intersegment revenue	—	(19)	—	(19)
Segment revenue	$597	$314	$39	$950

	Nine Months Ended September 30, 2021
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 13)	$2,674	$4,681	$78	$7,433
Intersegment revenue	—	2	—	2
Segment revenue	$2,674	$4,683	$78	$7,435

	Nine Months Ended September 30, 2020
	Utilities	Midstream	Corporate/Other	Total
External revenue (note 13)	$2,725	$1,070	$102	$3,897
Intersegment revenue	—	(8)	—	(8)
Segment revenue	$2,725	$1,062	$102	$3,889

The following tables show the composition by segment:

	Three Months Ended September 30, 2021
	Utilities	Midstream	Corporate/Other	Intersegment Elimination (a)	Total
Segment revenue (note 13)	$578	$1,734	$27	$—	$2,339
Cost of sales	(208)	(1,519)	(7)	—	(1,734)
Operating and administrative	(215)	(119)	(26)	—	(360)
Accretion expenses	—	(1)	—	—	(1)
Depreciation and amortization	(71)	(32)	(8)	—	(111)
Income from equity investments (note 10)	1	2	—	—	3
Other income	16	3	3	—	22
Foreign exchange gains (losses)	1	32	(33)	—	—
Interest expense	—	—	(69)	—	(69)
Income (loss) before income taxes	$102	$100	$(113)	$—	$89
Net additions to:
Property, plant and equipment (b)	$205	$3	$1	$—	$209
(a)Intersegment transactions are recorded at market value.
(b)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 86

	Three Months Ended September 30, 2020
	Utilities	Midstream	Corporate/Other	Intersegment Elimination (a)	Total
Segment revenue (note 13)	$597	$314	$39	$19	$969
Cost of sales	(330)	(252)	(10)	(19)	(611)
Operating and administrative	(205)	(59)	(12)	—	(276)
Accretion expenses	—	(1)	—	—	(1)
Depreciation and amortization	(74)	(24)	(10)	—	(108)
Income from equity investments (note 10)	1	15	—	—	16
Other income	26	1	9	—	36
Foreign exchange gains (losses)	—	(10)	10	—	—
Interest expense	—	—	(65)	—	(65)
Income (loss) before income taxes	$15	$(16)	$(39)	$—	$(40)
Net additions (reductions) to:
Property, plant and equipment (b)	$190	$15	$(63)	$—	$142
Intangible assets	$1	$1	$1	$—	$3
(a)Intersegment transactions are recorded at market value.
(b)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

	Nine Months Ended September 30, 2021
	Utilities	Midstream	Corporate / Other	Intersegment Elimination (a)	Total
Segment revenue (note 13)	$2,674	$4,683	$78	$(2)	$7,433
Cost of sales	(1,374)	(3,848)	(17)	2	(5,237)
Operating and administrative	(661)	(334)	(78)	—	(1,073)
Accretion expenses	—	(3)	1	—	(2)
Depreciation and amortization	(214)	(79)	(25)	—	(318)
Provisions on assets (note 5)	—	(57)	—	—	(57)
Income from equity investments (note 10)	2	6	—	—	8
Other income	49	9	1	—	59
Foreign exchange gains (losses)	—	15	(12)	—	3
Interest expense	—	—	(208)	—	(208)
Income (loss) before income taxes	$476	$392	$(260)	$—	$608
Net additions (reductions) to:
Property, plant and equipment (b)	$498	$(294)	$6	$—	$210
Intangible assets	$1	$1	$1	$—	$3
(a)Intersegment transactions are recorded at market value.
(b)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 87

	Nine Months Ended September 30, 2020
	Utilities	Midstream	Corporate/Other	Intersegment Elimination (a)	Total
Segment revenue (note 13)	$2,725	$1,062	$102	$8	$3,897
Cost of sales	(1,525)	(598)	(20)	(8)	(2,151)
Operating and administrative	(697)	(183)	(45)	—	(925)
Accretion expenses	—	(3)	—	—	(3)
Depreciation and amortization	(224)	(58)	(24)	—	(306)
Provisions on assets (note 5)	—	(2)	(3)	—	(5)
Income from equity investments (note 10)	5	45	—	—	50
Other income	249	1	20	—	270
Foreign exchange gains	—	2	1	—	3
Interest expense	—	—	(207)	—	(207)
Income (loss) before income taxes	$533	$266	$(176)	$—	$623
Net additions (reductions) to:
Property, plant and equipment (b)	$496	$86	$(52)	$—	$530
Intangible assets	$2	$2	$3	$—	$7
(a)Intersegment transactions are recorded at market value.
(b)Net additions to property, plant and equipment, and intangible assets may not agree to changes reflected in the Consolidated Statements of Cash Flows due to classification of business acquisition and foreign exchange changes on U.S. assets.

The following table shows goodwill and total assets by segment:

	Utilities	Midstream	Corporate/Other	Total
As at September 30, 2021
Goodwill	$3,710	$1,347	$—	$5,057
Segmented assets	$13,828	$6,762	$713	$21,303
As at December 31, 2020
Goodwill	$3,706	$1,333	$—	$5,039
Segmented assets	$13,675	$7,320	$537	$21,532

23. Subsequent Events

Subsequent events have been reviewed through October 27, 2021, the date on which these unaudited condensed interim Consolidated Financial Statements were issued.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 88

SUPPLEMENTAL QUARTERLY OPERATING INFORMATION

	Q3-21	Q2-21	Q1-21	Q4-20	Q3-20
OPERATING HIGHLIGHTS
UTILITIES
Natural gas deliveries - end use (Bcf) (1)	12.2	22.4	72.6	50.0	14.2
Natural gas deliveries - transportation (Bcf) (1)	21.4	25.3	43.1	35.6	28.3
Service sites (thousands) (2)	1,676	1,673	1,675	1,672	1,667
Degree day variance from normal - SEMCO Gas (%) (3)	(41.8)	(5.6)	(6.2)	(4.4)	1.8
Degree day variance from normal - ENSTAR (%) (3)	16.9	9.0	9.7	0.2	(13.3)
Degree day variance from normal - Washington Gas (%) (3) (4)	—	20.8	(7.1)	(10.6)	233.0
WGL retail energy marketing - gas sales volumes (Mmcf)	7,682	9,887	24,696	18,053	8,393
WGL retail energy marketing - electricity sales volumes (GWh)	3,738	3,201	3,249	3,257	3,688
MIDSTREAM
RIPET export volumes (Bbls/d) (5)	58,056	44,973	50,714	37,782	42,736
Ferndale export volumes (Bbls/d) (5) (6)	47,014	45,133	34,750	33,979	—
Total inlet gas processed (Mmcf/d) (5)	1,471	1,460	1,526	1,409	1,328
Extracted ethane volumes (Bbls/d) (5)	22,938	28,867	33,138	30,766	24,681
Extracted NGL volumes (Bbls/d) (5) (7)	34,671	37,070	38,026	34,199	32,165
Fractionation volumes (Bbls/d) (5)	29,130	27,900	28,591	27,026	25,430
Frac spread - realized ($/Bbl) (5) (8)	12.63	11.59	14.69	13.95	15.90
Frac spread - average spot price ($/Bbl) (5) (9)	36.32	20.54	24.35	9.33	7.11
Propane Far East Index (FEI) to Mont Belvieu spread (US$/Bbl) (5) (10)	9.00	8.98	10.14	15.01	8.00
Butane FEI to Mont Belvieu spread (US$/Bbl) (5) (11)	8.79	10.03	12.74	12.84	—
Natural gas optimization inventory (Bcf)	2.6	1.3	23.9	39.3	51.1
(1)Bcf is one billion cubic feet.
(2)Service sites reflect all of the service sites of the utilities, including transportation and non‑regulated business lines.
(3)A degree day is a measure of coldness determined daily as the number of degrees the average temperature during the day in question is below 65 degrees Fahrenheit. Degree days for a particular period are determined by adding the degree days incurred during each day of the period. Normal degree days for a particular period are the average of degree days during the prior 15 years for SEMCO Gas, during the prior 10 years for ENSTAR, and during the prior 30 years for Washington Gas.
(4)In certain of Washington Gas’ jurisdictions (Virginia and Maryland) there are billing mechanisms in place which are designed to eliminate the effects of variance in customer usage caused by weather and other factors such as conservation. In the District of Columbia, there is no weather normalization billing mechanism nor does Washington Gas hedge to offset the effects of weather. As a result, colder or warmer weather will result in variances to financial results.
(5)Average for the period.
(6)Represents propane and butane volumes exported at Ferndale for the period after close of the Petrogas Acquisition on December 15, 2020.
(7)NGL volumes refer to propane, butane and condensate.
(8)Realized frac spread or NGL margin, expressed in dollars per barrel of NGL, is derived from sales recorded by the segment during the period for frac spread exposed volumes plus the settlement value of frac hedges settled in the period less extraction premiums, divided by the total frac exposed volumes produced during the period.
(9)Average spot frac spread or NGL margin, expressed in dollars per barrel of NGL, is indicative of the average sales price that AltaGas receives for propane, butane and condensate less extraction premiums, before accounting for hedges, divided by the respective frac spread exposed volumes for the period.
(10)Average propane price spread between FEI and Mont Belvieu TET commercial index.
(11)Average butane price spread between FEI and Mont Belvieu TET commercial index.

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 89

OTHER INFORMATION

DEFINITIONS

Bbls/d	barrels per day
Bcf	billion cubic feet
Dth	dekatherm
GJ	gigajoule
GWh	gigawatt-hour
Mcf	thousand cubic feet
Mmcf/d	million cubic feet per day
MW	megawatt
MWh	megawatt-hour
US$	United States dollar

ABOUT ALTAGAS

AltaGas is a leading North American energy infrastructure Company that connects NGLs and natural gas to domestic and global markets. The Company operates a diversified, lower-risk, high-growth Utilities and Midstream business that is focused on delivering resilient and durable value for its stakeholders.

For more information visit www.altagas.ca or reach out to one of the following:

Jon Morrison
Senior Vice President, Investor Relations & Corporate Development
Jon.Morrison@altagas.ca

Adam McKnight
Director, Investor Relations
Adam.McKnight@altagas.ca

Investor Inquiries
1-877-691-7199
investor.relations@altagas.ca

Media Inquiries
1-403-206-2841
media.relations@altagas.ca

AltaGas Ltd. – Q3 2021 MD&A and Financial Statements – 90